Exhibit (a)(1)(A)

OFFER TO PURCHASE FOR CASH

All Outstanding Shares of Common Stock

of

THE FRESH MARKET, INC.

at

$28.50 PER SHARE, NET IN CASH

by

POMEGRANATE MERGER SUB, INC.

a wholly owned subsidiary of

POMEGRANATE HOLDINGS, INC.

THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK

CITY TIME, ON APRIL 21, 2016 (ONE MINUTE AFTER 11:59 P.M., NEW YORK CITY TIME, ON

APRIL 21, 2016), UNLESS THE OFFER IS EXTENDED.

Pomegranate Merger Sub, Inc., a Delaware corporation (the “Offeror”), and a wholly owned subsidiary of Pomegranate Holdings, Inc., a Delaware corporation (“Parent”), is offering to purchase all of the issued and outstanding shares (the “Shares”) of common stock, par value $0.01 per share (the “Common Stock”), of The Fresh Market, Inc., a Delaware corporation (“The Fresh Market”), at a purchase price of $28.50 per Share, net to the holders thereof, payable in cash (the “Offer Price”), without interest and less any applicable tax withholding, upon the terms and subject to the conditions set forth in this Offer to Purchase and in the related Letter of Transmittal (which, together with this Offer to Purchase, as each may be amended or supplemented from time to time in accordance with the Merger Agreement described below, collectively constitute the “Offer”). Parent and the Offeror are controlled by certain equity funds managed by Apollo Management VIII, L.P. (“Management VIII”).

The Offer is being made in connection with the Agreement and Plan of Merger, dated as of March 11, 2016, by and among The Fresh Market, Parent and the Offeror (as it may be amended from time to time, the “Merger Agreement”), pursuant to which, after the completion of the Offer and the satisfaction or waiver of certain conditions, the Offeror will merge with and into The Fresh Market, with The Fresh Market surviving as a wholly owned subsidiary of Parent (the “Merger”). Ray Berry and Brett Berry, who collectively beneficially own approximately 9.8% of the outstanding Shares, have agreed to exchange a portion of their Shares (the “Rollover Shares”) pursuant to the Rollover, Contribution and Exchange Agreement dated as of March 12, 2016 (the “Rollover Agreement”), by and among the stockholders affiliated with Ray Berry and Brett Berry party thereto (the “Rollover Stockholders”) and Parent, for an indirect equity interest in Parent (the “Rollover Equity”) and have agreed not to tender the Rollover Shares in the Offer. At the closing of the Merger, each outstanding share of Common Stock (other than Shares subject to forfeiture conditions, Shares owned by The Fresh Market as treasury stock and Shares owned by any stockholders who have properly exercised their appraisal rights under Section 262 of the General Corporation Law of the State of Delaware), will be cancelled and converted into the right to receive an amount in cash equal to the Offer Price (without interest and less any applicable tax withholding). The Offer, the Merger and the other transactions contemplated by the Merger Agreement, but excluding, in any event, the Financing (as defined in Section 12—“Sources and Amount of Funds” of the Offer to Purchase) are collectively referred to in this Offer to Purchase as the “Transactions.”

The Board of Directors of The Fresh Market (“The Fresh Market Board”) (with the exception of Ray Berry, who recused himself from the Board meeting and all Board deliberations on the Transactions) has unanimously (a) determined that the Offer, the Merger and the other Transactions are fair to and in the best interests of The Fresh Market and its stockholders (other than the Rollover Stockholders), (b) declared the Merger Agreement and the Transactions advisable and (c) recommended that The Fresh Market’s stockholders tender their Shares in the Offer.

There is no financing condition to the Offer. The Offer is subject to the satisfaction of the “Minimum Condition” and other conditions described in Section 13—“Conditions of the Offer”. A summary of the principal terms of the Offer appears on pages 1 through 9 of this Offer to Purchase under the heading “Summary Term Sheet.” You should read this entire document and the Letter of Transmittal carefully before deciding whether to tender your Shares.

The Information Agent for the Offer is:

D.F. King & Co., Inc.

48 Wall Street, 22nd Floor

New York, NY 10005

Bankers and Brokers Call: (212) 493-3910

Others Call Toll Free: (800) 283-3192

Email: infoagent@dfking.com

March 25, 2016

Important

If you desire to tender all or any portion of your Shares to the Offeror pursuant to the Offer, you must (a) follow the procedures described in Section 3—“Procedures for Tendering Shares” below or (b) if your Shares are held by a broker, dealer, commercial bank, trust company or other nominee, contact such nominee and request that they effect the transaction for you and tender your Shares. If you hold your Shares through a broker, dealer, commercial bank, trust company or other nominee, you must contact such nominee in order to tender your Shares to the Offeror pursuant to the Offer.

If you desire to tender your Shares to the Offeror pursuant to the Offer and the certificates representing your Shares are not immediately available, or you cannot comply in a timely manner with the procedures for tendering your Shares by book-entry transfer, or cannot deliver all required documents to the Depositary and Paying Agent by the expiration of the Offer, you may tender your Shares to the Offeror pursuant to the Offer by following the procedures for guaranteed delivery described in Section 3—“Procedures for Tendering Shares” of this Offer to Purchase.

Beneficial owners of Shares holding their Shares through nominees should be aware that their broker, dealer, commercial bank, trust company or other nominee may establish its own earlier deadline for participation in the Offer. Accordingly, beneficial owners holding Shares through a broker, dealer, commercial bank, trust company or other nominee and who wish to participate in the Offer should contact such nominee as soon as possible in order to determine the times by which such owner must take action in order to participate in the Offer.

* * *

Questions and requests for assistance may be directed to D.F. King & Co., Inc., the “Information Agent” for the Offer, at its address and telephone number set forth on the back cover of this Offer to Purchase. Requests for additional copies of this Offer to Purchase, the Letter of Transmittal, the Notice of Guaranteed Delivery and other tender offer materials may also be directed to the Information Agent. You may also contact your broker, dealer, commercial bank, trust company or other nominee for assistance.

* * *

Neither the Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of the Offer or passed upon the merits or fairness of the Offer or passed upon the adequacy or accuracy of the information contained in this document. Any representation to the contrary is a criminal offense.

* * *

No person has been authorized to give any information or to make any representation on behalf of Parent or the Offeror not contained herein or in the Letter of Transmittal, and, if given or made, such information or representation must not be relied upon as having been authorized. No broker, dealer, bank, trust company, fiduciary or other person shall be deemed to be the agent of Parent, the Offeror, the Depositary and Paying Agent, or the Information Agent for the purpose of the Offer.

i

ii

Summary Term Sheet

The information contained in this summary term sheet is a summary only and is not meant to be a substitute for the more detailed description and information contained in this Offer to Purchase or the Letter of Transmittal. We have included cross-references in this summary term sheet to other sections of this Offer to Purchase where you will find more complete descriptions of the topics mentioned below. The information concerning The Fresh Market (as defined below) contained herein and elsewhere in this Offer to Purchase has been provided to Parent (as defined below) and the Offeror (as defined below) by The Fresh Market or has been taken from or is based upon publicly available documents or records of The Fresh Market on file with the U.S. Securities and Exchange Commission (the “SEC”) or other public sources at the time of the Offer (as defined in the “Introduction” to this Offer to Purchase). Parent and the Offeror have not independently verified the accuracy and completeness of such information. Parent and the Offeror have no knowledge that would indicate that any statements contained herein relating to The Fresh Market provided to Parent and the Offeror or taken from or based upon such documents and records filed with the SEC are untrue or incomplete in any material respect. The following are some questions you, as a stockholder of The Fresh Market, may have and answers to those questions. You should carefully read this entire Offer to Purchase and the other documents to which this Offer to Purchase refers to understand fully the Offer, the Merger (as defined below) and the other Transactions (as defined below) because the information in this summary term sheet is not complete. References to “we,” “us,” or “our,” unless the context otherwise requires, are references to the Offeror.

Securities Sought	All issued and outstanding shares (the “Shares”) of common stock, par value $0.01 per share (the “Common Stock”), of The Fresh Market, Inc., a Delaware corporation (“The Fresh Market”).

Price Offered Per Share	$28.50 per share, net to the holders thereof in cash (the “Offer Price”), without interest thereon and less any applicable withholding taxes.

Scheduled Expiration Date	12:00 Midnight, New York City time, on April 21, 2016 (one minute after 11:59 P.M., New York City time, on April 21, 2016), unless the offer is extended or terminated.

Offeror	Pomegranate Merger Sub, Inc., a Delaware corporation (the “Offeror”) and a wholly-owned subsidiary of Pomegranate Holdings, Inc., a Delaware corporation (“Parent”). Parent is controlled by certain equity funds managed by Apollo Management VIII, L.P. (“Management VIII”). Ray Berry and Brett Berry, who collectively, beneficially own approximately 9.8% of the Shares, have agreed to exchange a portion of their Shares (the “Rollover Shares”) pursuant to the Rollover, Contribution and Exchange Agreement dated as of March 12, 2016 (the “Rollover Agreement”), by and among the stockholders affiliated with Ray Berry and Brett Berry party thereto (the “Rollover Stockholders”) and Parent, for an indirect equity interest in Parent (the “Rollover Equity”) and have agreed not to tender the Rollover Shares in the Offer.

Who is offering to buy my securities?

The Offeror is offering to purchase for cash all of the outstanding Shares. The Offeror is a Delaware corporation that was formed for the sole purpose of making the Offer and effecting the transaction in which Offeror will be merged with and into The Fresh Market with The Fresh Market surviving as a wholly owned subsidiary of Parent (the “Merger”) pursuant to that certain Agreement and Plan of Merger, dated as of March 11, 2016, by and among The Fresh Market, Parent and Offeror (as it may be amended from time to time, the “Merger Agreement”). The Offeror is a wholly owned subsidiary of Parent. Parent and the Offeror are controlled by certain equity funds managed by Management VIII. See the “Introduction” to this Offer to

Purchase and Section 9—“Certain Information Concerning Offeror and Parent.” The Offer, the Merger and the other transactions contemplated by the Merger Agreement, but excluding, in any event, the Financing (as defined in Section 12—“Sources and Amount of Funds” of the Offer to Purchase) are collectively referred to as the “Transactions.”

What securities are you offering to purchase?

We are offering to purchase all of the outstanding Shares. See “Introduction” and Section 1—“Terms of the Offer.”

How much are you offering to pay for my securities, and what is the form of payment?

We are offering to pay $28.50 per Share net to you in cash, without interest thereon, less any applicable tax withholding. If you are the record holder of your Shares (i.e., a stock certificate has been issued to you and registered in your name or your Shares are registered in “book entry” form in your name with The Fresh Market’s transfer agent) and you directly tender your Shares to the American Stock Transfer & Trust Company, LLC, the (“Depositary and Paying Agent”) in the Offer, you will not have to pay brokerage fees or commissions. If you own your Shares through a broker, dealer, commercial bank, trust company or other nominee, and your broker, dealer, commercial bank, trust company or other nominee tenders your Shares on your behalf, your broker, dealer, commercial bank, trust company or other nominee may charge you a fee for doing so. You should consult your broker, dealer, commercial bank, trust company or other nominee to determine whether any charges will apply. See “Introduction.”

Will you have the financial resources to make payment?

Yes. Consummation of the Offer (the “Offer Closing”) is not subject to any financing condition. The total amount of funds required by Offeror and Parent to consummate the Offer and to provide funding for the Merger is approximately $1.4 billion, plus related fees and expenses. Offeror and Parent expect to fund such cash requirements from the proceeds from (1) debt facilities contemplated by a debt commitment letter dated March 11, 2016 that Parent has entered into in connection with the execution of the Merger Agreement (the “Debt Commitment Letter”), which provides for up to $900 million of debt financing (including a $100 million revolving loan facility, the proceeds of which are not expected to be used to consummate the Offer or the Merger, but which may be used by the surviving corporation for general corporate purposes after completion of the Transactions), and/or capital markets transactions and/or bank or other debt financings entered into or issued by Parent or the Offeror in lieu of all or a portion of such debt facilities, (2) an equity investment contemplated pursuant to an equity commitment letter dated March 11, 2016 that Parent has entered into in connection with the execution of the Merger Agreement (the “Equity Commitment Letter”) which provides for up to $656 million of equity financing, and/or other equity financings in lieu of a portion of such equity financing and (3) The Fresh Market’s available cash following the Merger. Funding of the debt facilities contemplated by the Debt Commitment Letter and the equity financing contemplated by the Equity Commitment Letter is subject to the satisfaction of various customary conditions. See Section 12—“Source and Amount of Funds” of this Offer to Purchase.

Is your financial condition material to my decision to tender in the Offer?

We do not believe our financial condition is material to your decision whether to tender your Shares and accept the Offer because (a) the Offer is being made for all of the issued and outstanding Shares solely for cash, (b) the Offer is not subject to any financing condition, (c) if we consummate the Offer, subject to the satisfaction or waiver of certain conditions, we have agreed to acquire all remaining Shares for the same cash price in the Merger and (d) we have all of the financial resources, including committed debt and equity financing, sufficient to finance the Offer and the Merger. See Section 12—“Source and Amount of Funds.”

What are the most significant conditions to the Offer?

The Offer is conditioned upon, among other things:

•	the number of Shares validly tendered (and not properly withdrawn) prior to the expiration of the Offer (but excluding Shares tendered pursuant to guaranteed delivery procedures that have not yet been “received”, as defined by Section 251(h)(6) of the General Corporation Law of the State of Delaware (the “DGCL”)), together with any Shares then owned by the Offeror (other than Rollover Shares), represents at least one Share more than 50% of the then outstanding Shares, (the “Minimum Condition”);

•	the expiration or early termination of the waiting period applicable to the Offer or the Merger under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (“HSR Act”) (the “Antitrust Condition”);

•	the absence of any law, order, judgment, injunction, ruling, writ or decree of any governmental authority that prohibits the consummation of the Offer or the Merger (the “Restraint Condition”);

•	the accuracy of The Fresh Market’s representations and warranties contained in the Merger Agreement (subject to materiality and Material Adverse Effect (as defined in the Merger Agreement and described in Section 11—“Purpose of the Offer and Plans for The Fresh Market; Transaction Documents”) qualifiers) (the “Representations Condition”);

•	The Fresh Market’s performance of its obligations under the Merger Agreement in all material respects (the “Covenants Condition”);

•	the absence, since the date of the Merger Agreement, of any effect, change, event or occurrence that, individually or in the aggregate, has had or would reasonably be expected to have a Material Adverse Effect (the “MAE Condition”);

•	the Merger Agreement not having been terminated in accordance with its terms (the “No Termination Condition”); and

•	the completion of the marketing period for the debt financing (the “Marketing Period”) in accordance with the Merger Agreement (the “Marketing Period Condition”).

See Section 13—“Conditions of the Offer.”

Is there an agreement governing the Offer?

Yes. The Fresh Market, Parent and the Offeror have entered into the Merger Agreement. The Merger Agreement provides, among other things, for the terms and conditions of the Offer and, following consummation of the Offer, the Merger. See Section 11—“Purpose of the Offer and Plans for The Fresh Market; Transaction Documents.”

What does The Fresh Market Board think about the Offer?

The Board of Directors of The Fresh Market (“The Fresh Market Board”) (with the exception of Ray Berry, who recused himself from the Board meeting and all Board deliberations on the Transactions) has unanimously (a) determined that the Offer, the Merger and the other Transactions are fair to and in the best interests of The Fresh Market and its stockholders (other than the Rollover Stockholders), (b) declared the Merger Agreement and the Transactions advisable and (c) recommended that The Fresh Market’s stockholders tender their Shares in the Offer. See “Introduction” and Section 10—“Background of the Offer; Contacts with The Fresh Market”, Section 11—“Purpose of the Offer and Plans for The Fresh Market; Transaction Documents” and The Fresh Market’s Solicitation/Recommendation Statement on Schedule 14D-9 filed with the SEC in connection with the Offer, a copy of which (without certain exhibits) is being furnished to The Fresh Market’s stockholders concurrently herewith.

Has The Fresh Market Board received a fairness opinion in connection with the Offer and the Merger?

Yes. J.P. Morgan Securities LLC (“J.P. Morgan”), the financial advisor to The Fresh Market Board, has delivered to The Fresh Market Board its written opinion, dated March 11, 2016, to the effect that, as of the date of such opinion and subject to the limitations, qualifications and assumptions set forth therein, the Offer Price and the merger consideration under the Merger Agreement, which is equal to the Offer Price (the “Merger Consideration”), to be paid to the stockholders of Shares (which, for the avoidance of doubt, excludes (i) Shares subject to forfeiture conditions, (ii) Shares for which appraisal rights have been properly exercised, (iii) Shares that are owned by The Fresh Market as treasury stock immediately prior to the effective time of the Merger and (iv) the Rollover Shares) are fair from a financial point of view to such stockholders. The full text of J.P. Morgan’s written opinion, which describes the assumptions made, procedures followed, matters considered and limitations on the review undertaken, will be included as an annex to the Schedule 14D-9. Stockholders are urged to read the full text of that opinion carefully and in its entirety.

How long do I have to decide whether to tender in the Offer?

If you desire to tender all or any portion of your Shares to the Offeror pursuant to the Offer, you must comply with the procedures described in this Offer to Purchase and the Letter of Transmittal, as applicable, by the Expiration Time. The term “Expiration Time” means 12:00 midnight, New York City time, on April 21, 2016 (one minute after 11:59 P.M., New York City time on April 21, 2016), unless the Offeror has extended the initial offering period of the Offer, in which event the term “Expiration Time” means the latest time and date at which the offering period of the Offer, as so extended by the Offeror, will expire.

If you desire to tender all or any portion of your Shares to the Offeror pursuant to the Offer and you cannot deliver everything that is required in order to make a valid tender by the Expiration Time, you may be able to use a guaranteed delivery procedure by which a broker, a bank or a recognized Medallion Program approved by the Securities Transfer Association, Inc., including the Security Transfer Agents Medallion Program, the New York Stock Exchange Medallion Signature Program and the Stock Exchanges Medallion Program (each, an “Eligible Institution”) may guarantee that the missing items will be received by the Depositary and Paying Agent within three Nasdaq Global Select Market (“NASDAQ”) trading days. For the tender to be valid, however, the Depositary and Paying Agent must receive the missing items within such three-trading-day period. See Section 1—“Terms of the Offer” and Section 3—“Procedures for Tendering Shares.”

Beneficial owners of Shares holding their Shares through nominees should be aware that their broker, dealer, commercial bank, trust company or other nominee may establish its own earlier deadline for participation in the Offer. Accordingly, beneficial owners holding Shares through a broker, dealer, commercial bank, trust company or other nominee and who wish to participate in the Offer should contact their such nominee as soon as possible in order to determine the times by which such owner must take action in order to participate in the Offer.

Can the Offer be extended and under what circumstances?

Yes. We have agreed in the Merger Agreement that, subject to our rights to terminate the Merger Agreement in accordance with its terms:

•	if on any date as of which the Offer is scheduled to expire, any condition to the Offer has not been satisfied or waived, the Offeror will extend the Offer on one or more occasions in consecutive increments of five business days each (or such other duration as Parent and The Fresh Market may agree) in order to permit satisfaction of such condition, except that, in certain circumstances, if the sole remaining unsatisfied condition to the Offer is the Minimum Condition, Offeror will only be permitted to extend the Offer on up to two occasions of five business days each (or such other duration as Parent and The Fresh Market may agree) unless The Fresh Market requests Offeror to further extend the Offer;

•	the Offeror will extend the Offer for the minimum period required by any applicable law, interpretation or position of the SEC or its staff or NASDAQ or its staff;

•	if on any date as of which the Offer is scheduled to expire, (1) the full amount of the Debt Financing (as defined in Section 12— “Source and Amount of Funds” below) has not been funded and will not be available to be funded at the Offer Closing (other than as a result of breach by Parent or the Offeror of certain of their representations, warranties and covenants contained in the Merger Agreement) and (2) Parent and Offeror acknowledge and agree in writing that (i) The Fresh Market may terminate the Merger Agreement and receive a cash termination fee of $95 million (the “Parent Termination Fee”) and (ii) the Representations Condition, the Covenants Condition, the MAE Condition and the Marketing Period Condition will be deemed to have been satisfied or waived at the Expiration Time, the Offeror may in its sole discretion extend the Offer on up to four occasions in consecutive increments of five business days each (or such other duration as Parent and The Fresh Market may agree); and

•	if on any date as of which the Offer is scheduled to expire, The Fresh Market brings or has brought any action in accordance with the Merger Agreement to enforce specifically the performance of the terms and provisions of the Merger Agreement by Parent or Offeror, the Offeror will extend the Offer (1) for the period during which the action is pending or (2) by some other time period established by the court presiding over such action.

We are not, however, required to extend the Offer or the Expiration Time beyond the Outside Date. The “Outside Date” is July 9, 2016, except that, if the Marketing Period has commenced, but the Shares tendered in the Offer have not been accepted for payment, then the Outside Date will be automatically extended to the date that is five business days following the then-scheduled end date of the Marketing Period (which will not be later than August 4, 2016).

How will I be notified if the Offer is extended?

If we extend the Offer, we will inform the Depositary and Paying Agent for the Offer, of that fact and will make a public announcement of the extension no later than 9:00 A.M., New York City time, on the business day after the day on which the Offer was scheduled to expire.

Have any stockholders already agreed to tender their Shares in the Offer?

No. We have not previously entered into any agreements with any of The Fresh Market’s stockholders with respect to their tender of Shares into the Offer. However, the Rollover Stockholders have entered into a Support Agreement, dated as of March 12, 2016, with Parent and the Offeror (the “Support Agreement”), pursuant to which they have agreed not to tender their Rollover Shares in the Offer, which will instead be exchanged for an indirect equity interest in Parent in accordance with the Rollover Agreement. In addition, The Fresh Market has informed us that, to its knowledge, after making reasonable inquiry, each of The Fresh Market’s executive officers and directors, who collectively beneficially owned 68,975 Shares (excluding Rollover Shares and Shares issuable pursuant to equity awards), representing approximately 0.1% of the then-outstanding Shares as of March 23, 2016, currently intends to tender or cause to be tendered all Shares held of record or beneficially by such holder pursuant to the Offer (other than (i) Shares as to which such holder does not have discretionary authority, (ii) with respect to Ray Berry, any Rollover Shares beneficially owned by him and (iii) Shares which may be retained in order to facilitate estate and tax planning dispositions).

How do I tender my Shares?

If you wish to accept the Offer and:

•	you hold your Shares through a broker, dealer, commercial bank, trust company or other nominee, you should contact your broker, dealer, commercial bank, trust company or other nominee and give instructions that your Shares be tendered in accordance with the procedures described in this Offer to Purchase and the Letter of Transmittal;

•	you are a record holder (i.e., a stock certificate has been issued to you and registered in your name or your Shares are registered in “book entry” form in your name with The Fresh Market’s transfer agent), you must deliver the stock certificate(s) representing your Shares (or follow the procedures described in this Offer to Purchase for book-entry transfer), together with a properly completed and duly executed Letter of Transmittal (or, with respect to Eligible Institutions, a manually executed facsimile thereof) or an Agent’s Message (as defined in Section 3—“Procedures for Tendering Shares” below) in connection with a book-entry delivery of Shares, and any other documents required by the Letter of Transmittal, to the Depositary and Paying Agent. These materials must reach the Depositary and Paying Agent before the Offer expires; or

•	you are a record holder, but your stock certificate is not available or you cannot deliver it to the Depositary and Paying Agent before the Offer expires, you may be able to obtain three additional NASDAQ trading days to tender your Shares using the enclosed Notice of Guaranteed Delivery.

See the Letter of Transmittal and Section 3—“Procedures for Tendering Shares” for more information.

May I withdraw Shares I previously tendered in the Offer? Until what time may I withdraw tendered Shares?

Yes. You may withdraw previously tendered Shares any time prior to the Expiration Time, and, if not previously accepted for payment, at any time after May 24, 2016, the date that is 60 days after the date of the commencement of the Offer, pursuant to SEC regulations, by following the procedures for withdrawing your Shares in a timely manner. To withdraw Shares, you must deliver a written notice of withdrawal, or a facsimile of one, with the required information to the Depositary and Paying Agent for the Offer, while you have the right to withdraw the Shares. If you tendered your Shares by giving instructions to a broker, dealer, commercial bank, trust company or other nominee, you must instruct your broker, dealer, commercial bank, trust company or other nominee prior to the Expiration Time to arrange for the withdrawal of your Shares in a timely manner. See Section 4—“Withdrawal Rights.”

If I decide not to tender, how will the Offer affect my Shares?

If you decide not to tender your Shares pursuant to the Offer and the Merger occurs as described herein, you will receive as a result of the Merger the right to receive the same amount of cash per Share as if you had tendered your Shares pursuant to the Offer, without interest and less any applicable tax withholding.

Subject to certain conditions, if we purchase Shares in the Offer, we are obligated under the Merger Agreement to cause the proposed Merger to occur.

Because the Merger will be governed by Section 251(h) of the DGCL, assuming the requirements of Section 251(h) of the DGCL are met, no stockholder vote to adopt the Merger Agreement or any other action by the stockholders of The Fresh Market will be required in connection with the Merger. We do not expect there to be significant time between the consummation of the Offer and the consummation of the Merger. See Section 7—“Certain Effects of the Offer.”

Will there be a subsequent offering period?

No. Pursuant to Section 251(h) of the DGCL, we expect the Merger to occur as promptly as practicable following the consummation of the Offer without a subsequent offering period.

Are appraisal rights available in either the Offer or the Merger?

No appraisal rights will be available to you in connection with the Offer. However, if we accept Shares in the Offer and the Merger is completed, stockholders will be entitled to appraisal rights in connection with the Merger with respect to Shares not tendered in the Offer if such stockholders properly perfect their right to seek appraisal under the DGCL. See Section 16—“Appraisal Rights.”

If the Offer is completed, will The Fresh Market continue as a public company?

No. Following the purchase of Shares tendered, we expect to promptly consummate the Merger in accordance with
Section 251(h) of the DGCL, and no stockholder vote to adopt the Merger Agreement or any other action by the stockholders of The Fresh Market will be required in connection with the Merger. If the Merger occurs, The Fresh Market will no longer be publicly owned. We do not expect there to be a significant period of time between the consummation of the Offer and the consummation of the Merger. If you decide not to tender your Shares in the Offer and the Merger occurs as described above, you will receive as a result of the Merger the right to receive the same amount of cash per Share as if you had tendered your Shares in the Offer.

What are your plans for The Fresh Market after the Merger?

We expect that, following consummation of the Merger and the other transactions contemplated by the Merger Agreement, the operations of The Fresh Market, the surviving corporation in the Merger, will be conducted substantially as they currently are being conducted. We do not have any current intentions, plans or proposals to cause any material changes in the surviving corporation’s business, other than in connection with The Fresh Market’s current strategic planning.

Nevertheless, the management and/or the board of directors of the surviving corporation may initiate a review of the surviving corporation to determine what changes, if any, would be desirable following the Offer and the Merger to enhance the business and operations of the surviving corporation and may cause the surviving corporation to engage in certain extraordinary corporate transactions, such as reorganizations, mergers or sales or purchases of assets, if the management and/or board of directors of the surviving corporation decide that such transactions are in the best interest of the surviving corporation upon such review. See Section 11—“Purpose of the Offer and Plans for The Fresh Market; Transaction Documents.”

What is the market value of my Shares as of a recent date?

The Offer Price of $28.50 per Share represents a premium of approximately 53% over the closing price of $18.58 per Share reported on NASDAQ on February 10, 2016, the last full trading day before market speculation of a potential transaction. On March 11, 2016, the last full trading day prior to the public announcement of the signing of the Merger Agreement, the closing price of the Shares reported on NASDAQ was $22.98 per Share. On March 24, 2016, the last full trading day before the Offeror commenced the Offer, the closing price of the Shares reported on the NASDAQ was $28.36 per Share.

We advise you to obtain a recent quotation for Shares in deciding whether to tender your Shares in the Offer. See Section 6—“Price Range of Shares; Dividends.”

If I tender my Shares, when and how will I get paid?

If the conditions to the Offer as set forth in Section 13—“Conditions of the Offer” are satisfied or, to the extent permitted, waived and we consummate the Offer and accept your Shares for payment, we will pay you an amount in cash equal to the number of Shares you tendered multiplied by $28.50, without interest (and less any applicable withholding taxes), promptly following the Expiration Time. See Section 1—“Terms of the Offer” and Section 2—“Acceptance for Payment and Payment for Shares.”

What are the U.S. federal income tax consequences of participating in the Offer?

A U.S. Holder (as defined in Section 5—“Certain United States Federal Income Tax Consequences”) that disposes of Shares pursuant to the Offer generally will recognize capital gain or loss equal to the difference between the cash that the U.S. Holder is entitled to receive pursuant to the Offer and the U.S. Holder’s adjusted tax basis in the Shares disposed of pursuant to the Offer.

We do not believe that The Fresh Market is a USRPHC (as defined in Section 5—“Certain United States Federal Income Tax Consequences”). Assuming this to be the case, a Non-U.S. Holder (as defined in Section 5—“Certain United States Federal Income Tax Consequences”) generally will not be subject to United States federal income tax on gains realized on the disposition of Shares pursuant to the Offer, provided that (a) the gain is not effectively connected with the conduct of a trade or business by the Non-U.S. Holder in the United States and (b) in the case of a Non-U.S. Holder that is an individual, the Non-U.S. Holder is not present in the United States for 183 days or more in the taxable year of the disposition.

If, contrary to our belief, The Fresh Market is or, during certain periods, has been, a USRPHC, a Non-U.S. Holder may be subject to United States federal income tax on any gain recognized upon the disposition of Shares pursuant to the Offer, even if the conditions described above are met. Whether or not a Non-U.S. Holder of a USRPHC will be subject to United States federal income tax depends on the number of Shares such Non-U.S. Holder holds and whether such Shares are considered to be “regularly traded” on an established securities market within the meaning of applicable Treasury Regulations issued by the IRS. See Section 5—“Certain United States Federal Income Tax Consequences” of this Offer to Purchase.

The Fresh Market’s stockholders are urged to read carefully Section 5—“Certain United States Federal Income Tax Consequences” and to consult their own tax advisors as to the tax consequences applicable to them in their particular circumstances of exchanging their Shares pursuant to the Offer or exchanging Shares pursuant to the Merger, including the consequences under any applicable state, local, or non-U.S. or other tax laws. See Section 5—“Certain United States Federal Income Tax Consequences.”

What will happen to my stock options in the Offer and the Merger?

Options to purchase Shares (each, a “Company Stock Option”) are not sought in or affected by the Offer. However, pursuant to the Merger Agreement, at the effective time of the Merger (the “Effective Time”), each Company Stock Option will, whether vested or unvested, be canceled and the holder of such Company Stock Option will become entitled to receive solely a lump-sum cash payment equal to the product of (a) the number of Shares for which such Company Stock Option has not been exercised and (b) the excess, if any, of the Offer Price, over the exercise price per share of such Company Stock Option, net to the holder in cash, without interest and less any applicable withholding taxes.

What will happen to my Shares subject to forfeiture conditions?

Pursuant to the terms of the Merger Agreement, shares subject to forfeiture (“Company Restricted Shares”), which are not expected to be tendered, will be converted into the right to receive an amount in cash equal to the Offer Price (without interest and less any applicable withholding taxes).

What will happen to my restricted stock units and deferred stock units in the Offer and the Merger?

Awards of restricted stock units (“Company RSU”) and awards of deferred stock units (“Company DSU”) are not sought in the Offer. Pursuant to the terms of the Merger Agreement, each Company RSU outstanding immediately prior to the Effective Time will be canceled and converted into the right to receive solely a lump-sum cash payment equal to the product of (a) the number of Shares subject to such Company RSU immediately prior to the Effective Time and (b) the Offer Price (without interest and less any applicable withholding taxes), and each Company DSU outstanding immediately prior to the Effective Time will be canceled and converted into the right to receive solely a lump-sum cash payment equal to the product of (a) the number of Shares subject to such Company DSU immediately prior to the Effective Time and (b) the Offer Price (without interest and less any applicable withholding taxes).

What will happen to my performance stock units in the Offer and the Merger?

Awards of performance stock units (“PSU Awards”) are not sought in the Offer. Pursuant to the terms of the Merger Agreement, each Company PSU Award granted in calendar year 2016 that is outstanding immediately prior to the Effective Time (each, a “New PSU Award”) will be canceled and converted into the right to receive a lump-sum cash payment equal to the greater of (a) the product of (1) the number of Shares subject to the New PSU Award at the “target amount” as set forth in the applicable award agreement and (2) the Offer Price or (b) the product of (1) the number of Shares, if any, that would be earned under the New PSU Award based on the financial results for the fiscal quarters completed prior to the Effective Time, as measured against the performance goals set forth in the applicable award agreement, which performance goals shall be prorated for the period from the beginning of the applicable performance period through the last day of the most recently completed fiscal quarter and (2) the Offer Price (in each case, without interest and less any applicable withholding taxes).

Each PSU Award that is not a New PSU Award outstanding immediately prior to the Effective Time will be canceled and converted into the right to receive solely a lump-sum cash payment equal to the product of (a) the number of Shares, if any, that would be earned under the PSU Award based on financial results for the fiscal quarters completed prior to the Effective Time, as measured against the performance goals set forth in the applicable award agreement, which performance goals will be prorated for the period from the beginning of the applicable performance period through the last day of the most recently completed fiscal quarter and (b) the Offer Price (without interest and less any applicable withholding taxes).

Whom can I contact if I have questions about the Offer?

For further information, you can call D.F. King & Co., Inc., the Information Agent for the Offer, toll free at (800) 283-3192. Bankers and brokers may call (212) 493-3910.

To: Holders of Shares of Common

Stock of The Fresh Market:

Introduction

Pomegranate Merger Sub, Inc., a Delaware corporation (the “Offeror”), a wholly owned subsidiary of Pomegranate Holdings, Inc., a Delaware corporation (“Parent”), which is controlled by certain equity funds managed by Apollo Management VIII, L.P. (“Management VIII”), hereby offers to purchase all of the outstanding shares (the “Shares”) of common stock, par value $0.01 per share (the “Common Stock”), of The Fresh Market, Inc., a Delaware corporation (“The Fresh Market”), at a purchase price of $28.50 per Share, net to the holders thereof, payable in cash (the “Offer Price”), without interest, less any applicable tax withholding, upon the terms and subject to the conditions set forth in this Offer to Purchase and in the related Letter of Transmittal (the “Letter of Transmittal” which, together with any permitted amendments or supplements thereto, collectively constitute the “Offer”). Ray Berry and Brett Berry, who collectively beneficially own approximately 9.8% of the Shares, have agreed to exchange a portion of their Shares (the “Rollover Shares”) pursuant to the Rollover, Contribution and Exchange Agreement dated as of March 12, 2016 (the “Rollover Agreement”), by and among the stockholders affiliated with Ray Berry and Brett Berry party thereto (the “Rollover Stockholders”) and Parent, for an indirect equity interest in Parent (the “Rollover Equity”) and have agreed not to tender the Rollover Shares in the Offer. In addition, The Fresh Market has informed us that, to its knowledge, after making reasonable inquiry, each of The Fresh Market’s executive officers and directors, who collectively beneficially owned 68,975 Shares (excluding Rollover Shares and Shares issuable pursuant to equity awards), representing approximately 0.1% of the then-outstanding Shares as of March 23, 2016, currently intends to tender or cause to be tendered all Shares held of record or beneficially by such holder pursuant to the Offer (other than (i) Shares as to which such holder does not have discretionary authority, (ii) with respect to Ray Berry, any Rollover Shares beneficially owned by him and (iii) Shares which may be retained in order to facilitate estate and tax planning dispositions).

The Offer is being made in connection with the Agreement and Plan of Merger, dated as of March 11, 2016, by and among The Fresh Market, Parent and the Offeror (as it may be amended from time to time, the “Merger Agreement”), pursuant to which, after the completion of the Offer and the satisfaction or waiver of certain conditions, the Offeror will merge with and into The Fresh Market, with The Fresh Market surviving as a wholly owned subsidiary of Parent (the “Merger”). The Offer, the Merger and the other transactions contemplated by the Merger Agreement, including the Offer and the Merger, but excluding, in any event, the Financing (as defined below), are collectively referred to in this Offer to Purchase as the “Transactions.”

If your Shares are registered in your name and you tender directly to American Stock Transfer & Trust Company, LLC (the “Depositary and Paying Agent”), you will not be obligated to pay brokerage fees or commissions on the purchase of Shares by the Offeror. If you hold your Shares through a broker, dealer, commercial bank, trust company or other nominee, you should check with your broker, dealer, commercial bank, trust company or other nominee as to whether they charge any service fees.

The Offer is not subject to any financing condition. The Offer is conditioned upon, among others things, the following: (a) Shares having been validly tendered and not properly withdrawn, excluding any Shares tendered pursuant to guaranteed delivery procedures that have not yet been “received” by the Depositary and Paying Agent for the Offer pursuant to such procedures in accordance with Section 251(h) of the General Corporation Law of the State of Delaware (the “DGCL”), that represent, together with any Shares then owned by Offeror, other than the Rollover Shares, at least one Share more than 50% of the then outstanding Shares (the “Minimum Condition”), (b) the expiration or early termination of the waiting period applicable to the Offer and the Merger under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (“HSR Act”) (the “Antitrust Condition”), (c) the absence of any law, order, judgment, injunction, ruling, writ or decree of any governmental authority that prohibits the consummation of the Offer or the Merger (the “Restraints Condition”), (d) the accuracy of The Fresh Market’s representations and warranties contained in the Merger Agreement (subject to materiality and Material Adverse Effect (as defined in the Merger Agreement and described in Section 11—“Purpose of the Offer and Plans for The Fresh Market; Transaction Documents”) qualifiers) (the “Representations Condition”), (e) The Fresh Market’s performance of its obligations under the Merger Agreement in all material respects (the “Covenants Condition”), (f) the absence, since the date of the Merger Agreement, of any effect, change, event or occurrence that, individually or in the aggregate, has had or would reasonably be expected to have a Material Adverse Effect (the “MAE Condition”), (g) the Merger Agreement not having been terminated in accordance with its terms (the “No Termination Condition”) and (h) the completion of the marketing period as described in Section 11—“Purpose of the Offer and Plans for The Fresh Market; Transaction Documents (the “Marketing Period”) for the debt financing described in Section 12—“Source and Amount of Funds” (the “Debt Financing”) in accordance with the Merger Agreement (the “Marketing Period Condition”). The Offer is also subject to certain other terms and conditions. See Section 13—“Conditions of the Offer.”

The Offer and withdrawal rights will expire at 12:00 midnight, New York City time, on April 21, 2016 (one minute after 11:59 P.M., New York City time on April 21, 2016) or, if the Offer has been extended pursuant to and in accordance with the Merger Agreement, the date and time to which the Offer has been so extended (the “Expiration Time”). See Section 1—“Terms of the Offer,” Section 13—“Conditions of the Offer,” and Section 15—“Certain Legal Matters; Regulatory Approvals.”

The Board of Directors of The Fresh Market (“The Fresh Market Board”) (with the exception of Ray Berry, who recused himself from the meeting and all board deliberations on the Transactions), has unanimously has (a) determined that the Transactions are fair to and in the best interests of The Fresh Market and its stockholders (other than any Rollover Stockholders), (b) declared the Merger Agreement and the Transactions advisable and (c) recommended that The Fresh Market’s stockholders tender their Shares in the Offer. For factors considered by The Fresh Market Board in connection with making its recommendation, see Item 4 of The Fresh Market’s Solicitation/Recommendation Statement on Schedule 14D-9 (the “Schedule 14D-9”) filed with the U.S. Securities and Exchange Commission (the “SEC”), a copy of which (without certain exhibits) is being furnished to The Fresh Market’s stockholders concurrently herewith under the heading “Reasons for Recommendation of the Board.”

The Offer is being made pursuant to the Merger Agreement, pursuant to which, after the completion of the Offer and the satisfaction or waiver of certain conditions, the Merger will be consummated by filing with the Delaware Department of State a certificate of merger (the “Certificate of Merger”), in accordance with the relevant provisions of the DGCL. The Merger will become effective upon filing of the Certificate of Merger or at such later time as is specified in the Certificate of Merger (the “Effective Time”). At the Effective Time, each issued and outstanding Share (other than (i) Shares subject to forfeiture conditions, (ii) Shares owned by The Fresh Market as treasury stock or (iii) Shares owned by any stockholders who have properly exercised their appraisal rights under Section 262 of the DGCL) will be converted automatically into and will thereafter represent only the right to receive an amount equal to the Offer Price, net to the seller in cash, without interest and less any applicable withholding tax (the “Merger Consideration”). The Merger Agreement is more fully described in Section 11—“Purpose of the Offer and Plans for The Fresh Market; Transaction Documents.”

Section 251(h) of the DGCL provides that, subject to certain statutory requirements, if following consummation of a successful tender offer for a public corporation, the acquiror holds at least the amount of shares of each class of stock of the target corporation that would otherwise be required to approve a merger involving the target corporation, and the non-tendering stockholders receive the same consideration for their stock in the merger as was payable in the tender offer, the acquiror can effect a merger without any action of the other stockholders of the target corporation. Therefore, The Fresh Market, Parent and the Offeror have agreed that, subject to the conditions specified in the Merger Agreement, the Merger will become effective as soon as practicable after the consummation of the Offer, and in any event no later than the date of, and immediately following, the payment for the Shares in the Offer (unless another date is agreed to in writing by Parent and The Fresh Market). The date on which the closing occurs is referred to in this Offer to Purchase as the “Closing Date.” The Fresh Market to adopt the Merger Agreement, in accordance with Section 251(h) of the DGCL See Section 11—“Purpose of the Offer and Plans for The Fresh Market; Transaction Documents.”

No appraisal rights are available in connection with the Offer. However, if we accept Shares in the Offer and the Merger is completed, stockholders may be entitled to appraisal rights in connection with the Merger if they do not tender Shares in the Offer and comply with the applicable procedures described under Section 262 of the DGCL. Such stockholder will not be entitled to receive the Offer Price (without interest and less any applicable withholding taxes), but instead will be entitled to receive only those rights provided under Section 262 of the DGCL. Stockholders must properly perfect their right to seek appraisal under the DGCL in connection with the Merger in order to exercise appraisal rights. See Section 16—“Appraisal Rights.”

J.P. Morgan Securities LLC (“J.P. Morgan”), the financial advisor to The Fresh Market Board, has delivered to The Fresh Market Board its written opinion, dated as of March 11, 2016, to the effect that, as of the date of such opinion and subject to the limitations, qualifications and assumptions set forth therein, the Offer Price and the Merger Consideration to be paid to the stockholders of Shares (which, for the avoidance of doubt, excludes (i) Shares subject to forfeiture conditions, (ii) Shares for which appraisal rights have been properly exercised, (iii) Shares that are owned by The Fresh Market as treasury stock immediately prior to the effective time of the Merger and (iv) the Rollover Shares) are fair from a financial point of view to such stockholders. The full text of the J.P. Morgan written opinion, which describes the assumptions made, procedures followed, matters considered and limitations on the review undertaken, will be included as an annex to the Schedule 14D-9. Stockholders are urged to read the full text of that opinion carefully and in its entirety.

The Offeror has engaged D.F. King & Co., Inc. to act as information agent for the Offer (the “Information Agent”). Parent and the Offeror will pay all charges and expenses of the Depositary and Paying Agent, and the Information Agent.

Questions and requests for assistance may be directed to the Information Agent at its address and telephone numbers set forth on the back cover of this Offer to Purchase. Requests for copies of this Offer to Purchase and the related Letter of Transmittal and Notice of Guaranteed Delivery may be directed to the Information Agent. Such copies will be furnished promptly at the Offeror’s expense. Stockholders may also contact brokers, dealers, commercial banks or trust companies for assistance concerning the Offer.

This Offer to Purchase and the related Letter of Transmittal contain important information and both documents should be read carefully and in their entirety before any decision is made with respect to the Offer.

The Tender Offer

1.	Terms of the Offer

Upon the terms and subject to the satisfaction or, to the extent permitted, waiver of the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of any extension or amendment), we have agreed in the Merger Agreement to accept for payment and pay for all Shares validly tendered and not validly withdrawn by the Expiration Time in accordance with the procedures described in Section 4—“Withdrawal Rights.” The term “Expiration Time” means 12:00 midnight, New York City time, on April 21, 2016 (one minute after 11:59 P.M., New York City time on April 21, 2016), unless the Offeror, in accordance with the Merger Agreement, has extended the offering period of the Offer, in which event the term “Expiration Time” means the latest time and date at which the offering period of the Offer, as so extended by the Offeror, will expire. For purposes of the Offer, as provided under the U.S. Securities Exchange Act of 1934, as amended (the “Exchange Act”), a “business day” means any day other than a Saturday, Sunday or a U.S. federal holiday and consists of the time period from 12:01 A.M. through 12:00 midnight, New York City time.

The Offer is conditioned upon the satisfaction of the Minimum Condition and the other conditions described in Section 13—“Conditions of the Offer” (the “Offer Conditions”). The Offeror may terminate the Offer without purchasing any Shares if the conditions described in Section 13 are not satisfied or waived. See Section 11—“Purpose of the Offer and Plans for The Fresh Market; Transaction Documents—the Merger Agreement—Termination.”

Subject to the applicable rules and regulations of the SEC and the provisions of the Merger Agreement, the Offeror expressly reserves the right to increase the Offer Price, waive any Offer Condition (as defined below) (other than the Minimum Condition) or to make any other changes in the terms and conditions of the Offer. However, pursuant to the Merger Agreement, the Offeror has agreed that it will not, without the prior written consent of The Fresh Market (not to be unreasonably withheld, delayed or conditioned), (a) decrease the Offer Price, (b) change the form of consideration payable in the Offer, (c) decrease the maximum number of Shares sought to be purchased in the Offer, (d) impose any conditions to the Offer other than the Offer Conditions, (e) amend, modify or supplement any of the Offer Conditions (i) in a manner that adversely affects the holders of Shares or that makes such Offer Condition more difficult to satisfy or (ii) in any other circumstance, without the consent of The Fresh Market, (f) amend, modify or waive the Minimum Condition, (g) except as otherwise required or expressly permitted in the Merger Agreement, extend or otherwise change the Expiration Time, (h) provide for any “subsequent offering period” within the meaning of Rule 14d-11 under the Exchange Act or (i) otherwise amend, modify or supplement any of the terms of the Offer in any manner adverse to any stockholders of The Fresh Market.

The Merger Agreement provides, among other things, that with respect to the Offer Price and Merger Consideration, if at any time on or after the date of the Merger Agreement and at or prior to the time the Offeror accepts Shares for payment, there is any stock split, reverse stock split, stock dividend, reorganization, recapitalization, reclassification, combination, exchange of shares or other similar transaction with respect to the Shares occurring on or after the date of the Merger Agreement, the Offer Price will be adjusted appropriately to provide the same economic effect as contemplated by the Merger Agreement prior to such action.

Subject to the terms and conditions of the Merger Agreement, unless the Merger Agreement is terminated in accordance with its terms, (a) the Offeror is required to extend the Offer on one or more occasions in consecutive increments of five business days each (or such other duration as Parent and The Fresh Market may agree) if at the then-scheduled Expiration Time, any of the Offer Conditions has not been satisfied or waived, except that, in certain circumstances, if the sole remaining unsatisfied Offer Condition is the Minimum Condition, Offeror will only be permitted to extend the Offer on up to two occasions of five business days each (or such other duration as Parent and The Fresh Market may agree) unless The Fresh Market requests Offeror to further extend the Offer, (b) the Offeror is required to extend the offer for the minimum period required by applicable law, interpretation or position of the SEC or its staff or the Nasdaq Global Select Market (“NASDAQ”) or its staff, (c) the Offeror may in its sole discretion extend the Offer on up to four occasions in consecutive increments of five business days each (or such other duration as Parent and The Fresh Market may agree) if on any date as of which the Offer is scheduled to expire, (i) the full amount of the Debt Financing has not been funded and will not be available to be funded at the consummation of the Offer (the “Offer Closing”) (other than as a result of breach by Parent or the Offeror of certain of their representations, warranties and covenants contained in the Merger Agreement) and (ii) Parent and Offeror acknowledge and agree in writing that (1) The Fresh Market may terminate the Merger Agreement if the Marketing Period has expired and the Offer Conditions have been satisfied or waived and receive a cash termination fee of $95 million (the “Parent Termination Fee”) and (2) the Representations Condition, the Covenants Condition, the MAE Condition and the Marketing Period Condition will be deemed to have been satisfied or waived at the Expiration Time and (d) the Offeror is required to extend the Offer (i) for the period during which the action is pending or (ii) by some other time period established by the court presiding over such action, if on any date as of which the Offer is scheduled to expire, The Fresh Market brings or has brought any action in accordance with the Merger Agreement to enforce specifically the performance of the terms and provisions of the Merger Agreement by Parent or Offeror.

The Offeror is not, however, required to extend the Offer or the Expiration Time beyond the Outside Date. The “Outside Date” is July 9, 2016, except that, if the Marketing Period has commenced, but the Shares tendered in the Offer have not been accepted for payment, then the Outside Date will automatically be extended to the date that is five business days following the then-scheduled end date of the Marketing Period (which will not be later than August 4, 2016). See Section 11—“Purpose of the Offer and Plans for The Fresh Market; Transaction Documents—The Merger Agreement—Termination.”

There can be no assurance that the Offeror will exercise any right to extend the Offer or that the Offeror will be required under the Merger Agreement to extend the Offer. During any extension of the initial offering period, all Shares previously validly tendered and not validly withdrawn will remain subject to the Offer and subject to withdrawal rights. See Section 4—“Withdrawal Rights.”

If, subject to the terms of the Merger Agreement, the Offeror makes a material change in the terms of the Offer or the information concerning the Offer, or if it waives a material condition of the Offer, the Offeror will disseminate additional tender offer materials and extend the Offer if and to the extent required by Rules 14d-4(d), 14d-6(c) and 14e-1 under the Exchange Act, or otherwise. The minimum period during which an Offer must remain open following material changes in the terms of the Offer, other than a change in price, percentage of securities sought, or inclusion of or changes to a dealer’s soliciting fee, will depend upon the facts and circumstances, including the materiality, of the changes. In the SEC’s view, an offer to purchase should remain open for a minimum of five business days from the date the material change is first published, sent or given to stockholders and, if material changes are made with respect to information that approaches the significance of price and share levels, a minimum of ten business days may be required to allow for adequate dissemination and investor response. Accordingly, if prior to the Expiration Time the Offeror decreases the number of Shares being sought or changes the consideration offered pursuant to the Offer, and if the Offer is scheduled to expire at any time earlier than the 10th business day from the date that notice of that increase or change is first published, sent or given to stockholders, the Offer will be extended at least until the expiration of that 10th business day.

The Offeror expressly reserves the right, in its sole discretion, subject to the terms and conditions of the Merger Agreement and the applicable rules and regulations of the SEC, not to accept for payment any Shares if, at the expiration of the Offer, any of the Offer Conditions set forth in Section 13—“Conditions of the Offer” have not been satisfied or upon the occurrence of any of the events set forth in Section 11—“Purpose of the Offer and Plans for The Fresh Market; Transaction Documents—The Merger Agreement—Termination.” Under certain circumstances, Parent and the Offeror may terminate the Merger Agreement and the Offer, but the Offeror is prohibited from terminating the Offer prior to any then-scheduled Expiration Time without the prior written consent of The Fresh Market unless the Merger Agreement has been terminated in accordance with its terms.

The Offeror expressly reserves the right, in its sole discretion, subject to the terms and conditions of the Merger Agreement and the applicable rules and regulations of the SEC, to delay acceptance of Shares and to delay payment for Shares pending receipt of any governmental regulatory approvals specified in Section 15—“Certain Legal Matters; Regulatory Approvals.” See Section 13—“Conditions of the Offer” and Section 15—“Certain Legal Matters; Regulatory Approvals.” The reservation by the Offeror of the right to delay the acceptance of or payment for Shares is subject to the provisions of Rule 14e-1(c) under the Exchange Act, which requires the Offeror to pay the consideration offered or to return Shares deposited by or on behalf of tendering stockholders promptly after the termination or withdrawal of the Offer.

Any extension of the Offer, waiver, amendment of the Offer, delay in acceptance for payment or payment or termination of the Offer will be followed, as promptly as practicable, by public announcement thereof, the announcement in the case of an extension to be issued not later than 9:00 A.M., New York City time, on the next business day after the previously scheduled Expiration Time in accordance with the public announcement requirements of Rules 14d-4(d), 14d-6(c) and l4e-1(d) under the Exchange Act. Without limiting the obligations of the Offeror under those rules or the manner in which the Offeror may choose to make any public announcement, the Offeror currently intends to make announcements by issuing a press release to a national news service and making any appropriate filings with the SEC.

The Fresh Market has agreed to provide the Offeror with its list of stockholders, mailing labels and any available listing or computer files containing the names and addresses of record holders of Shares and lists of securities positions held in stock depositories as of the most recent practicable date, for the purpose of disseminating the Offer to holders of Shares. This Offer to Purchase and the related Letter of Transmittal will be mailed to record holders of Shares whose names appear on The Fresh Market’s stockholder list and will be furnished to brokers, dealers, commercial banks, trust companies or other nominees whose names, or the names of whose nominees, appear on the stockholder list or, if applicable, who are listed as participants in a clearing agency’s security position listing, for subsequent transmittal to beneficial owners of Shares.

2.	Acceptance for Payment and Payment for Shares

Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended in accordance with the terms of the Merger Agreement, the terms and conditions of any such extension or amendment), the Offeror will accept for payment promptly after the Expiration Time, and cause the Depositary and Paying Agent to pay for as promptly as practicable after the Expiration Time, all Shares validly tendered and not properly withdrawn at the Expiration Time if the Offer Conditions set forth in Section 13—“Conditions of the Offer” are satisfied or, to the extent permitted, waived. In addition, subject to the terms and conditions of the Merger Agreement and the applicable rules of the SEC, the Offeror reserves the right to delay acceptance for payment of, or payment for, Shares, pending receipt of the regulatory or governmental approvals specified in Section 15—“Certain Legal Matters; Regulatory Approvals.” For information with respect to approvals that we are or may be required to obtain prior to the completion of the Offer, see Section 15—“Certain Legal Matters; Regulatory Approvals.”

In all cases, payment for Shares tendered and accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary and Paying Agent of (a) certificates representing those Shares or confirmation of the book-entry transfer of those Shares into the Depositary and Paying Agent’s account at The Depository Trust Company (“DTC”) pursuant to the procedures set forth in Section 3—“Procedures for Tendering Shares,” (b) a Letter of Transmittal (or, with respect to a recognized Medallion Program approved by the Securities Transfer Association, Inc., including the Security Transfer Agents Medallion Program, the New York Stock Exchange Medallion Signature Program and the Stock Exchanges Medallion Program (each, an “Eligible Institution”), a manually executed facsimile thereof or an Agent’s Message (as defined in Section 3—“Procedures for Tendering Shares” below)), properly completed and duly executed, with any required signature guarantees and (c) any other documents required by the Letter of Transmittal. See Section 3—“Procedures for Tendering Shares.” Accordingly, tendering stockholders may be paid at different times depending upon when certificates or book-entry transfer confirmations with respect to their Shares are actually received by the Depositary and Paying Agent.

For purposes of the Offer, the Offeror will be deemed to have accepted for payment and thereby purchased Shares validly tendered and not validly withdrawn if and when the Offeror gives oral or written notice to the Depositary and Paying Agent of its acceptance for payment of those Shares pursuant to the Offer. Payment for Shares accepted for payment pursuant to the Offer will be made by deposit of the purchase price therefor with the Depositary and Paying Agent, which will act as agent for the tendering stockholders for purposes of receiving payments from the Offeror and transmitting those payments to the tendering stockholders. Under no circumstances will interest be paid on the Offer Price for Shares, regardless of any extension of the Offer or any delay in payment for Shares.

Shares tendered by a Notice of Guaranteed Delivery will not be deemed validly tendered for any purpose, including for purposes of satisfying the Minimum Condition, unless and until Shares underlying such Notice of Guaranteed Delivery are delivered to the Depositary and Paying Agent.

If any tendered Shares are not accepted for payment pursuant to the terms and conditions of the Offer for any reason, or if certificates are submitted for more Shares than are tendered, certificates for those unpurchased Shares will be returned (or new certificates for the Shares not tendered will be sent), without expense to the tendering stockholder (or, in the case of Shares tendered by book-entry transfer into the Depositary and Paying Agent’s account at DTC pursuant to the procedures set forth in Section 3—“Procedures for Tendering Shares,” those Shares will be credited to an account maintained with DTC) promptly following expiration or termination of the Offer.

If, prior to the Expiration Time, the Offeror increases the consideration offered to holders of Shares pursuant to the Offer, that increased consideration will be paid to holders of all Shares that are tendered pursuant to the Offer, whether or not those Shares were tendered prior to that increase in consideration.

3.	Procedures for Tendering Shares

Valid Tender of Shares. Except as set forth below, to validly tender Shares pursuant to the Offer, (a) a properly completed and duly executed Letter of Transmittal (or, with respect to Eligible Institutions, a manually executed facsimile thereof) in accordance with the instructions of the Letter of Transmittal, with any required signature guarantees, or an Agent’s Message (as defined below) in connection with a book-entry delivery of Shares, and any other documents required by the Letter of Transmittal, must be received by the Depositary and Paying Agent at one of its addresses set forth on the back cover of this Offer to Purchase prior to the Expiration Time and either (1) certificates representing Shares tendered must be delivered to the Depositary and Paying Agent or (2) those Shares must be properly delivered pursuant to the procedures for book-entry transfer described below and a confirmation of that delivery received by the Depositary and Paying Agent (which confirmation must include an Agent’s Message if the tendering stockholder has not delivered a Letter of Transmittal), in each case, prior to the Expiration Time, or (b) the tendering stockholder must comply with the guaranteed delivery procedures set forth below. The term “Agent’s Message” means a message, transmitted by DTC to, and received by, the Depositary and Paying Agent and forming a part of a Book-Entry Confirmation (as defined below), which states (x) that DTC has received an express acknowledgment from the participant in DTC tendering the Shares which are the subject of that Book-Entry Confirmation that such participant has received and agrees to be bound by the terms of the Letter of Transmittal and (y) that the Offeror may enforce that agreement against the participant.

Book-Entry Transfer. The Depositary and Paying Agent has agreed to establish an account with respect to the Shares at DTC for purposes of the Offer within two business days after the date of this Offer to Purchase. Any financial institution that is a participant in DTC’s systems may make a book-entry transfer of Shares by causing DTC to transfer those Shares into the Depositary and Paying Agent’s account in accordance with DTC’s procedures for that transfer using DTC’s ATOP system. However, although delivery of Shares may be effected through book-entry transfer, either the Letter of Transmittal (or, with respect to Eligible Institutions, a manually executed facsimile thereof), properly completed and duly executed, together with any required signature guarantees, or an Agent’s Message in lieu of the Letter of Transmittal, and any other required documents, must, in any case, be transmitted to and received by the Depositary and Paying Agent at one of its addresses set forth on the back cover of this Offer to Purchase by the Expiration Time, or the tendering stockholder must comply with the guaranteed delivery procedures described below. The confirmation of a book-entry transfer of Shares into the Depositary and Paying Agent’s account at DTC as described above is referred to herein as a “Book-Entry Confirmation.”

Delivery of documents to DTC in accordance with DTC’s procedures does not constitute delivery to the Depositary and Paying Agent.

Signature Guarantees and Stock Powers. Except as otherwise provided below, all signatures on a Letter of Transmittal must be guaranteed by a financial institution (including most commercial banks, savings and loan associations and brokerage houses) that is a member in good standing of a recognized Medallion Program approved by an Eligible Institution. Signatures on a Letter of Transmittal need not be guaranteed (a) if the Letter of Transmittal is signed by the registered owner(s) (which term, for purposes of this section, includes any participant in any of DTC’s systems whose name appears on a security position listing as the owner of the

Shares) of Shares tendered therewith, the owners’ powers are not signed by trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations or others acting in a fiduciary or representative capacity and such registered owner has not completed the box entitled “Special Payment Instructions” or the box entitled “Special Delivery Instructions” on the Letter of Transmittal or (b) if those Shares are tendered for the account of an Eligible Institution. See Instructions 1 and 5 of the Letter of Transmittal. If the certificates for Shares are held through a person other than the signer of the Letter of Transmittal, or if payment is to be made or certificates for Shares not tendered or not accepted for payment are to be returned to a person other than the registered owner of the certificates surrendered, then the tendered certificates must be endorsed or accompanied by appropriate stock powers, in either case, signed exactly as the name or names of the registered owner(s) or holder(s) appear on the certificates, with the signatures on the certificates or stock powers guaranteed as described above. See Instructions 1 and 5 of the Letter of Transmittal.

If certificates representing Shares are forwarded separately to the Depositary and Paying Agent, a properly completed and duly executed Letter of Transmittal must accompany each delivery of certificates.

Guaranteed Delivery. A stockholder who desires to tender Shares pursuant to the Offer and whose certificates for Shares are not immediately available, or who cannot comply with the procedure for book-entry transfer on a timely basis, or who cannot deliver all required documents to the Depositary and Paying Agent prior to the Expiration Time, may tender those Shares by satisfying all of the requirements set forth below:

•	the tender is made by or through an Eligible Institution;

•	a properly completed and duly executed Notice of Guaranteed Delivery, substantially in the form provided by the Offeror, is received by the Depositary and Paying Agent (as provided below) prior to the Expiration Time; and

•	the certificates for all tendered Shares, in proper form for transfer (or a Book-Entry Confirmation with respect to all those Shares), together with a properly completed and duly executed Letter of Transmittal (or, with respect to Eligible Institutions, a manually executed facsimile thereof), with any required signature guarantees (or, in the case of a book-entry transfer, an Agent’s Message in lieu of the Letter of Transmittal), and any other required documents, are received by the Depositary and Paying Agent within three trading days after the date of execution of the Notice of Guaranteed Delivery. A “trading day” is any day on which NASDAQ is open for business.

The Notice of Guaranteed Delivery may be delivered by overnight courier or transmitted via facsimile transmission or mailed to the Depositary and Paying Agent and must include a guarantee by an Eligible Institution in the form set forth in the Notice of Guaranteed Delivery made available by the Offeror. In the case of Shares held through DTC, the Notice of Guaranteed Delivery must be delivered to the Depositary and Paying Agent by a participant by means of the confirmation system of DTC.

Shares tendered by a Notice of Guaranteed Delivery will not be deemed validly tendered for any purpose, including for purposes of satisfying the Minimum Condition, unless and until Shares underlying such Notice of Guaranteed Delivery are delivered to the Depositary and Paying Agent.

The method of delivery of Shares, the Letter of Transmittal and all other required documents, including delivery through DTC, is at the election and risk of the tendering stockholder. Delivery of all those documents will be deemed made, and risk of loss of the certificate representing Shares will pass, only when actually received by the Depositary and Paying Agent (including, in the case of a book-entry transfer, by Book-Entry Confirmation). If the delivery is by mail, it is recommended that all those documents be sent by properly insured registered mail with return receipt requested. In all cases, sufficient time should be allowed to ensure timely delivery.

The tender of Shares pursuant to any one of the procedures described above will constitute the tendering stockholder’s acceptance of the Offer, as well as the tendering stockholder’s representation and warranty that such stockholder has the full power and authority to tender, sell, transfer and assign the Shares tendered, as specified in the Letter of Transmittal (and any and all other Shares or other securities issued or issuable in respect of such Shares), and that when the Offeror accepts the Shares for payment, it will acquire good and unencumbered title, free and clear of all liens, restrictions, charges and encumbrances and not subject to any adverse claims. The Offeror’s acceptance for payment of Shares tendered pursuant to the Offer will constitute a binding agreement between the tendering stockholder and the Offeror upon the terms and subject to the conditions of the Offer.

Other Requirements. Notwithstanding any provision of this Offer to Purchase, the Offeror will pay for Shares pursuant to the Offer only after timely receipt by the Depositary and Paying Agent of (a) certificates for (or a timely Book-Entry Confirmation with respect to) those Shares, (b) a Letter of Transmittal (or, with respect to Eligible Institutions, a manually executed facsimile thereof), properly completed and duly executed, with any required signature guarantees (or, in the case of a book-entry transfer, an Agent’s Message in lieu of the Letter of Transmittal) and (c) any other documents required by the Letter of Transmittal. Accordingly, tendering stockholders may be paid at different times depending upon when certificates or Book-Entry Confirmations with respect to their Shares are actually received by the Depositary and Paying Agent. Under no circumstances will interest be paid by the Offeror on the purchase price of Shares, regardless of any extension of the Offer or any delay in making that payment.

Binding Agreement. The acceptance for payment by the Offeror of Shares tendered pursuant to one of the procedures described above will constitute a binding agreement between the tendering stockholder and the Offeror upon the terms and subject to the conditions of the Offer.

Appointment as Proxy. By executing and delivering a Letter of Transmittal as set forth above (or, in the case of a book-entry transfer, by delivery of an Agent’s Message in lieu of a Letter of Transmittal), the tendering stockholder irrevocably appoints designees of the Offeror as that stockholder’s proxies, each with full power of substitution, to the full extent of that stockholder’s rights with respect to the Shares tendered by that stockholder and accepted for payment by the Offeror and with respect to any and all other Shares or other securities issued or issuable in respect of those Shares on or after the date of the Merger Agreement. All those proxies and powers of attorney will be considered coupled with an interest in the tendered Shares. Such appointment is effective when, and only to the extent that, the Offeror accepts for payment Shares tendered by the stockholder as provided herein. Upon the effectiveness of the appointment, all prior powers of attorney, proxies and consents given by that stockholder will be revoked, and no subsequent powers of attorney, proxies and consents may be given (and, if given, will not be deemed effective). Upon the effectiveness of the appointment, the Offeror’s designees will, with respect to the Shares or other securities and rights for which the appointment is effective, be empowered to exercise all voting and other rights of that stockholder as they, in their sole discretion, may deem proper at any annual, special, adjourned or postponed meeting of The Fresh Market’s stockholders, by written consent in lieu of any such meeting or otherwise. The Offeror reserves the right to require that, in order for Shares to be deemed validly tendered, immediately upon the Offeror’s payment for those Shares, the Offeror must be able to exercise full voting, consent and other rights to the extent permitted under applicable law with respect to those Shares and other securities, including voting at any meeting of stockholders or executing a written consent concerning any matter.

Determination of Validity. All questions as to the validity, form, eligibility (including time of receipt) and acceptance of any tender of Shares will be determined by the Offeror (which may delegate power in whole or in part to the Depositary and Paying Agent) in its sole and absolute discretion, which determination will be final and binding. The Offeror reserves the absolute right to reject any and all tenders determined by it not to be in proper form or the acceptance for payment of or payment for which may, in the opinion of the Offeror, be unlawful. The Offeror also reserves the absolute right to waive any defect or irregularity in the tender of any Shares of any particular stockholder whether or not similar defects or irregularities are waived in the case of any other stockholder. No tender of Shares will be deemed to have been validly made until all defects and irregularities relating thereto have been cured or waived. None of Parent, the Offeror or any of their respective affiliates or assigns, the Depositary and Paying Agent, the Information Agent or any other person will be under any duty to give notification of any defects or irregularities in tenders or incur any liability for failure to give any such notification. The Offeror’s interpretation of the terms and conditions of the Offer (including the Letter of Transmittal and the Instructions thereto and any other documents related to the Offer) will be final and binding.

No alternative, conditional or contingent tenders will be accepted.

4.	Withdrawal Rights

A stockholder may withdraw Shares tendered pursuant to the Offer at any time on or prior to the Expiration Time and, if not previously accepted for payment, at any time after May 24, 2016, the date that is 60 days after the date of the commencement of the Offer, pursuant to SEC regulations, but only in accordance with the procedures described in this Section 4; otherwise, the tender of Shares pursuant to the Offer is irrevocable.

For a withdrawal of Shares to be effective, a written or, with respect to Eligible Institutions, facsimile transmission, notice of withdrawal with respect to the Shares must be timely received by the Depositary and Paying Agent at one of its addresses set forth on the back cover of this Offer to Purchase. Any notice of withdrawal must specify the name of the person having tendered the Shares to be withdrawn, the number of Shares to be withdrawn and the name of the registered holder of the Shares to be withdrawn, if different from that of the person who tendered those Shares. The signature(s) on the notice of withdrawal must be guaranteed by an Eligible Institution, unless those Shares have been tendered for the account of any Eligible Institution. If Shares have been tendered pursuant to the procedures for book-entry transfer as set forth in Section 3—“Procedures for Tendering Shares,” any notice of withdrawal must specify the name and number of the account at DTC to be credited with the withdrawn Shares. If certificates representing the Shares to be withdrawn have been delivered or otherwise identified to the Depositary and Paying Agent, the name of the registered owner and the serial numbers shown on those certificates must also be furnished to the Depositary and Paying Agent prior to the physical release of those certificates. If a stockholder tenders Shares by giving instructions to a broker, dealer, commercial bank, trust company or other nominee, the stockholder must instruct the broker, dealer, commercial bank, trust company or other nominee to arrange for the withdrawal of those Shares.

If the Offeror extends the Offer, is delayed in its acceptance for payment of Shares or is unable to accept for payment Shares pursuant to the Offer for any reason, then, without prejudice to the Offeror’s rights under this Offer, the Depositary and Paying Agent may nevertheless, on behalf of the Offeror, retain tendered Shares, and those Shares may not be withdrawn except to the extent that tendering stockholders are entitled to withdrawal rights as described herein.

Withdrawals of tenders of Shares may not be rescinded, and any Shares validly withdrawn will be deemed not to have been validly tendered for purposes of the Offer. However, withdrawn Shares may be retendered by following one of the procedures for tendering shares described in Section 3—“Procedures for Tendering Shares” at any time prior to the Expiration Time.

All questions as to the form and validity (including time of receipt) of any notice of withdrawal will be determined by the Offeror, in its sole discretion, which determination shall be final and binding absent a finding to the contrary by a court of competent jurisdiction. No withdrawal of Shares shall be deemed to have been properly made until all defects and irregularities have been cured or waived. None of Parent, the Offeror or any of their respective affiliates or assigns, the Depositary and Paying Agent, the Information Agent or any other person will be under any duty to give notification of any defects or irregularities in any notice of withdrawal or incur any liability for failure to give that notification.

5.	Certain United States Federal Income Tax Consequences

The following summary describes certain U.S. federal income tax consequences to holders of Shares with respect to the disposition of Shares pursuant to the Offer or the Merger. It addresses only holders that hold Shares as capital assets (generally, property held for investment) within the meaning of Section 1221 of the Internal Revenue Code of 1986, as amended (the “Code”).

The following summary does not purport to be a complete analysis of all of the potential U.S. federal income tax considerations that may be relevant to particular holders in light of their particular circumstances nor does it deal with persons that are subject to special tax rules, such as brokers, dealers in securities or currencies, financial institutions, mutual funds, insurance companies, tax-exempt entities, qualified retirement plans or other tax deferred accounts, holders that own or have owned more than 5% of the Shares by vote or value (whether those Shares are or were actually or constructively owned), regulated investment companies, real estate mortgage investment conduits, real estate investment trusts, common trust funds, holders subject to the alternative minimum tax, corporations that accumulate earnings to avoid U.S. federal income tax, persons holding Shares as part of a straddle, hedge or conversion transaction or as part of a synthetic security or other integrated transaction, traders in securities that elect to use a mark-to-market method of accounting for their securities holdings, U.S. Holders (as defined below) that have a “functional currency” other than the U.S. dollar, U.S. expatriates, dissenting stockholders, Persons who exchange Shares for an indirect interest in Parent in connection with the Rollover, and persons that acquired Shares in a compensatory transaction. In addition, this summary does not address persons that hold an interest in a partnership, S corporation or other pass-through entity that holds Shares, or tax considerations arising under the laws of any state, local or non-U.S. jurisdiction or U.S. federal non-income tax considerations (e.g., the federal estate or gift tax, or the application of the Medicare tax on net investment income under Section 1411 of the Code).

The following is based on the provisions of the Code, final, proposed and temporary Treasury regulations promulgated under the Code (“Treasury Regulations”), administrative rulings and other guidance, and court decisions, in each case as in effect on the date of this Offer to Purchase, all of which are subject to change, possibly with retroactive effect.

As used herein, the term “U.S. Holder” means a beneficial owner of Shares that is, for U.S. federal income tax purposes, (a) a citizen or individual resident of the United States; (b) a corporation created or organized in or under the laws of the United States or any political subdivision of the United States; (c) an estate, the income of which is subject to U.S. federal income taxation regardless of its source; or (d) a trust if (1) a U.S. court is able to exercise primary supervision over its administration and one or more U.S. persons, within the meaning of Section 7701(a)(30) of the Code, have authority to control all of the trust’s substantial decisions or (2) the trust has properly elected under applicable Treasury Regulations to be treated as a United States person for U.S. federal income tax purposes.

A “Non-U.S. Holder” is a beneficial owner of Shares, other than a partnership or an entity classified as a partnership for U.S. federal income tax purposes that is not a U.S. Holder.

The tax treatment of a partner in a partnership (or other entity classified as a partnership for U.S. federal tax purposes) may depend on the status or activities of the partner or the partnership. Partnerships that are beneficial owners of Shares, and partners in such partnerships, should consult their own tax advisors regarding the U.S. federal, state, local and non-U.S. tax considerations applicable to them with respect to the disposition of Shares pursuant to the Offer or the Merger.

This summary is of a general nature only. It is not intended to constitute, and should not be construed to constitute, legal or tax advice to any particular holder. Because individual circumstances may vary, holders of Shares should consult their own tax advisors as to the tax consequences of the Offer and the Merger on a beneficial holder of Shares in their particular circumstances, including the application of any state, local or non-U.S. tax laws and any changes in such laws.

U.S. Holders

A U.S. Holder that disposes of Shares pursuant to the Offer or the Merger generally will recognize gain or loss equal to the difference between the cash that the U.S. Holder receives pursuant to the Offer or the Merger and the U.S. Holder’s adjusted tax basis in the Shares disposed of pursuant to the Offer or the Merger, respectively. See Instruction 9 of the Letter of Transmittal. Gain or loss must be determined separately for each block of Shares (i.e., Shares acquired at the same cost in a single transaction) disposed of pursuant to the Offer or the Merger. Such recognized gain or loss will constitute a capital gain or loss, and capital gain of a non-corporate U.S. Holder derived with respect to a disposition of Shares in which the U.S. Holder has a holding period exceeding one year generally will be subject to U.S. federal income tax rates applicable to long-term capital gain (whereas capital gain derived with respect to a disposition of Shares in which the U.S. Holder has a holding period of one year or less generally will be subject to U.S. federal income tax rates applicable to ordinary income). Long-term capital gains of non-corporate U.S. Holders are currently subject to reduced rates of taxation. The deductibility of capital loss is subject to limitations. U.S. Holders are urged to consult their tax advisors regarding those limitations.

Non-U.S. Holders

Any gain recognized on the receipt of cash pursuant to the Offer or the Merger by a Non-U.S. Holder generally will not be subject to U.S. federal income tax unless:

•	the gain is effectively connected with a U.S. trade or business of that Non-U.S. Holder (and, if required by an applicable income tax treaty, is also attributable to a permanent establishment in the United States maintained by that Non-U.S. Holder), in which case the Non-U.S. Holder generally will be subject to tax on such gain in the same manner as a U.S. Holder, and, if the Non-U.S. Holder is a Non-U.S. corporation, that corporation may be subject to an additional branch profits tax at the rate of 30% on the effectively connected gain (or such lower rate as may be specified by an applicable income tax treaty);

•	in the case of an individual, the Non-U.S. Holder has been present in the United States for at least 183 days or more in the taxable year of disposition (and certain other conditions are satisfied), in which case the Non-U.S. Holder may be subject to a flat 30% tax (or a lower applicable income tax treaty rate) on any United States-source gain derived from the sale, exchange, or other taxable disposition of Shares (other than gain effectively connected with a United States trade or business), which may be offset by United States-source capital losses; or

•	The Fresh Market is or has been a “United States real property holding corporation” (“USRPHC”) for United States federal income tax purposes, at any time during the shorter of the five-year period ending on the date of the disposition and the non-U.S. Holder’s holding period for its Shares and, if the Shares are “regularly traded on an established securities market,” the Non-U.S. Holder held, directly or indirectly, at any time during such period, more than 5% of the issued and outstanding Shares, in which case the consequences will be as described below.

We believe that The Fresh Market is not, and has not been, a USRPHC. If, contrary to our belief, The Fresh Market is or has been a USRPHC during the applicable time periods described in the third bullet above, any gain recognized by a Non-U.S. Holder on the exchange of Shares pursuant to the Offer or the Merger may be subject to United States federal income tax in the same manner as gain recognized by a U.S. Holder. However, so long as our Shares are considered to be “regularly traded on an established securities market” (“regularly traded”) at any time during the calendar year, a Non-U.S. Holder generally will not be subject to tax on any gain recognized on the exchange of Shares pursuant to the Offer or the Merger, unless the Non-U.S. Holder owned (actually or constructively) more than 5% of the total outstanding Shares at any time during the applicable period described in the third bullet point above. A Non-U.S. Holder may, under certain circumstances, be subject to withholding in an amount equal to 15% of the gross proceeds on the sale or disposition of Shares. However, as we believe that the Shares are regularly traded, no withholding should be required under these rules upon the exchange of Shares pursuant to the Offer or the Merger.

Information Reporting and Backup Withholding Tax

Payments made to holders of Shares in the Offer or the Merger generally will be subject to information reporting and may be subject to a backup withholding tax (currently at a rate of 28%). To avoid backup withholding, U.S. Holders that do not otherwise establish an exemption should complete and return Substitute Form W-9 included in the Letter of Transmittal, certifying that such stockholder is a United States person within the meaning of Section 7701(a)(30) of the Code, the taxpayer identification number provided is correct, and that such stockholder is not subject to backup withholding. Non-U.S. Holders should submit an appropriate and properly completed IRS Form W-8, a copy of which may be obtained from the Depositary and Paying Agent, in order to avoid backup withholding. Non-U.S. Holders should consult their own tax advisors to determine which IRS Form W-8 is appropriate.

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules will be allowed as a credit against a holder’s United States federal income tax liability, provided the required information is timely furnished in the appropriate manner to the IRS.

THE ABOVE SUMMARY IS NOT INTENDED TO CONSTITUTE A COMPLETE ANALYSIS OF ALL TAX CONSEQUENCES TO HOLDERS OF SHARES WITH RESPECT TO THE DISPOSITION OF SHARES PURSUANT TO THE OFFER OR THE MERGER. HOLDERS SHOULD CONSULT THEIR OWN TAX ADVISORS AS TO THE TAX CONSEQUENCES APPLICABLE TO THEM IN THEIR PARTICULAR CIRCUMSTANCES.

6.	Price Range of Shares; Dividends

The Shares are listed on NASDAQ under the symbol “TFM.” The following table sets forth, for the fiscal quarters indicated, the high and low intra-day sales prices per Share on NASDAQ as reported by published financial sources with respect to periods occurring in fiscal years 2014, 2015 and 2016:

Fiscal year	High	Low
2014:
First Quarter	$41.18	$31.35
Second Quarter	$37.97	$28.60
Third Quarter	$37.14	$29.31
Fourth Quarter	$42.12	$32.20
2015:
First Quarter	$42.09	$35.51
Second Quarter	$41.70	$31.51
Third Quarter	$33.82	$18.70
Fourth Quarter	$28.14	$21.59
2016:
First Quarter (through March 24, 2016)	$28.59	$17.81

On February 10, 2016, the last full trading day before market speculation of a potential transaction, the reported closing sales price per Share on NASDAQ was $18.58 per Share. On March 11, 2016, the last full trading day prior to the public announcement of the terms of the Offer and the Merger, the reported closing sales price per Share on NASDAQ was $22.98 per Share. On March 24, 2016, the last full trading day prior to the commencement of the Offer, the reported closing sales price per Share on NASDAQ was $28.36 per Share. Stockholders are urged to obtain a current market quotation for the Shares.

The Fresh Market has not declared or paid cash dividends on its common stock since its initial public offering in 2010. Under the terms of the Merger Agreement, The Fresh Market is not permitted to declare or pay dividends with respect to the Shares without the prior written consent of Parent. See Section 14—“Dividends and Distributions.”

7.	Certain Effects of the Offer

If, as a result of the Offer, the Offeror directly or indirectly owns Shares (other than Rollover Shares) representing at least one Share more than 50% of the then outstanding Shares, Parent, the Offeror and The Fresh Market will, subject to the satisfaction or waiver of the remaining conditions set forth in the Merger Agreement, consummate the Merger under the provisions of Section 251(h) of the DGCL without prior notice to, or any action by, any other stockholder of The Fresh Market as soon as practicable following the consummation of the Offer, but in any event no later than the date of, and immediately following, the payment for the Shares in the Offer (unless another date is agreed to in writing by Parent and The Fresh Market). We do not expect there to be a significant period of time between the consummation of the Offer and the consummation of the Merger.

Market for the Shares. If the Offer is consummated, there will be no market for the Shares because Parent and Offeror intend to consummate the Merger as promptly as practicable following the Offer Closing.

NASDAQ Listing. The Shares are currently listed on NASDAQ. Immediately following the consummation of the Merger (which is expected to occur as promptly as practicable following the Offer Closing), the Shares will no longer meet the requirements for continued listing on NASDAQ because the only stockholder will be Parent. Immediately following the consummation of the Merger, we intend to cause The Fresh Market to delist the Shares from NASDAQ.

Exchange Act Registration. The Shares are currently registered under the Exchange Act.

We intend to seek to cause The Fresh Market to apply for termination of registration of the Shares as soon as possible after consummation of the Offer if the requirements for termination of registration are met. Termination of registration of the Shares under the Exchange Act would reduce the information required to be furnished by The Fresh Market to its stockholders and to the SEC and would make certain provisions of the Exchange Act (such as the short-swing profit recovery provisions of Section 16(b), the requirement of furnishing a proxy statement or information statement in connection with stockholders’ meetings or actions in lieu of a stockholders’ meeting pursuant to Section 14(a) and 14(c) of the Exchange Act and the related requirement of furnishing an annual report to stockholders) no longer applicable with respect to the Shares. In addition, if the Shares are no longer registered under the Exchange Act, the requirements of Rule 13e-3 with respect to “going private” transactions would no longer be applicable to The Fresh Market. Furthermore, the ability of “affiliates” of The Fresh Market and persons holding “restricted securities” of The Fresh Market to dispose of such securities pursuant to Rule 144 under the U.S. Securities Act of 1933, as amended, may be impaired or eliminated. If registration of the Shares under the Exchange Act was terminated, the Shares would no longer be eligible for continued inclusion on the Federal Reserve Board’s list of “margin securities” or eligible for stock exchange listing.

Margin Regulations. The Shares are currently “margin securities” under the regulations of the Board of Governors of the Federal Reserve System (the “Federal Reserve Board”), which has the effect, among other things, of allowing brokers to extend credit using such Shares as collateral. Depending upon factors similar to those described above regarding listing and market quotations, following the Offer, the Shares may no longer constitute “margin securities” for purposes of the margin regulations of the Federal Reserve Board, in which event the Shares would be ineligible as collateral for margin loans made by brokers.

8.	Certain Information Concerning The Fresh Market

The Fresh Market is a Delaware corporation incorporated in North Carolina in 1981, and reincorporated in Delaware in 2010. Its principal executive offices are located at 628 Green Valley Road, Greensboro, North Carolina 27408. The Fresh Market’s telephone number at its principal executive offices is (336) 272-1338.

Founded by Ray Berry in 1981, The Fresh Market is a specialty grocery retailer focused on providing high-quality products in a unique and inviting atmosphere with a high level of customer service. As of March 14, 2016, The Fresh Market operates 186 stores in 27 states across the United States.

Available Information. The Fresh Market is currently subject to the information and reporting requirements of the Exchange Act and in accordance therewith is obligated to file reports and other information with the SEC relating to its business, financial condition and other matters. Certain information, as of particular dates, concerning The Fresh Market’s business, principal physical properties, capital structure, material pending litigation, operating results, financial condition, directors and officers (including their compensation), the principal holders of The Fresh Market’s securities, any material interests of those persons in transactions with The Fresh Market, and other matters is required to be disclosed in proxy statements and periodic reports distributed to The Fresh Market’s stockholders and filed with the SEC. Those reports, proxy statements and other information are available for inspection at the public reference room at the SEC’s office at 100 F Street, NE, Washington, DC 20549. Copies may be obtained by mail, upon payment of the SEC’s customary charges, by writing to its principal office at 100 F Street, NE, Washington, DC 20549. Further information on the operation of the SEC’s Public Reference Room in Washington, DC can be obtained by calling the SEC at (800) SEC-0330. The SEC also maintains an Internet web site that contains reports, proxy statements and other information about issuers, such as The Fresh Market, who file electronically with the SEC. The address of that site is http://www.sec.gov.

Sources of Information. Except as otherwise set forth herein, the information concerning The Fresh Market and its business has been taken from The Fresh Market’s Annual Report on Form 10-K for its fiscal year ended January 31, 2016, publicly available documents and records on file with the SEC and other public sources and is qualified in its entirety by such records. Although we have no knowledge that any such information contains any misstatements or omissions, none of Parent, the Offeror, the Information Agent or the Depositary and Paying Agent, or any of their respective affiliates or assigns assumes responsibility for the accuracy or completeness of the information concerning The Fresh Market contained in those documents and records or for any failure by The Fresh Market to disclose events which may have occurred or may affect the significance or accuracy of any such information.

Certain Projections. The Fresh Market has provided us with certain selected unaudited projected financial information concerning The Fresh Market (the “November 17 Management Case” described below in Section 10—”Background of the Offer; Contacts with The Fresh Market”). Such information, as well as certain additional unaudited projected financial information, is described in The Fresh Market’s Schedule 14D-9, which will be filed with the SEC and is being mailed to The Fresh Market’s stockholders with this Offer to Purchase. The Fresh Market’s stockholders are urged to, and should, carefully read the Schedule 14D-9. The Fresh Market has advised us that such unaudited projected financial information is included in the Schedule 14D-9 solely to give The Fresh Market’s stockholders access to certain financial information that was made available to the The Fresh Market directors and advisors and, with respect to certain of this information, to Offeror and Parent, and such information is not being included in the Schedule 14D-9 to influence a stockholder’s decision whether to tender Shares in the Offer or for any other purpose. The Fresh Market has further advised us that the unaudited projected financial information was generated solely for internal use and not developed with a view toward public disclosure or with a view toward complying with the guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of prospective financial data, published guidelines of the SEC regarding forward-looking statements or GAAP. The Fresh Market has advised us that no independent registered public accounting firm provided any assistance in preparing the unaudited projected financial information. Accordingly, no independent registered public accounting firm has examined, compiled or otherwise performed any procedures with respect to the unaudited projected financial information or expressed any opinion or given any other form of assurance with respect thereto, and they assume no responsibility for the information contained therein.

The unaudited projected financial information includes Non-GAAP measures, which The Fresh Market has advised us, management of The Fresh Market believed could be useful in evaluating the Transactions and other strategic and financial alternatives available to The Fresh Market. Non-GAAP financial measures should not be considered in isolation from, or as a substitute for, financial information presented in accordance with GAAP, including earnings (loss). The Fresh Market’s calculation of these non-GAAP measures may differ from others in its industry and is not necessarily comparable with similar titles used by other companies.

The Fresh Market has advised us that such unaudited projected financial information necessarily reflects numerous estimates and assumptions made by The Fresh Market’s management with respect to industry performance, general business, economic, regulatory, market and financial conditions and other future events, as well as matters specific to The Fresh Market’s business, all of which are difficult to predict and many of which are beyond The Fresh Market’s control. Such unaudited projected financial information also reflects subjective judgment in many respects and thus is susceptible to multiple interpretations and periodic revisions based on actual experience and business developments.

As such, the unaudited projected financial information constitutes forward-looking statements and is subject to risks and uncertainties that could cause actual results to differ materially from the results forecasted in such prospective information, including, but not limited to, The Fresh Market’s performance, industry performance, general business and economic conditions, customer requirements, competition, adverse changes in applicable laws, regulations or rules, and the various risks set forth in The Fresh Market’s reports filed with the SEC. There can be no assurance that the prospective results would be realized or that actual results would not be significantly higher or lower than forecast. For more information regarding the risks and uncertainties inherent in forward-looking information, see the section entitled “Forward-Looking Statements” of the Schedule 14D-9.

In particular, The Fresh Market has advised us that such unaudited projected financial information, while presented with numerical specificity, necessarily was based on numerous variables and assumptions that are inherently uncertain. Because such unaudited projected financial information covers multiple years, by its nature, it becomes subject to greater uncertainty with each successive year. In addition, such unaudited projected financial information would be affected by The Fresh Market’s ability to achieve strategic goals, objectives and targets over the applicable periods. The unaudited projected financial information also reflects assumptions as to certain business decisions that are subject to change. Such unaudited projected financial information is not fact and should not be relied upon as being necessarily indicative of future results.

The Fresh Market has advised us that the unaudited projected financial information was developed for The Fresh Market on a standalone basis without giving effect to the Transactions, and therefore the unaudited projected financial information does not give effect to the Transactions or any changes to The Fresh Market’s operations or strategy that may be implemented after the consummation of the Transactions, including any costs incurred in connection with the Transactions. Furthermore, the unaudited projected financial information does not take into account the effect of any failure of the Transactions to be completed and should not be viewed as accurate or continuing in that context.

The Fresh Market has advised us that the unaudited projected financial information was prepared prior to the execution of the Merger Agreement and has not been updated to reflect any changes after the date they were prepared.

The inclusion of the unaudited projected financial information in The Fresh Market’s Schedule 14D-9 should not be regarded as an indication that we, The Fresh Market or our respective financial advisors or any other recipient of such information considered, or now considers, such unaudited projected financial information a reliable prediction of future events, and such unaudited projected financial information should not be relied upon as such. None of us, The Fresh Market, our respective financial advisors or any of our or their respective affiliates assumes any responsibility for the validity, reasonableness, accuracy or completeness of the unaudited projected financial information. None of us, The Fresh Market, our respective financial advisors or our or their respective affiliates intends to, and we and each of them disclaim any obligation to, update, revise or correct any information contained in the unaudited projected financial information if it is or becomes, or the underlying assumptions are or become, inaccurate (even in the short term).

In light of the foregoing factors and the uncertainties inherent in such unaudited projected financial information, readers of The Fresh Market’s Schedule 14D-9 are cautioned not to place undue reliance on the unaudited projected financial information.

9.	Certain Information Concerning the Offeror, Parent and Management VIII

Parent and the Offeror are Delaware corporations. Each of Parent and the Offeror was formed on March 10, 2016, in each case, solely for the purpose of completing the Offer and the Merger and each has conducted no business activities other than those related to the structuring and negotiation of the Offer and the Merger. Until immediately prior to the time the Offeror purchases Shares pursuant to the Offer, it is not anticipated that Parent or the Offeror will have any significant assets or liabilities or engage in activities other than those incidental to their formation, capitalization and the transactions contemplated by the Offer and/or the Merger. The Offeror is a direct wholly owned subsidiary of Parent. All of the equity of Parent will, upon completion of the Transactions, be owned by a newly-formed Delaware corporation, controlled by certain equity funds managed by Management VIII. All of the equity of this holding corporation will be owned, directly or indirectly, by such equity funds managed by Management VIII, another investor and the Rollover Stockholders. The principal business activity of Management VIII is to manage certain other investment funds. The principal office address of each of Management VIII, Parent and the Offeror is 9 West 57th Street, 43rd Floor, New York, New York 10019. The telephone number at the principal office is 212-515-3200.

Ray Berry and Brett Berry, who collectively beneficially own approximately 9.8% of the Shares, have agreed to exchange the Rollover Shares pursuant to the Rollover Agreement for the Rollover Equity and have agreed not to tender their Shares in the Offer.

Pursuant to an Equity Commitment Letter dated March 11, 2016, (the “Equity Commitment Letter”) certain equity funds managed by Management VIII (the “Equity Investors”) have committed an aggregate amount equal to $656 million, in cash as capital to Parent in connection with completion of the Offer and the Merger and to enable Parent and The Fresh Market, as the surviving company in the Merger, to pay fees, costs and expenses in connection with the Transactions, in each case subject to the applicable conditions set forth in the Merger Agreement and the Equity Commitment Letter.

The name, business address, citizenship, present principal occupation and employment history of each of the directors, executive officers and control persons of each of Parent, the Offeror and Management VIII are set forth in Schedule A to this Offer to Purchase (“Schedule A”). Except as set forth elsewhere in this Offer to Purchase, (i) none of Parent, the Offeror, Management VIII or, to the knowledge of each of Parent, the Offeror and Management VIII, any of the entities or persons listed in Schedule A has, during the past five years, been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors), and (ii) none of Parent, the Offeror, Management VIII or, to the best of their knowledge, any of the entities or persons listed in Schedule A has, during the past five years, been a party to any judicial or administrative proceeding (except for matters that were dismissed without sanction or settlement) that resulted in a judgment, decree or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of federal or state securities laws.

Except as set forth elsewhere in this Offer to Purchase (including Schedule A), (i) none of Parent, the Offeror, Management VIII or, to the knowledge of each of Parent, the Offeror and Management VIII, any of the entities or persons listed in Schedule A, beneficially owns or has a right to acquire any Shares or any other equity securities of The Fresh Market, and (ii) none of Parent, the Offeror, Management VIII or, to the knowledge of each of Parent, the Offeror, and Management VIII, any of the entities or persons referred to in clause (i) above, has effected any transaction in Shares or any other equity securities of The Fresh Market during the past 60 days.

Except as set forth elsewhere in this Offer to Purchase (including Schedule A), (i) none of Parent, the Offeror, Management VIII or, to the knowledge of each of Parent, the Offeror and Management VIII, any of the entities or persons listed on Schedule A, has any contract, arrangement, understanding or relationship with any other person with respect to any securities of The Fresh Market, including, but not limited to, any contract, arrangement, understanding or relationship concerning the transfer or voting of such securities, finder’s fees, joint ventures, loan or option arrangements, puts or calls, guarantees of loans, guarantees against loss, guarantees of profits, division of profits or loss or the giving or withholding of proxies, (ii) during the two years prior to the date of this Offer to Purchase, there have been no transactions that would require reporting under the rules and regulations of the SEC between Parent, the Offeror, Management VIII or, to the knowledge of each of Parent, the Offeror and Management VIII, any of the entities or persons listed in Schedule A, on the one hand, and The Fresh Market or any of its executive officers, directors and/or affiliates, on the other hand, and (iii) there have been no contracts, negotiations or transactions between Parent, the Offeror, Management VIII or, to the knowledge of each of the Parent, the Offeror and Management VIII, any of the entities or persons listed in Schedule A, on the one hand, and The Fresh Market or any of its executive officers, directors and/or affiliates, on the other hand concerning a merger, consolidation or acquisition, tender offer or other acquisition of securities, an election of directors or a sale or other transfer of a material amount of assets.

None of Parent, the Offeror, or Management VIII has made arrangements in connection with the Offer to provide holders of Shares access to their corporate files or to obtain counsel or appraisal services at their expense.

Pursuant to Rule 14d-3 under the Exchange Act, the Offeror, Parent and Management VIII have filed with the SEC a Tender Offer Statement on Schedule TO (as amended, the “Schedule TO”), of which this Offer to Purchase forms a part, and exhibits to the Schedule TO. The Schedule TO and its exhibits are available for inspection at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at (800) SEC-0330 for further information on the public reference room. Copies of this information may be obtainable by mail, upon payment of the SEC’s customary charges, by writing to the SEC at the address above. The SEC also maintains a website on the Internet at http://www.sec.gov that contains the Schedule TO and its exhibits and other information that the Offeror has filed electronically with the SEC.

10.	Background of the Offer; Contacts with The Fresh Market

On July 3, 2015, Andrew Jhawar, a senior partner of Apollo Management, L.P., who oversees matters in the Grocery, Specialty Retail, Food & Beverage and Consumer Products sectors, had a general discussion with Ray Berry, the Chairman of the Board of The Fresh Market about current conditions in the food retail industry. Mr. Jhawar and Ray Berry are long-time professional and social acquaintances as a result of their experience and participation in the food retail industry. In the course of their conversation, Mr. Jhawar discussed with Mr. Berry in general terms various potential transactions involving The Fresh Market. Mr. Berry stated that while he would be willing to consider, he was not in a position to do so at that time.

On September 4, 2015, Mr. Jhawar contacted Ray Berry to tell him that Management VIII, on behalf of equity funds managed by it (referred to in this “Background of the Offer” as the “Apollo Funds”), remained interested in acquiring The Fresh Market and to ask Mr. Berry if he was in a position to make a decision at that time about participating in such a transaction. Mr. Berry advised Mr. Jhawar that, while any transaction would ultimately be a decision for the Board of The Fresh Market and that he would be open to considering either an equity rollover or a cash sale of his stake, he was interested in engaging in discussions with Management VIII about such a transaction and recommended that Mr. Jhawar contact his son, Brett Berry, to explore various structural alternatives for an equity rollover transaction. Mr. Jhawar and Brett Berry had several communications regarding potential transaction structures. None of the discussions or communications included any proprietary or other material non-public information about The Fresh Market or its strategic plans.

On September 25, 2015, Mr. Jhawar placed a call to Ray Berry and Brett Berry to inform them that Management VIII would be sending an offer letter to The Fresh Market and to inquire if they remained interested in pursuing a transaction and whether they were in a position to confirm they would participate in such a transaction. Ray Berry and Brett Berry indicated they were interested in such a transaction, but also indicated that they would like to retain the flexibility to participate in a similar transaction with other potential transaction partners in the event that Management VIII’s proposal was not well received by The Fresh Market Board.

On October 1, 2015, Management VIII submitted a preliminary non-binding indication of interest to The Fresh Market proposing the Apollo Funds’ acquisition of The Fresh Market in an all-cash transaction for a purchase price of $30.00 per share. The indication of interest was based on public information available at the time, and was subject to due diligence and the receipt of debt financing. Management VIII’s proposal stated that it had discussed with Ray Berry and Brett Berry, who collectively owned approximately 9.8% of The Fresh Market’s outstanding common stock as of the date of the proposal, the opportunity to roll over their shares in the transaction. The letter also stated Management VIII’s understanding that Management VIII, Ray Berry and Brett Berry would be working in an exclusive relationship in connection with a potential acquisition of The Fresh Market, as long as Management VIII remained committed to pursuing such transaction.

On October 15, 2015, Management VIII sent a follow-up letter to the Board, reaffirming the October 1st proposal and advising the Board that the October 1st proposal would expire at 5:00 p.m., Pacific time, on October 20, 2015. Management VIII stated that it was making the proposal together with Ray Berry and Brett Berry. The proposal was still non-binding, and remained subject to due diligence and the receipt of debt financing.

On October 16, 2015, a news outlet published an article speculating that Ray Berry was exploring a bid to take The Fresh Market private with the help of a private equity firm and that Management VIII had agreed to work with Mr. Berry on a potential offer for The Fresh Market.

On October 20, 2015, The Fresh Market issued a press release announcing that it would conduct a strategic and financial review of its business, which could result in The Fresh Market continuing to pursue value-enhancing initiatives as a standalone company, capital structure optimization or a sale of The Fresh Market or other business combination. On the same day, The Fresh Market sent a letter to Management VIII in response to its October 1, 2015 proposal and informed it that The Fresh Market would evaluate its proposal as part of The Fresh Market’s announced strategic and financial review. The letter also stated that The Fresh Market had confirmed with Ray Berry that he did not have an arrangement with Management VIII to work together on an exclusive basis with respect to a potential transaction.

On October 21, 2015, Management VIII delivered a letter to the Board withdrawing the proposal set forth in its prior letters dated October 1, 2015 and October 15, 2015.

On November 20, 2015, Mr. Jhawar, Ray Berry and Brett Berry discussed a potential equity rollover transaction. Ray and Brett Berry informally stated that, if Management VIII were to be successful in agreeing to a transaction with The Fresh Market, they would participate in an equity rollover, subject to diligence and agreement on terms.

On November 25, 2015, Management VIII sent a letter to the Board reaffirming its prior preliminary non-binding indication of interest on behalf of the Apollo Funds to acquire The Fresh Market in an all-cash transaction for a purchase price of $30.00 per share. Management VIII stated that it was making the proposal together with Ray Berry and Brett Berry, and indicated that the proposal would expire at 5:00 p.m., Pacific time, on December 3, 2015. Like its prior proposal, this offer was subject to engaging in due diligence and obtaining debt financing commitments.

On December 3, 2015, J.P. Morgan Securities LLC (“JP Morgan”), financial advisor to The Fresh Market, distributed a draft confidentiality agreement to Management VIII. On December 9, 2015, Management VIII and The Fresh Market entered into a confidentiality agreement (the “NDA”) with customary standstill provisions that would automatically terminate upon the entry by The Fresh Market into a definitive acquisition agreement with a third party. The confidentiality agreement also prohibited Management VIII from having discussions with any potential co-bidders in connection with a potential acquisition of The Fresh Market, contacting any potential sources of debt or equity financing for a potential acquisition of The Fresh Market (including with respect to an equity rollover) or entering into any exclusive financing arrangements, in each case without the prior authorization of The Fresh Market. From that point Management VIII had no further conversations with Ray or Brett Berry regarding a potential transaction or an equity rollover until authorized by The Fresh Market as discussed below. However, Ray Berry and Mr. Jhawar had conversations from time to time throughout the period that were primarily social in nature and did not involve any substantive aspects of a potential transaction or an equity rollover.

On December 18, 2015, The Fresh Market provided a “Phase I” confidential information memorandum about The Fresh Market and on December 21, 2015, provided Management VIII with access to a “Phase I” virtual dataroom. The information provided included a set of financial forecasts based on management’s strategic plan approved by The Fresh Market Board on November 17, 2015 (the “November 17 Management Case”).

On January 12, 2016, J.P. Morgan, The Fresh Market’s financial advisor, delivered a process letter to Management VIII, setting forth the process and timetable for the submission of first round preliminary indications of interest and establishing January 25, 2016 as the deadline to submit such indications of interest in a competitive bidding process. The process letter indicated that Ray Berry had informed The Fresh Market that he would be open to having discussions regarding a potential rollover of his existing equity interests in The Fresh Market with parties that advance sufficiently towards completion of the process, provided that at the time such discussions were authorized by The Fresh Market.

On January 15, 2016, the representatives of J.P. Morgan also provided financing guidance to Management VIII (although Management VIII was made aware that J.P. Morgan would not be available to act as a financing source for Management VIII or any other bidder).

On January 19, 2016, The Fresh Market made available a management presentation.

On January 25, 2016, Management VIII submitted a first round preliminary indication of interest for a potential acquisition by the Apollo Funds in an all-cash transaction at price of $31.25 per share. The proposal was predicated on obtaining exclusivity for a period of three weeks and stated that, if the Fresh Market Board did not work with Management VIII on an exclusive basis, the purchase price the Apollo Funds would be willing to pay for The Fresh Market would be significantly lower. Management VIII’s indication of interest further stated that it would need three weeks to complete its due diligence review of The Fresh Market and negotiate definitive agreements for the acquisition of The Fresh Market. Management VIII also stated in its indication of interest that if Management VIII was continuing to pursue a transaction in good faith, the exclusivity period would be automatically extended by successive seven-day periods unless either party gave written notice to the other of a refusal to extend at least 48 hours prior to the end of the then-current exclusivity period. Through the January 25, 2016 letter, Management VIII requested approval to speak with and share confidential information with Ray Berry and Brett Berry while also noting that the indicated purchase price was not predicated on any minimum rollover.

On January 27, 2016, representatives of J.P. Morgan contacted Management VIII to clarify the terms of, and obtain additional information with respect to, their proposal.

On January 30, 2016, The Fresh Market provided Management VIII with access to the “Phase II” virtual dataroom, which contained additional due diligence information relating to The Fresh Market. From January 30,

2016 until March 6, 2016, numerous due diligence sessions were held among The Fresh Market, Management VIII and their respective advisors and additional documents were posted to the “Phase II” dataroom in response to Management VIII’s due diligence requests.

On February 5, 2016, Management VIII participated in a management presentation with members of The Fresh Market’s management.

On February 11, 2016, a news outlet reported that The Fresh Market was exploring a sale and speculated about which parties were participating in the process.

On February 18, 2016, J.P. Morgan contacted representatives of Management VIII to discuss next steps in the process and the timing of submission of final bids, including that The Fresh Market was targeting the middle of March as a date for the submission of final bids. In outlining the process timetable, J.P. Morgan indicated that The Fresh Market Board’s Strategic Transaction Committee (the “Strategic Transaction Committee”) viewed speed of execution as an important differentiating feature of a potential offer. Management VIII stated that it wanted to move more quickly as they had already completed a significant amount of its due diligence work and that it believed it could be in a position to submit a final bid no later than March 7, 2016.

Between February 19, 2016 and the entry into the merger agreement on March 11, 2016, in numerous conversations between Management VIII and the representatives of J.P. Morgan, Management VIII indicated that it wanted to move very expeditiously towards the announcement of a transaction in light of the fact that it had already substantially completed its due diligence review. Management VIII also said that while it was able to finalize the debt financing commitments for a bid, market conditions were such that it would not be able to hold them open for an extended period of time. Management VIII said that it was willing to agree to a “go-shop” to encourage The Fresh Market to enter into an agreement earlier than the middle of March.

On February 26, 2016, J.P. Morgan, on behalf of The Fresh Market, posted an auction draft of the merger agreement to the dataroom. The auction draft of the merger agreement provided for a 30-day “go-shop” period, with an up to 15-day extension for certain excluded parties who submitted an acquisition proposal during the initial 30-day “go-shop” period. The merger agreement also contemplated a termination fee equal to 0.75% of the transaction’s equity value payable by The Fresh Market if either the Board changed its recommendation for the transaction and the purchaser subsequently terminated the agreement, or if The Fresh Market terminated the transaction to accept a superior proposal during the go-shop period and 1.75% if any of these events occurred following the expiration of the go-shop period (which we refer to as the “company termination fee”). The auction draft of the merger agreement also provided for a reverse termination fee equal to 8.50% of the transaction’s equity value payable by the purchaser if such purchaser did not consummate the proposed transaction as a result of its failure to obtain debt financing (which we refer to as the “reverse termination fee”).

On March 2, 2016, Morgan, Lewis & Bockius LLP (“Morgan Lewis”), Management VIII’s outside legal counsel provided a mark-up of the merger agreement and drafts of other transaction documents to Cravath, Swaine & Moore LLP (“Cravath”), The Fresh Market’s outside legal counsel. Among other changes, the mark-up of merger agreement provided for a 10-day “go-shop” period and contemplated a company termination fee equal to 1.50% of the transaction’s equity value during the go-shop period and 3.75% following the expiration of the go-shop period, and a reverse termination fee equal to 6.25% of the transaction’s equity value.

On March 4, 2016, Cravath sent a revised draft of the merger agreement and mark-ups of Apollo’s other transaction documents to Morgan Lewis. The mark-up of merger agreement provided for a 21-day “go-shop” period, a company termination fee equal to 1.25% of the transaction’s equity value during the go-shop period and 2.50% following the expiration of the “go-shop” period, and a reverse termination fee equal to 7.25% of the transaction’s equity value.

On March 8, 2016, Management VIII, on behalf of the Apollo Funds, submitted a definitive proposal to acquire The Fresh Market in an all-cash transaction for $27.25 per share of The Fresh Market common stock.

Management VIII’s proposal was fully financed with equity commitments from the Apollo Funds and debt commitments from debt financing sources. The debt financing commitments remained open until 5:00 p.m., Eastern time, on March 13, 2016.

In its March 8th proposal, Management VIII explained that the offer price was lower than the price indicated in the letter previously submitted by Management VIII on January 25, 2016 for the following primary reasons: (i) the magnitude of the turnaround necessary in The Fresh Market’s business was greater than expected as there would have to be a much more significant investment in price required to be competitive and regenerate traffic growth; (ii) a significantly greater re-merchandising of The Fresh Market’s overall assortment and offering would be required in order to be competitive with the realities of the present day competitive food retail marketplace and this re-merchandising would create risk and would be significantly capital intensive; (iii) continued sales pressure over the last quarter and through the first period of the fiscal year 2016 at a worse than expected level; and (iv) significantly less available funded debt financing than previously believed to be available and at a substantially higher cost of capital and with less overall flexibility in relevant terms. Management VIII’s March 8th proposal was not contingent on an equity rollover by Ray Berry or any other member of the Berry family, but Management VIII again requested permission to discuss an equity rollover prior to announcement of a transaction.

Also on March 8, 2016, Morgan Lewis sent Cravath a revised draft of the merger agreement and the related transaction documents. The terms of the revised merger agreement included a 21-day “go-shop” period; Management VIII’s acceptance of The Fresh Market’s proposal with respect to the size of the company termination fee, both during the go-shop period and following the expiration of the go-shop period; and a reverse termination fee of 6.75% of the transaction’s equity value.

Also on March 8, 2016, J.P. Morgan contacted Management VIII and relayed the Strategic Transaction Committee’s request for an increase in the offer price. J.P. Morgan told Management VIII that it would need to improve the offer in order for the Strategic Transaction Committee to recommend to the Board that The Fresh Market move forward with them and execute a transaction.

On March 9, 2016, Management VIII, on behalf of the Apollo Funds, submitted its best and final offer to acquire The Fresh Market in an all-cash transaction for $28.50 per share of The Fresh Market common stock. The revised offer was fully financed with equity commitments from the Apollo Funds and debt commitments from debt financing sources and was not contingent upon an equity rollover by Ray Berry or any other member of the Berry family. Management VIII informed J.P. Morgan that the increase in purchase price was predicated on obtaining a $4 to $5 million expense reimbursement in circumstances where The Fresh Market was required to pay a termination fee, but indicated Management VIII would consider increasing the reverse break-up fee above the 6.75% reflected in its bid the prior day. Management VIII also reiterated Management VIII’s interest in speaking with members of the Berry family regarding a potential equity rollover.

Later in the day on March 9, 2016, J.P. Morgan informed Management VIII that, while their final bid would need to be reviewed by The Fresh Market Board, based on the revised offer, the Strategic Transaction Committee determined that Management VIII could have an introductory conversation with Ray Berry and other members of the Berry family regarding a potential equity rollover, but that J.P. Morgan would participate in those discussions to ensure that no specific price information was shared between Management VIII and the Berry family. Introductory conversations between Ray Berry and Brett Berry occurred with representatives of Management VIII, with J.P. Morgan present, that evening.

Between March 9, 2016 and March 11, 2016, representatives of Cravath, on the one hand, and representatives of Morgan Lewis and Paul, Weiss, Rifkind, Wharton & Garrison LLP (“Paul Weiss”), Management VIII’s outside legal counsel with respect to debt financing matters, on the other hand, engaged in numerous discussions and negotiations regarding the terms of the merger agreement and the related transaction agreements.

During the evening of March 10, 2016 and the morning of March 11, 2016, Cravath, Morgan Lewis and Paul Weiss finalized the terms of the merger agreement and the other transaction documents. With respect to the remaining open issues in the merger agreement, The Fresh Market agreed to a $4 million expense reimbursement in circumstances where The Fresh Market was to pay a termination fee, and Management VIII agreed that the reverse break-up fee would be 7.0% of the transaction’s equity value.

Also on March 11, 2016, the Fresh Market Board granted permission to Management VIII to engage in negotiations with Ray Berry and Brett Berry regarding a potential rollover of their existing shares of The Fresh Market common stock, and Management VIII began such negotiations.

The Fresh Market, the Offeror and Parent then executed the Merger Agreement and related agreements in connection with the proposed transaction. The Apollo Funds also delivered the Limited Guarantee in favor of The Fresh Market and the Equity Commitment Letter to Parent. Parent and the Offeror received the Debt Commitment Letter from the Lender Parties (as defined in Section 12 – “Source and Amount of Funds”.)

On March 12, 2016, Parent entered into the Rollover Agreement with the Rollover Stockholders, pursuant to which the Rollover Stockholders agreed to contribute the Rollover Shares to Parent in exchange for shares of its common stock. On the same date, the Rollover Stockholders also entered into the Support Agreement with Parent and the Offeror, pursuant to which they agreed not to tender the Rollover Shares in the Offer and otherwise to support the Transactions.

Prior to the opening of markets in the United States on March 14, 2016, The Fresh Market and Management VIII, on behalf of the Apollo Funds, jointly announced the execution of the merger agreement.

11.	Purpose of the Offer and Plans for The Fresh Market; Transaction Documents

Purpose of the Offer and Plans for The Fresh Market. The Offer is being made pursuant to the Merger Agreement. The purpose of the Offer is for Parent to acquire control of, and all of the outstanding equity interests in, The Fresh Market. The Offer, as the first step in the acquisition of The Fresh Market, is intended to facilitate the acquisition of all outstanding Shares. The Merger Agreement provides, among other things, that the Offeror will be merged into The Fresh Market and that upon consummation of the Merger, the surviving corporation will become a wholly owned subsidiary of Parent.

If you sell your Shares in the Offer, you will cease to have any equity interest in The Fresh Market or any right to participate in its earnings and future growth. If you do not tender your Shares, but the Merger is consummated, you also will no longer have an equity interest in the surviving corporation and will not have any right to participate in its earnings and future growth. Similarly, after selling your Shares in the Offer or the exchange of your Shares in the subsequent Merger, you will not bear the risk of any decrease in the value of The Fresh Market or the surviving corporation, as applicable.

We expect that, following consummation of the Merger and the other Transactions, the operations of The Fresh Market, the surviving corporation in the Merger, will be conducted substantially as they currently are being conducted. We do not have any current intentions, plans or proposals to cause any material changes in the surviving corporation’s business, other than in connection with The Fresh Market’s current strategic planning.

Nevertheless, the management and/or the board of directors of the surviving corporation may initiate a review of the surviving corporation to determine what changes, if any, would be desirable following the Offer and the Merger to enhance the business and operations of the surviving corporation and may cause the surviving corporation to engage in certain extraordinary corporate transactions, such as reorganizations, mergers or sales or purchases of assets, if the management and/or board of directors of the surviving corporation decide that such transactions are in the best interest of the surviving corporation upon such review.

The Merger Agreement. The following is a summary of certain provisions of the Merger Agreement. This summary is qualified in its entirety by reference to the full text of the Merger Agreement, a copy of which is filed as an exhibit to the Schedule TO and which is incorporated herein by reference. The Merger Agreement may be examined and copies may be obtained in the manner set forth in Section 8—“Certain Information Concerning The Fresh Market—Available Information.”

The Offer. The Merger Agreement provides that the Offeror will commence the Offer and that, upon the terms and subject only to prior satisfaction or waiver of the Offer Conditions described in Section 13—“Conditions of the Offer” (including, if the Offer is extended or amended, the terms and conditions of any extension or amendment), the Offeror will, as promptly as practicable following the Expiration Time, irrevocably accept for payment, and, at or as promptly as practicable following acceptance for payment (but in any event within three business days (calculated as set forth in Rule 14d-1(g)(3) under the Exchange Act) thereafter) pay for, all Shares validly tendered and not properly withdrawn pursuant to the Offer. Pursuant to the terms of the Merger Agreement, unless extended or amended in accordance with the Merger Agreement, the Offer would expire on the date that is 20 business days (calculated in accordance with Rule 14d-1(g)(3) under the Exchange Act) following the commencement (within the meaning of
Rule 14d-2 under the Exchange Act) of the Offer.

The Offeror expressly reserves the right (but is not obligated), in whole or in part, to increase the Offer Price, to waive any Offer Condition (other than the Minimum Condition) or to make any other changes in the terms and conditions of the Offer not inconsistent with the terms of the Merger Agreement. However, pursuant to the Merger Agreement, the Offeror has agreed that it will not, without the prior written consent of The Fresh Market, (a) reduce the Offer Price, (b) change the form of consideration payable in the Offer, (c) reduce the number of Shares subject to the Offer, (d) impose any conditions to the Offer other than the Offer Conditions, (e) amend, modify or supplement any of the Offer Conditions (1) in a manner that adversely affects The Fresh Market’s stockholders or that makes such Offer Condition more difficult to satisfy or (2) in any other circumstance, without the consent of The Fresh Market, not to be unreasonably withheld, delayed or conditioned, (f) amend, modify or waive the Minimum Condition, (g) extend or otherwise change the Expiration Time, except as permitted by the Merger Agreement, as described in Section 1—“Terms of the Offer” of this Offer to Purchase, (h) provide for any “subsequent offering period” within the meaning of Rule 14d-11 under the Exchange Act or (i) otherwise amend, modify or supplement any of the other terms of the Offer in any manner adverse to The Fresh Market’s stockholders. The Offer may not be terminated prior to its scheduled Expiration Time, unless the Merger Agreement is terminated in accordance with its terms.

Subject to the terms and conditions of the Merger Agreement, unless the Merger Agreement is terminated in accordance with its terms, (a) if at the scheduled Expiration Time of the Offer any of the Offer Conditions have not been satisfied or waived, Parent will cause the Offeror to extend the Offer to permit the satisfaction of all Offer Conditions, except that, in certain circumstances, if the sole remaining unsatisfied Offer condition is the Minimum Condition, the Offeror will only be permitted to extend the Offer on up to two occasions of five business days each (or such other duration as Parent and The Fresh Market may agree) unless The Fresh Market requests the Offeror to further extend the Offer, (b) if on any date as of which the Offer is scheduled to expire, The Fresh Market brings or has brought any action in accordance with the Merger Agreement to enforce specifically the performance of the terms and provisions of the Merger Agreement by Parent or Offeror, the Offeror shall extend the Offer (1) for the period during which the action is pending or (2) by some other time period established by the court presiding over such action, (c) the Offeror is required to extend the Offer for any period or periods if required by any law, rule or regulation, including any interpretation or position of the SEC or its staff or NASDAQ or its Staff, applicable to the Offer, and (d) if at the scheduled Expiration Time of the Offer, (1) the full amount of the Debt Financing has not been funded and will not be available to be funded at the Offer Closing (other than as a result of breach by Parent or Offeror of certain of their representations, warranties and covenants contained in the Merger Agreement) and (2) Parent and Offeror acknowledge and agree in writing that (i) The Fresh Market may terminate the Merger Agreement and receive the Parent Termination Fee (as defined in Section 1—“Terms of the Offer”) and (ii) the Representations Condition, the Covenants Condition, the MAE Condition and the Marketing Period Condition (as defined in Section 13—“Conditions of the Offer”) will be deemed to have been satisfied or waived at the Expiration Time, the Offeror may in its sole discretion extend the Offer on up to four occasions in consecutive increments of five business days each (or such other duration as Parent and The Fresh Market may agree).

The Offeror is not, however, required to extend the Offer or the Expiration Time beyond the Outside Date. The Outside Date depends on the reason for the extension of the Offer. The Outside Date is July 9, 2016, except that, if the Marketing Period for the Debt Financing has commenced, but the Shares tendered in the Offer have not been accepted for payment, then the Outside Date will be automatically extended to the date that is five business days following the then-scheduled end date of the Marketing Period (which will not be later than August 4, 2016).

Subject to the terms and conditions of the Merger Agreement and the satisfaction or waiver of the Offer Conditions, the Offeror will be required, as promptly as practicable following the Expiration Time, to irrevocably accept for payment, and, at or as promptly as practicable following acceptance for payment (but in any event within three business days (calculated as set forth in
Rule 14d-1(g)(3) under the Exchange Act) thereafter), to pay for, all Shares validly tendered and not properly withdrawn pursuant to the Offer. Subject to its rights and obligations under the Merger Agreement to extend the Offer, the Offeror will not be required to accept for payment or pay for any tendered Shares in the event that any Offer Condition has not been satisfied or waived at the scheduled Expiration Time of the Offer.

Recommendation. Pursuant to the Merger Agreement, The Fresh Market has represented that The Fresh Market Board, at a meeting duly called and held, adopted resolutions which have not been subsequently rescinded or modified in anyway (a) determining that the Transactions are fair to and in the best interests of The Fresh Market and its stockholders (other than any Rollover Stockholders), (b) declaring that the Merger Agreement and the Transactions advisable and (c) recommending that stockholders of The Fresh Market tender their Shares in the Offer (such recommendations, collectively, the “Company Board Recommendation”).

The Merger. The Merger Agreement provides that, upon the terms and subject to the conditions set forth therein, and in accordance with the provisions of the DGCL (including Section 251(h) of the DGCL), at the Effective Time, the Offeror will be merged with and into The Fresh Market, and the separate corporate existence of the Offeror will cease and The Fresh Market will be the surviving corporation in the Merger. Subject to the satisfaction or waiver (to the extent permitted by applicable law) of the conditions to the Merger, the closing of the Merger will take place as soon as practicable following the consummation (as defined in Section 251(h) of the DGCL) of the Offer, but in any event no later than the date of, and immediately following, the payment for the Shares in the Offer (unless another date is agreed to in writing by Parent and The Fresh Market) (the “Closing Date”). Subject to the provisions of the Merger Agreement, as soon as practicable on the Closing Date, Parent, the Offeror and The Fresh Market shall cause the Merger to be consummated by filing a certificate of merger executed in accordance with, and in such form as is required by, the relevant provisions of the DGCL (the “Certificate of Merger”), and shall make all other filings, recordings or publications required under the DGCL to effectuate the Merger. The Merger shall become effective at the time that the Certificate of Merger is filed with the Secretary of State of the State of Delaware or, to the extent permitted by applicable law, at such later time as is agreed to by Parent, the Offeror and The Fresh Market prior to the filing of such Certificate of Merger and specified in the Certificate of Merger (the time at which the Merger becomes effective is herein referred to as the “Effective Time”). The Merger shall be governed by and effected under Section 251(h) of the DGCL, without a vote of the stockholders of The Fresh Market. Parent, the Offeror and The Fresh Market have agreed to take all necessary and appropriate action to cause the Merger to become effective as soon as practicable following the consummation (within the meaning of Section 251(h) of the DGCL) of the Offer, without a vote of the stockholders of The Fresh Market in accordance with Section 251(h) of the DGCL.

Charter, Bylaws, Directors, and Officers. The Merger Agreement provides that at the Effective Time, the certificate of incorporation of The Fresh Market will be amended and restated in its entirety to the form of Exhibit A to the Merger Agreement, and, as so amended, will be the certificate of incorporation of the surviving corporation. From and after the Effective Time, the bylaws of the Offeror will be the bylaws of the surviving corporation (except that the bylaws will be amended to reflect that the name of the surviving corporation is “The Fresh Market, Inc.”). The Merger Agreement further provides that immediately following the Effective Time, the directors of the Offeror immediately prior to the Effective Time will be the directors of the surviving corporation, and that the officers of The Fresh Market immediately prior to the Effective Time will be the officers of the surviving corporation.

Effect of the Merger on Capital Stock.

At the Effective Time:

•	each issued and outstanding share of the Offeror will be converted automatically into and become one validly issued, fully paid and nonassessable share of common stock, par value $0.01 per share, of the surviving corporation;

•	any Shares owned by The Fresh Market as treasury stock immediately prior to the Effective Time will be automatically canceled and will cease to exist and no consideration will be delivered in exchange therefor; and

•	each issued and outstanding Share (other than (i) Company Restricted Shares (as defined below), (ii) Shares held by a holder who properly exercises appraisal rights with respect to the Shares in accordance with the provisions of Section 262 of the DGCL) and (iii) Shares to be canceled as described in the immediately preceding bullet point, will be converted automatically into and will thereafter represent only the right to receive the Merger Consideration, which is a cash amount per share equal to the Offer Price (without interest and less any applicable withholding tax).

Treatment of Equity Awards. The Merger Agreement provides that each option to purchase Shares (each, a “Company Stock Option”), whether vested or unvested, will be as of the Effective Time, canceled and converted into the right of the holder to receive solely a lump-sum cash payment equal to the product of (a) the number of Shares subject to that option and (b) the excess of the Merger Consideration over the exercise price per Share payable under that option, without interest and less any applicable tax withholding.

The Merger Agreement provides that each Share subject to forfeiture conditions (each, a “Company Restricted Share”) outstanding immediately prior to the Effective Time will be converted into the right to receive an amount in cash equal to the Merger Consideration, without interest and less any applicable tax withholding.

The Merger Agreement provides that each restricted stock unit (each, a “Company RSU”) outstanding immediately prior to the Effective Time will be canceled and converted into the right of the holder to receive solely a lump-sum cash payment equal to the product of (a) the number of units subject to such Company RSU immediately prior to the Effective Time and (b) the Merger Consideration, without interest and less any applicable tax withholding.

The Merger Agreement provides that each deferred stock unit (each, a “Company DSU”) outstanding immediately prior to the Effective Time will be canceled and converted into the right of the holder to receive solely, a lump-sum cash payment equal to the product of (a) the number of units subject to such Company DSU immediately prior to the Effective Time and (b) the Merger Consideration, without interest and less any applicable tax withholding.

Pursuant to the terms of the Merger Agreement, each Company performance stock unit award (“PSU Award”) granted in calendar year 2016 that is outstanding immediately prior to the Effective Time (each, a “New PSU Award”) will be canceled and converted into the right to receive solely a lump-sum cash payment equal to the greater of (a) the product of (1) the number of Shares subject to the New PSU Award at the “target amount” as set forth in the applicable award agreement and (2) the Merger Consideration or (b) the product of (1) the number of Shares, if any, that would be earned under the New PSU Award based on the financial results for the fiscal quarters completed prior to the Effective Time, as measured against the performance goals set forth in the applicable award agreement, which performance goals shall be prorated for the period from the beginning of the applicable performance period through the last day of the most recently completed fiscal quarter and (2) the Merger Consideration, in each case, without interest and less any applicable tax withholding.

Each PSU Award that is not a New PSU Award outstanding immediately prior to the Effective Time shall be canceled and converted into the right to receive solely a lump-sum cash payment equal to the product of (a) the number of Shares, if any, that would be earned under the PSU Award based on financial results for the fiscal quarters completed prior to the Effective Time, as measured against the performance goals set forth in the applicable award agreement, which performance goals shall be prorated for the period from the beginning of the applicable performance period through the last day of the most recently completed fiscal quarter and (b) the Merger Consideration, without interest and less any applicable tax withholding.

Representations and Warranties. In the Merger Agreement, The Fresh Market has made customary representations and warranties to Parent and the Offeror with respect to, among other matters, its organization and qualification, organizational documents and subsidiaries, capitalization, authority, conflicts, required filings and consents, compliance with laws, permits, public filings, disclosure controls and procedures, absence of undisclosed liabilities, absence of certain changes or events (including the absence of a Material Adverse Effect (as defined below)), litigation, employee benefit plans, labor matters, intellectual property, tax matters, assets, real property, environmental matters, material contracts, insurance, affiliated transactions, compliance with the Foreign Corrupt Practices Act and similar laws, information to be included in this Offer to Purchase and any other ancillary documents related to the Offer (collectively, the “Offer Documents”), the Schedule 14D-9 and any proxy or information statement to be sent to stockholders in connection with the Merger, the fairness opinion of The Fresh Market’s financial advisor in connection with the Transactions, brokers’ fees, the inapplicability of state takeover laws or restrictive provisions in The Fresh Market’s governing documents and the Company Board Recommendation. Each of Parent and the Offeror has made customary representations and warranties to The Fresh Market with respect to, among other matters, organization, authority, conflicts, required filings and consents, litigation, information to be included in the Offer Documents and any information statement to be sent to stockholders in connection with the Merger, brokers’ fees, financing and availability of funds, ownership of the Offeror and non-ownership of any Shares.

Some of the representations and warranties in the Merger Agreement made by The Fresh Market are qualified as to “materiality” or a “Material Adverse Effect.” For purposes of the Merger Agreement, “Material Adverse Effect” means any effect, change, event or occurrence that has a material adverse effect on the business, results of operations, assets or financial condition of The Fresh Market and its subsidiaries taken as a whole; provided, none of the following, and no effect, change, event or occurrence arising out of, or resulting from, the following, shall constitute or be taken into account in determining whether a Material Adverse Effect has occurred or would reasonably be expected to occur: any effect, change, event or occurrence (a) generally affecting (i) the industry in which The Fresh Market and its subsidiaries operate or (ii) the economy, credit or financial or capital markets, in the United States or elsewhere in the world, including changes in interest or exchange rates, or (b) to the extent arising out of, resulting from or attributable to (i) changes in law or in GAAP or in accounting standards, or any changes in the interpretation or enforcement of any of the foregoing, or any changes or prospective changes in general legal, regulatory or political conditions, (ii) execution, announcement or performance of the Merger Agreement or the consummation of the Transactions (as defined therein), including the impact thereof on relationships, contractual or otherwise, with customers, suppliers, distributors, partners, employees or regulators, or any litigation arising from allegations of breach of fiduciary duty or violation of law relating to the Merger Agreement or the Transactions, (iii) acts of war (whether or not declared), sabotage or terrorism, or any escalation or worsening of any such acts of war (whether or not declared), sabotage or terrorism, (iv) pandemics, earthquakes, hurricanes, tornados or other natural disasters, (v) any action taken by The Fresh Market or its subsidiaries that is required by the Merger Agreement or with Parent’s written consent or at Parent’s written request, or the failure to take any action by Fresh Market or its subsidiaries if that action is prohibited by the Merger Agreement, (vi) any change resulting or arising from the identity of, or any facts or circumstances relating to, Parent, the Offeror or any of their respective affiliates, (vii) any change or prospective change in The Fresh Market’s credit ratings, (viii) any decline in the market price, or change in trading volume, of the capital stock of The Fresh Market or (ix) any failure to meet any internal or public projections, forecasts, guidance, estimates, milestones, budgets or internal or published financial or operating predictions of revenue, earnings, cash flow or cash position (it being understood that the exceptions in clauses (vii), (viii) and (ix) shall not prevent or otherwise affect a determination that the underlying cause of any such change, decline or failure referred to therein (if not otherwise falling within any of the exceptions provided by clause (a) and clauses (b)(i) through (ix) hereof) is a Material Adverse Effect); provided further, that any effect, change, event or occurrence referred to in clause (a) or clauses (b)(i), (iii) or (iv) may be taken into account in determining whether there has been, or would reasonably be expected to be, a Material Adverse Effect to the extent such effect, change, event or occurrence has a disproportionate adverse effect on The Fresh Market and its subsidiaries, taken as a whole, as compared to other participants in the industry in which The Fresh Market and its subsidiaries operate (in which case the incremental disproportionate impact or impacts may be taken into account in determining whether there has been, or would reasonably be expected to be, a Material Adverse Effect).

The representations and warranties contained in the Merger Agreement have been made by each party to the Merger Agreement solely for the benefit of the other parties, and those representations and warranties should not be relied on by any other person. In addition, those representations and warranties:

•	with respect to The Fresh Market, have been qualified by information set forth in a confidential disclosure letter of The Fresh Market provided to Parent and the Offeror in connection with the execution of the Merger Agreement—the information contained in this disclosure letter modifies, qualifies and creates exceptions to the representations and warranties in the Merger Agreement;

•	will not survive consummation of the Merger;

•	may be intended not as statements of fact, but rather as a way of allocating the risk to one of the parties to the Merger Agreement if those statements turn out to be inaccurate; and

•	were made only as of the date of the Merger Agreement or such other date as is specified in the Merger Agreement and may be subject to other qualifications and limitations agreed upon by such parties, including qualifications as to “materiality” or a “Material Adverse Effect” as described above.

Covenants

Conduct of Business. The Merger Agreement obligates The Fresh Market and its subsidiaries, from the date of the Merger Agreement until the Effective Time or termination of the Merger Agreement pursuant to its terms, to use its commercially reasonable efforts to carry on its business in all material respects in the ordinary course and preserve its and each of its subsidiaries’ business organizations substantially intact and preserve existing relations with key suppliers and other persons with whom The Fresh Market or its subsidiaries have significant business relationships, consistent with past practice. The Merger Agreement also contains specific restrictive covenants as to certain activities of The Fresh Market and its subsidiaries prior to the Effective Time or termination of the Merger Agreement pursuant to its terms which provide that The Fresh Market and its subsidiaries will not take certain actions without the prior written consent of Parent (such consent not to be unreasonably withheld, delayed or conditioned) or otherwise as permitted by the Merger Agreement or required by law, including, among other things and subject to certain exceptions: (a) issuing or selling its securities or granting options; (b) incurring any indebtedness for borrowed money, guarantees or similar arrangements or obligations or undertakings to maintain or cause to be maintained the financial positions or covenants of others or to purchase the obligations of others; (c) selling, transferring or disposing of any lease, pledge or otherwise encumber or subject to any lien, to any person, in a single transaction or series of related transactions any of its properties or assets with a fair market value in excess of $2 million in the aggregate; (d) making any capital expenditures for property, plant and equipment in excess of $2 million in the aggregate; (e) making any acquisition or any investment in any interest in any person or any division, business, property or assets thereof, except in the ordinary course of business, if the aggregate amount of consideration paid by The Fresh Market and its subsidiaries in connection with such transactions would exceed $2 million; (f) granting to any officer any increase in compensation; (g) granting to any officer or employee any material increase in severance, retention or termination pay; (h) establishing, adopting, entering into or amending in any material respect any Collective Bargaining Agreement (as defined therein) or material Company Plan (as defined therein); (i) taking any action to accelerate any rights or benefits under any Company Plan; (j) entering into, adopting or materially amending any employment, consulting, bonus, severance or retirement contract or adopting any employee bonus or benefit plan with respect to any senior vice president or executive officer; (k) terminating any employee, other than for cause; (l) or hiring any employee who is an executive officer, subject to certain exceptions.

Stockholder Approval.

If the Offer is consummated and as a result the Offeror directly or indirectly owns Shares (other than Rollover Shares) that represent one Share more than 50% of the outstanding Shares, we do not anticipate seeking the approval of The Fresh Market’s remaining public stockholders before effecting the Merger. Section 251(h) of the DGCL provides that, subject to certain statutory requirements, if following consummation of a successful tender offer for a public corporation, the acquirer holds at least the amount of shares of each class of stock of the target corporation that would otherwise be required to approve a merger involving the target corporation, and the other stockholders receive the same consideration for their stock in the merger as was payable in the tender offer, the acquirer can effect a merger without the action of the other stockholders of the target corporation. Therefore, the parties have agreed that, subject to the conditions specified in the Merger Agreement, the Merger will become effective as soon as practicable after the consummation of the Offer, and in any event no later than the date of, and immediately following, the payment for the Shares in the Offer (unless another date is agreed to in writing by Parent and The Fresh Market) without a stockholder vote to adopt the Merger Agreement or any other action by the stockholders of The Fresh Market, in accordance with Section 251(h) of the DGCL.

Go Shop; No Solicitation. During the period commencing on March 11, 2016, the date of the Merger Agreement, and ending at 12:00 midnight, New York City time, on April 2, 2016 (i.e., one minute after 11:59 p.m., New York City time, on April 1, 2016) (the “Go-Shop Period”), The Fresh Market will have the right to directly or indirectly initiate, solicit and encourage, whether publicly or otherwise, any alternative acquisition proposals from third parties, and provide non-public information to and engage in discussions or negotiations with third parties with respect to alternative acquisition proposals. Starting on April 2, 2016 (the “No-Shop Period Start Date”), except with respect to parties that submitted an alternative acquisition proposal during the Go-Shop Period which The Fresh Market Board (or any committee or subcommittee thereof) has determined constitutes or would reasonably be expected to result in a Superior Proposal (as defined below) and The Fresh Market Board has reaffirmed such determination during the period between the business day prior to the expiration of the Go-Shop Period and the expiration of the Go-Shop Period, The Fresh Market will become subject to the “no-shop” restrictions on its ability to solicit alternative acquisition proposals from third parties described below.

A “Superior Proposal” is a bona fide written acquisition proposal which was not solicited in, and did not otherwise result from, a violation of the “No Solicitation” provision of the Merger Agreement that The Fresh Market Board (or any committee or subcommittee thereof) determines in its good faith judgment (a) would be more favorable to The Fresh Market’s stockholders from a financial point of view than the Offer and the Merger and (b) is reasonably capable of being completed, taking into account all legal, regulatory, financial, financing and other aspects of such proposal and of the Merger Agreement.

Except as permitted by the terms of the Merger Agreement, upon the expiration of the Go-Shop Period, The Fresh Market will, and will cause each of its subsidiaries and its and their respective representatives to, (a) immediately cease any solicitation, discussions or negotiations with any persons that may then be ongoing with respect to a Takeover Proposal (as defined in the Merger Agreement) and request that such persons deliver to The Fresh Market or destroy all copies of, studies based upon and any extracts or summaries from, any non-public information of The Fresh Market in such person’s possession or control, which non-public information was provided by or on behalf of The Fresh Market in connection with a Takeover Proposal on or prior to the expiration of the Go-Shop Period, and (b) until the Effective Time or, if earlier, the termination of the Merger Agreement in accordance with the terms thereof, not, directly or indirectly, (i) initiate, solicit, or knowingly encourage (including by way of furnishing non-public information) the submission of any inquiries regarding, or the making of any proposal or offer that constitutes, or would reasonably be expected to lead to, a Takeover Proposal, (ii) engage in, continue or otherwise participate in any discussions or negotiations regarding, or furnish to any other person any non-public information in connection with, or for the purpose of, encouraging a Takeover Proposal or (iii) enter into any letter of intent, memorandum of understanding, agreement in principle, merger agreement, acquisition agreement or other similar agreement in connection with a Takeover Proposal.

As used in the Merger Agreement, a “Takeover Proposal” means any inquiry, proposal or offer (other than the Transactions) from any person or group, other than Parent and its subsidiaries, relating to, in a single transaction or series of related transactions, any direct or indirect (i) acquisition of assets that constitute or account for 20% or more of the consolidated net revenues, consolidated net income or consolidated assets of The Fresh Market and its subsidiaries, (ii) acquisition of 20% or more of the outstanding Shares an issuance by The Fresh Market of an amount of Shares equal to 20% or more of the outstanding Shares, (iii) tender offer or exchange offer that if consummated would result in any person or group beneficially owning 20% or more of the outstanding Shares or (iv) merger, consolidation, share exchange, business combination, recapitalization, liquidation, dissolution or similar transaction involving The Fresh Market pursuant to which such person or group would acquire, directly or indirectly, assets that constitute or account for 20% or more of the consolidated net revenues, consolidated net income or consolidated assets of The Fresh Market and its subsidiaries, or 20% or more of the aggregate voting power of The Fresh Market or of the surviving entity in a merger, consolidation, share exchange or other business combination involving The Fresh Market or the resulting direct or indirect parent of The Fresh Market or such surviving entity.

Despite these restrictions, if at any time after the expiration of the Go-Shop Period and prior to the acceptance of Shares for payment pursuant to the Offer following the Expiration Time (the “Offer Acceptance Time”), The Fresh Market receives a Takeover Proposal that The Fresh Market Board or any committee or subcommittee thereof determines in good faith (after consultation with its financial advisors and outside legal counsel) constitutes or would reasonably be expected to result in a Superior Proposal, and which Takeover Proposal did not result from a breach of the “No Solicitation” provision of the Merger Agreement, then The Fresh Market may (a) enter into a confidentiality agreement, that meets the criteria in the Merger Agreement, with the person or group of persons making the Takeover Proposal and furnish pursuant to such agreement information (including non-public information) with respect to The Fresh Market and its subsidiaries to the person or group of persons who has made such Takeover Proposal and its or their respective representatives; provided that The Fresh Market (i) concurrently provides to Parent, or provides access to, any material non-public information concerning The Fresh Market or any of its subsidiaries that is provided to any such person which was not previously provided to Parent or its representatives and (ii) does not provide to any such person any non-public information of or relating to Parent, the Offeror or any of their respective affiliates or representatives except as required by law and (b) engage in or otherwise participate in discussions or negotiations with the person or group of persons making such Takeover Proposal and its or their representatives.

The Merger Agreement provides that prior to the Offer Acceptance Time, The Fresh Market (a) will promptly notify Parent in writing if The Fresh Market or any of its subsidiaries or its or their representatives receives a Takeover Proposal and (b) will disclose to Parent the material terms and conditions of such Takeover Proposal (including a copy thereof and any financing commitment papers, if such proposal is in writing) and the identity of the person or group of persons making such Takeover Proposal and The Fresh Market will keep Parent informed on a reasonably prompt basis of any material developments with respect to such Takeover Proposal or the material terms and conditions thereof.

Except as described in this paragraph, neither The Fresh Market Board nor any committee or subcommittee thereof will (a) (i) withdraw (or modify in a manner adverse to Parent), or publicly propose to withdraw (or modify in a manner adverse to Parent), the Company Board Recommendation, (ii) recommend the approval or adoption of, or approve or adopt, or publicly propose to recommend, approve or adopt, any Takeover Proposal or (iii) fail to include the Company Board Recommendation in the Schedule 14D-9 or, if any Takeover Proposal has been made public, fail to reaffirm the Company Board Recommendation upon request of Parent within the earlier of three business days prior to the then scheduled Expiration Date or 10 business days after Parent requests such reaffirmation with respect to such Takeover Proposal (provided that Parent may make such request only once with respect to such Takeover Proposal unless such Takeover Proposal is subsequently publicly modified in any material respect in which case Parent may make such request once each time such modification is made) (any action described in this clause (a) being referred to as an “Adverse Recommendation Change”) or (b) execute or enter into (or cause or permit The Fresh Market or any of its subsidiaries to execute or enter into) any letter of intent, memorandum of understanding, agreement in principle, merger agreement, acquisition agreement or other similar agreement in connection with a Takeover Proposal, other than any Acceptable Confidentiality Agreement (each, a “Company Acquisition Agreement”). Notwithstanding anything to the contrary in the Merger Agreement, prior to the Offer Acceptance Time, but not after, The Fresh Market Board or any committee or subcommittee thereof may (1) make an Adverse Recommendation Change or (2) cause The Fresh Market to enter into a Company Acquisition Agreement with respect to a Takeover Proposal not solicited in violation of the “No Solicitation” provision of the Merger Agreement and terminate the Merger Agreement pursuant to its terms, in either case if The Fresh Market Board or any committee or subcommittee thereof has determined in good faith, after consultation with its financial advisors and outside legal counsel, that (x) in the case of clause (1) where the Adverse Recommendation Change is not made in response to a Takeover Proposal, failure to take such action would be inconsistent with the directors’ fiduciary duties under applicable law and (y) in the case of (A) clause (1) where such Adverse Recommendation Change is made in response to a Takeover Proposal or (B) clause (2), such Takeover Proposal constitutes a Superior Proposal; provided that The Fresh Market Board or any committee thereof or subcommittee thereof will not, and will not cause The Fresh Market to, take any such action unless (I) The Fresh Market has given Parent at least three business days’ prior written notice (an “Adverse Recommendation Change/Superior Proposal Notice”) (it being understood and agreed that, in connection with an Adverse Recommendation Change in response to any Superior Proposal or any action contemplated by clause (2), any material change to the financial or other material terms and conditions of such Superior Proposal shall require an additional Adverse Recommendation Change/Superior Proposal Notice (such one or more additional notices, an “Additional Notice”) to Parent and a new two business day period) of its intention to take such action (which notice shall, (Y) in the case of an Adverse Recommendation Change in response to any Superior Proposal or any action contemplated by clause (2), specify the identity of the party making such Superior Proposal and the material terms thereof and contain a copy of the agreement or proposal with respect to such Superior Proposal and, (Z) in the case of an Adverse Recommendation Change other than in connection with a Takeover Proposal, specify the basis for such Adverse Recommendation Change), (II) The Fresh Market has negotiated, and has caused its representatives to negotiate, in good faith with Parent during such notice period, to the extent Parent wishes to negotiate, to enable Parent to propose in writing a binding offer to effect revisions to the terms of this Agreement, the Debt Commitment Letter and the Equity Commitment Letter and the Limited Guarantee (as defined in “The Limited Guarantee” below) such that, if a Superior Proposal has been made, it would cause such Superior Proposal to no longer constitute a Superior Proposal and, in connection with an Adverse Recommendation Change, it would cause The Fresh Market Board or such committee or subcommittee no longer to believe that the failure to make an Adverse Recommendation Change would be inconsistent with the directors’ fiduciary duties under applicable law, (III) following the end of such notice period, The Fresh Market Board or any committee thereof or subcommittee thereof will have considered in good faith such binding offer, and will have determined that the Superior Proposal would continue to constitute a Superior Proposal, and in connection with an Adverse Recommendation Change, shall have determined that the failure to make an Adverse Recommendation Change would continue to be inconsistent with the directors’ fiduciary duties under applicable law, in each case if the revisions proposed in such binding offer were to be given effect; and provided that any purported termination of the Merger Agreement pursuant to this sentence will be void and of no force and effect unless the termination is in accordance with the terms of the Merger Agreement and, to the extent required under the terms of the Merger Agreement, The Fresh Market pays Parent the applicable Company Termination Fee (as described below) and certain specified expenses of Parent (“Parent Expenses”) prior to or concurrently with such termination.

Nothing contained in the Merger Agreement prohibits The Fresh Market or The Fresh Market Board from (a) disclosing to The Fresh Market’s stockholders a position contemplated by Rule 14e-2(a) promulgated under the Exchange Act or making a statement contemplated by Item 1012(a) of Regulation M-A or Rule 14d-9 promulgated under the Exchange Act or (b) making any disclosure to its stockholders if The Fresh Market Board has determined in good faith, after consultation with outside legal counsel, that the failure to do so would be inconsistent with the directors’ exercise of their duties to The Fresh Market’s stockholders under applicable law.

Employee Matters. For a period of not less than one year following the Effective Time, Parent will, and will cause the surviving corporation to provide (a) base salary and annual cash bonus opportunities to each person who is an employee of The Fresh Market or any of its subsidiaries immediately prior to the Effective Time (each, a “Continuing Employee”) while remaining employed that are no less favorable, in each case, than those in effect immediately prior to the Effective Time, (b) severance benefits to each Continuing Employee that are no less favorable than those that would have been provided to such Continuing Employee under the applicable severance benefit plans, programs, policies, agreements and arrangements as in effect immediately prior to the Effective Time and (c) employee benefit plans and arrangements (other than base salary, annual bonus opportunities, long-term incentive opportunities (including equity-based compensation), severance benefits, defined benefit pension benefits, retiree or other post-termination health and welfare benefits) to Continuing Employees (while remaining employed) that are no less favorable in the aggregate than those provided to the Continuing Employees immediately prior to the Effective Time, provided that nothing in the Merger Agreement shall preclude the Parent and the Offeror or The Fresh Market from changing terms and conditions of employment (other than with respect to compensation and benefits, or as may be required by law) or terminating the employment of any employee at any time after the Closing.

From and after the Effective Time, Parent will, or will cause the surviving corporation to, honor in accordance with their terms The Fresh Market’s employee plans (the “Company Plans”).

Pursuant to the Merger Agreement, Parent will, or will cause the surviving corporation to, take commercially reasonable efforts to waive, or cause to be waived, any pre-existing condition limitations, exclusions, actively-at-work requirements and waiting periods under any welfare benefit plan maintained by the surviving corporation or any of its subsidiaries in which Continuing Employees (and their eligible dependents) will be eligible to participate from and after the Effective Time, except to the extent that such pre-existing condition limitations, exclusions, actively-at-work requirements and waiting periods would not have been satisfied or waived under the comparable Company Plan immediately prior to the Effective Time. To the extent commercially practicable, Parent will, or will cause the surviving corporation to, recognize the dollar amount of all co-payments, deductibles and similar expenses incurred by each Continuing Employee (and his or her eligible dependents) during the calendar year in which the Effective Time occurs for purposes of satisfying such year’s deductible and co-payment limitations under the relevant welfare benefit plans in which they will be eligible to participate from and after the Effective Time.

With respect to The Fresh Market’s Employee Stock Purchase Plan (the “Company ESPP”), The Fresh Market will take all actions necessary to ensure that (a) no offering period under the Company ESPP shall commence on or after the date of the Merger Agreement, (b) no new participants may join the offering period in existence under the Company ESPP on or after the date of the Merger Agreement and (c) no participant may increase the amount of his or her salary deferrals with respect to such offering period. In the event that the offering period under the Company ESPP in effect as of the date of the Merger Agreement has not ended on the date immediately preceding the Effective Time, then the Company ESPP and such offering period shall be terminated as of the day immediately preceding the Effective Time, and all participant contributions then in the Company ESPP shall be used to purchase Shares on such date in accordance with the terms of the Company

ESPP as if such date was the last day of such offering period. As of the Effective Time, all Shares purchased under the Company ESPP shall be treated identically to all other Shares with respect to the payment of the Merger Consideration and The Fresh Market shall cause the Company ESPP to terminate.

Indemnification and Insurance. The Merger Agreement provides that the surviving corporation will assume all obligations of The Fresh Market and its subsidiaries to any present or former director, officer, employee or agent of The Fresh Market or any of its subsidiaries (each, an “Indemnitee” and, collectively, the “Indemnitees”) in respect of each Indemnitee’ rights to indemnification, advancement of expenses and exculpation existing as of the date of the Merger Agreement as provided in (a) The Fresh Market’s organizational documents and the organizational documents of its subsidiaries or (b) agreements between an Indemnitee and The Fresh Market or one of its subsidiaries (in effect as of the date of the Merger Agreement) to survive the Merger and to continue in full force and effect for a period of not less than six years plus ninety days after the Effective Time or, if longer, for such period as is set forth in any applicable agreement with an Indemnified Party in effect as of the date of the Merger Agreement.

The Merger Agreement further provides that the surviving corporation will indemnify any Indemnitee for any claim, liabilities, losses, damages, judgments, fines, penalties, costs and expenses arising from (a) the fact that an Indemnitee is or was a director or officer of The Fresh Market or its subsidiary or (b) acts or omissions by an Indemnitee in the Indemnitee’s capacity as a director or officer of The Fresh Market or its subsidiary, or for directors or officers of The Fresh Market or its subsidiary, taken at the request of The Fresh Market or its subsidiary as a representative of another person at any time prior to the Effective Time.

The Merger Agreement further provides that the surviving corporation will maintain in effect for at least six years after the Effective Time the current policies of directors’ and officers’ liability insurance maintained by The Fresh Market or policies of at least the same coverage and amounts containing terms and conditions that are no less advantageous, covering acts or omissions occurring at or before the Effective Time (including in connection with the negotiation and execution of the Merger Agreement and the consummation of the Transactions or otherwise) so long as the surviving corporation is not required to pay an annual premium in excess of 300% of the last annual premium paid by The Fresh Market for such insurance before the date of the Merger Agreement (such 300% amount being the “Maximum Premium”). Notwithstanding the foregoing, in lieu of the arrangements contemplated by this paragraph, before the Effective Time, The Fresh Market is entitled to purchase a “tail policy,” with an annual premium not to exceed the Maximum Premium, covering the matters described in this paragraph and, if such prepaid tail policy has been obtained by The Fresh Market, The Fresh Market’s obligations under this paragraph will be satisfied and the surviving corporation will use its reasonable best efforts to cause such policy to be maintained in full force and effect, for its full term, and to honor all of its obligations thereunder.

Efforts; Cooperation. The Merger Agreement provides that, upon the other terms and subject to the conditions set forth in the Merger Agreement and in accordance with applicable law, each of the parties will, and will cause its subsidiaries to, use reasonable best efforts to (a) take, or cause to be taken, all actions and to do, or cause to be done, and assist and cooperate with other parties in doing, all things necessary, proper or advisable to ensure that the Offer Conditions and the conditions to the Merger are satisfied and to consummate and make effective, in the most expeditious manner reasonably practicable, the Transactions, including preparing and filing promptly and fully all documentation to effect all necessary filings, notices, petitions statements, registrations, submissions of information, applications and other documents as promptly as practicable, (b) obtain all approvals, consents, registrations, waivers, permits, authorizations, orders and other confirmations from any governmental authority or third party necessary, proper or advisable to consummate the Transactions, (c) execute and deliver any additional instruments necessary to consummate the Transactions and (d) defend or contest in good faith any action brought by a third party that could otherwise prevent or impede, interfere with, hinder or delay in any material respect the consummation of the Transactions, in the case of each of clauses (a) through (d), other than with respect to filings, notices, petitions, statements, registrations, submissions of information, applications and other documents, approvals, consents, registrations, permits, authorizations and other confirmations relating to antitrust laws.

Pursuant to the terms of the Merger Agreement, each of The Fresh Market, Parent and the Offeror has agreed to make an appropriate filing pursuant to the HSR Act or any other applicable antitrust law with respect to the Transactions as promptly as reasonably practicable and in any event on or before the tenth calendar day after the date of the Merger Agreement and to respond as promptly as practicable to any request for additional information and documentary material pursuant to the HSR Act or any other applicable antitrust law and to take all other actions necessary, proper or advisable to cause the expiration or termination of the applicable waiting periods under the HSR Act or obtain other necessary approvals as soon as practicable. See Section 15—“Certain Legal Matters; Regulatory Approvals” under subsection “U.S. Antitrust Compliance.”

Further, the Merger Agreement provides that each of Fresh Market, on the one hand, and Parent and the Offeror, on the other hand, will use reasonable best efforts to (a) cooperate in all respects with each other in connection with any filing or submission in connection with the Transactions and in connection with any investigation or other inquiry, including any proceeding initiated by a third party, (b) keep the other party informed in all material respects on a reasonably timely basis of any material communication received by such party from, or given by such party to, the Federal Trade Commission (the “FTC”) or the Antitrust Division of the Department of Justice (the “DOJ”) or any other U.S. or foreign governmental entity and of any communication received or given in connection with any proceeding by a third party, in each case regarding any of the Transactions, (c) subject to applicable laws relating to the exchange of information, and to the extent reasonably practicable, consult with the other party with respect to information relating to the other party and its subsidiaries that appears in any filing made with, or written materials submitted to, any third party or any governmental authority in connection with the Transactions (subject to certain exceptions) and (d) to the extent permitted by the FTC, the DOJ or such other applicable governmental authority or third person, give the other party the opportunity to attend and participate in such meetings and conferences.

The Fresh Market and Parent will each use its reasonable best efforts to (a) take all action necessary to ensure that no business combination, control share acquisition, fair price, moratorium or other anti-takeover Law (including Section 203 of the DGCL) (each, a “Takeover Law”) is or becomes applicable to any of the Transactions and refrain from taking any actions that would cause the applicability of such laws and (b) if the restrictions of any Takeover Law become applicable to any of the Transactions, take all action necessary to ensure that the Transactions may be consummated as promptly as practicable and otherwise lawfully minimize the effect of such Takeover Law on the Transactions.

Financing. The Financing (as defined in Section 12—“Sources and Amount of Funds”), or any alternative financing, is not a condition to the Merger. The Merger Agreement provides that Parent and the Offeror will each use its reasonable best efforts to consummate and obtain the Financing on the terms and subject only to the conditions set forth in the Debt Commitment Letter and the Equity Commitment Letter (the “Financing Letters”), including using reasonable best efforts to (a) maintain in effect and comply with the Financing Letters, (b) negotiate and enter into definitive agreements, (c) satisfy on a timely basis all conditions applicable to Parent and the Offeror in the Financing Letters and the definitive agreements related thereto (including by consummating the Equity Financing (as defined in Section 12—“Sources and Amount of Funds”) at or prior to the closing of the Merger on the terms and subject to the conditions set forth in the Equity Commitment Letter) (or, if necessary or deemed advisable by Parent, seek the waiver of conditions applicable to Parent and the Offeror contained in such Debt Commitment Letter or such definitive agreements related thereto), (d) upon the satisfaction or waiver of the conditions to Parent’s and the Offeror’s obligations to consummate the Offer and the Merger, consummate the Financing and cause the lenders and the Equity Investors committing to fund the Financing to fund the Financing at the closing of the Merger, (e) enforce its rights under the Financing Letters and the definitive agreements relating to the Financing and (f) otherwise comply with Parent’s and the Offeror’s covenants and other obligations under the Financing Letters and the definitive agreements relating to the Financing.

Parent, the Offeror and the guarantors under the Limited Guarantee shall not, without the prior written consent of The Fresh Market, agree to or permit any termination of or amendment, supplement or modification to be made to, or grant any waiver of any provision under, the Financing Letters or the definitive agreements relating to the Financing if such termination, amendment, supplement, modification or waiver would (a) reduce the aggregate amount of any portion of the Financing (including by increasing the amount of fees to be paid or original issue discount as compared to the fees and original issue discount contemplated by the Financing Letters on the date of the Merger Agreement unless the Debt Financing or Equity Financing is increased by a corresponding amount) such that the aggregate amount of the Financing would be below the amount required to pay the amounts required to be paid in connection with the Transactions, including related fees and expenses (the “Required Amount”), (b) impose new or additional conditions precedent to the availability of the Financing or otherwise expand, amend or modify any of the conditions precedent to the Financing in a manner that would reasonably be expected to materially delay or prevent the funding of the Financing (or satisfaction of the conditions to the Financing) on the Closing Date or (c) adversely impact the ability of Parent or the Offeror, as applicable, to enforce its rights against other parties to the Financing Letters or the definitive agreements with respect to the Financing. Parent has agreed to promptly deliver to The Fresh Market copies of any amendment, modification, supplement, consent or waiver to or under any Financing Letter or the definitive agreements relating to the Financing promptly upon execution thereof.

Upon request by The Fresh Market, Parent will keep The Fresh Market informed on a reasonably prompt basis and in reasonable detail of the status of its efforts to arrange the Debt Financing and provide to The Fresh Market drafts (reasonably in advance of execution) and thereafter executed copies of the material definitive documents for the Debt Financing. Parent and the Offeror shall give The Fresh Market prompt notice (a) of any material breach, default, termination, cancellation or repudiation by any party to any of the Financing Letters or definitive documents related to the Financing of which Parent or the Offeror becomes aware, (b) of the receipt by Parent or the Offeror of any written notice or other written communication from any Financing source with respect to any (i) material breach, default, termination, cancellation or repudiation by any party to any of the Financing Letters or any definitive document related to the Financing of any provisions of the Financing Letters or any definitive document related to the Financing or (ii) material dispute or disagreement between Parent and any Financing source or among any parties to any of the Financing Letters or any definitive document related to the Financing, in each case regarding the Financing, and (c) of the occurrence of an event or development that could reasonably be expected to adversely impact the ability of Parent or the Offeror to obtain all or any portion of the Financing necessary to fund the Required Amount on the terms and in the manner contemplated by the Financing Letters. As soon as reasonably practicable, but in any event within two business days of the date The Fresh Market delivers to Parent or the Offeror a written request, Parent and the Offeror shall provide any information reasonably requested by The Fresh Market relating to any circumstance referred to in the immediately preceding sentence. If any portion of the Debt Financing becomes unavailable on the terms and conditions (including any applicable market “flex” provisions) contemplated by the Debt Commitment Letter, Parent shall promptly notify The Fresh Market in writing and Parent and the Offeror shall use their reasonable best efforts to arrange and obtain, as promptly as practicable, in replacement thereof alternative financing from alternative sources in an amount sufficient to fund the Required Amount with terms and conditions (including market “flex” provisions) not less favorable to Parent and the Offeror (or their respective Affiliates) than the terms and conditions set forth in the Debt Commitment Letter. Parent shall deliver to The Fresh Market true and complete copies of the alternative debt commitment letters (including redacted fee letters) pursuant to which any such alternative source shall have committed to provide any portion of the Debt Financing.

Prior to the Closing Date, The Fresh Market shall use its reasonable best efforts to provide, and to cause its subsidiaries to use reasonable best efforts to provide, to Parent and the Offeror, at Parent’s sole cost and expense, such reasonable cooperation as is customary and reasonably requested by Parent in connection with the arrangement of the Debt Financing, including using its reasonable best efforts to: (a) provide, within the required time periods, Parent, the Offeror and the Debt Financing sources with the unaudited consolidated balance sheet and related unaudited statements of income and cash flow of The Fresh Market as of the end of each applicable quarter, as well as the audited consolidated balance sheet of The Fresh market as of the end of such fiscal year and the related audited statements of income and cash flows; (b) provide financial and other information of the type customarily included in private placements of non-convertible debt securities in reliance upon Rule 144A under the Securities Act of 1933, as amended (“Required Financial Information”); (c) inform Parent if The Fresh Market or its subsidiaries will have actual knowledge of any facts that would be reasonably likely to require the restatement of any financial statements comprising a portion of the Required Financial Information to comply with GAAP; (d) assist in preparation for and participate in a reasonable number of investor and lender meetings, presentations, road shows, due diligence sessions, drafting sessions and sessions with rating agencies in connection with the Debt Financing and assist Parent in obtaining ratings in connection with the Debt Financing; (e) assist Parent with the preparation of materials for rating agency presentations, offering documents, private placement memoranda, bank information memoranda and similar marketing documents required in connection with the Debt Financing, including the execution and delivery of customary representation letters in connection with bank information memoranda; (f) cause its independent auditors to provide, consistent with customary practice, (i) customary auditors consents and customary comfort letters with respect to financial information relating to The Fresh Market and its subsidiaries as reasonably requested by Parent as necessary or customary for financings similar to the Debt Financing, (ii) reasonable assistance to Parent in connection with Parent’s preparation of pro forma financial statements and information and (iii) attending accounting due diligence sessions; (g) cooperate reasonably with the Debt Financing sources’ due diligence, to the extent customary and reasonable; (h) assist Parent in connection with the preparation of pro forma financial information and pro forma financial statements and other financial data of The Fresh Market and its subsidiaries to the extent required by SEC rules and regulations or necessary or reasonably required by Parent’s Financing sources to be included in any offering documents or customary marketing materials; provided, that neither The Fresh Market nor any of its subsidiaries or representatives will be required to provide any information or assistance relating to (i) the proposed debt and equity capitalization that is required for such pro forma financial information or assumed interest rates, dividends (if any) and fees and expenses relating to such debt and equity capitalization or (ii) any post-Merger closing or pro forma cost savings, synergies, capitalization, ownership or other pro forma adjustments desired to be incorporated into any information used in connection with the Debt Financing; (i) execute and deliver as of (but not prior to) the closing of the Merger any pledge and security documents, other definitive financing documents, or other certificates or documents as may be reasonably requested by Parent, (provided, that (i) none of the documents or certificates shall be executed and/or delivered except in connection with the closing of the Merger, (ii) the effectiveness thereof shall be conditioned upon, or become operative after, the occurrence of the closing of the Merger and (iii) no liability shall be imposed on The Fresh Market or any of its subsidiaries or any of their respective officers or employees involved prior to the Closing Date) and otherwise reasonably facilitate the pledging of collateral; (j) provide all documentation and other information about The Fresh Market and its subsidiaries as is reasonably required under applicable “know your customer” and anti-money laundering rules and regulations including the USA PATRIOT Act, in each case to the extent requested in writing reasonably in advance of the closing of the Merger; and (k) arrange for customary payoff letters, lien terminations and instruments of discharge to be delivered at the closing of the Merger providing for the payoff, discharge and termination on the Closing Date of all indebtedness contemplated by the Debt Commitment Letter to be paid off, discharged and terminated on the Closing Date.

Parent (a) will promptly, upon request by The Fresh Market, reimburse The Fresh Market for all reasonable and documented out-of-pocket costs and expenses (including (i) reasonable attorneys’ fees and (ii) fees and expenses of The Fresh Market’s accounting firms engaged to assist in connection with the Financing, including performing additional requested procedures, reviewing any offering documents, participating in any meetings and providing any comfort letters) incurred by The Fresh Market or any of its subsidiaries or their respective representatives in connection with the Financing, including the cooperation of The Fresh Market and its subsidiaries and representatives contemplated by the Merger Agreement shall indemnify and hold harmless The Fresh Market, its subsidiaries and their respective representatives from and against any and all losses, damages, claims, costs or expenses suffered or incurred by any of them in connection with the arrangement of the Financing (including the performance of certain obligations specified in the Merger Agreement) and any information used in connection therewith, in each case other than to the extent any of the foregoing was suffered or incurred as a result of the bad faith, gross negligence or willful misconduct of The Fresh Market or any of its subsidiaries or, in each case, their respective affiliates and representatives.

The Fresh Market shall, and shall cause its subsidiaries to, use reasonable best efforts to periodically update any Required Financial Information provided to Parent as may be necessary in accordance with the requirements set forth in the Merger Agreement. If, in connection with a marketing effort contemplated by the Debt Commitment Letter, Parent reasonably requests The Fresh Market to file a Current Report on Form 8-K pursuant to the Exchange Act that contains material non-public information with respect to The Fresh Market and its subsidiaries, which Parent reasonably determines (and which The Fresh Market does not unreasonably object) to include in a customary offering document for the Debt Financing, then The Fresh Market shall file a Current Report on Form 8-K containing such material non-public information.

Notwithstanding anything to the contrary in the Merger Agreement, Parent may enter discussions regarding, and may enter into arrangements and agreements relating to the Equity Financing to add other equity providers, so long as in respect of any such arrangements and agreements, the following conditions are met: (a) the aggregate amount of the Equity Financing is not reduced; (b) the arrangements and agreements, in the aggregate, would not be reasonably likely to delay, impede or prevent the closing of the Merger; and (c) the arrangements and agreements would not diminish or release the pre-closing obligations of the parties to the Equity Commitment Letter as of the date of this Agreement, adversely affect the rights of Parent or the Offeror to enforce its rights against the other parties to the Equity Commitment Letter, or otherwise constitute a waiver or reduction of Parent’s or the Offeror’s rights under the Equity Commitment Letter.

Stockholder Litigation. The Fresh Market has agreed to give Parent the opportunity to participate in the defense and settlement of any stockholder litigation against The Fresh Market or its directors relating to the Merger Agreement or the Transactions, and no such settlement will be agreed to without Parent’s prior written consent (which consent will not be unreasonably withheld, delayed or conditioned).

Notification of Certain Matters. Prior to the Effective Time, each party will promptly notify the other of: (a) any notice or other communication received by such party from any governmental authority in connection with this Agreement or the Transactions or from any person alleging that the consent of such person is or may be required in connection with the Transactions, if the subject matter of such communication or the failure of such party to obtain such consent could be material to The Fresh Market, the surviving corporation or Parent, (b) any actions commenced or, to such party’s knowledge, threatened against such party which relates to the Merger Agreement or the Transactions and (c) any fact, event or circumstance that (i) has had or would reasonably be expected to result in any Material Adverse Effect or Parent Material Adverse Effect, as applicable, or (ii) is reasonably likely to result in the failure of any of the Offer Conditions or any conditions of the Merger Agreement to be satisfied; provided, that no such notification (or failure to provide such notification) will affect any of the representations, warranties, covenants, rights or remedies, or the conditions to the obligations of, the parties hereunder.

Conditions to Consummation of the Merger. Pursuant to the Merger Agreement, the respective obligations of The Fresh Market, Parent and the Offeror to effect the Merger are subject to the satisfaction of the following conditions at or prior to the Effective Time, unless waived (other than the first condition set forth below, which may not be waived) in writing by each of The Fresh Market, Parent and the Offeror:

•	no law or order, judgment, injunction, ruling, writ or decree of any governmental authority (“Restraint”) shall be in effect that enjoins or otherwise prohibits the consummation of the Merger; and

•	the Offeror having irrevocably accepted for payment all Shares validly tendered and not properly withdrawn pursuant to the Offer.

Termination. The Merger Agreement provides that it may be terminated, and the Transactions may be abandoned at any time prior to the Offer Acceptance Time as follows:

(a) by mutual written consent of The Fresh Market and Parent;

(b) by either The Fresh Market or Parent:

(i) if (1) the Offer Acceptance Time shall not have occurred on or before the Outside Date, or (2) the Offer shall have expired pursuant to its terms and the terms of the Merger Agreement (without being extended in accordance with the Merger Agreement) without the Offeror having irrevocably accepted for payment the Shares validly tendered and not properly withdrawn pursuant to the Offer solely as a result of the failure to satisfy the Minimum Condition; provided that in the event that the Marketing Period (as defined in the Merger Agreement) has commenced, but the Offer Acceptance Time has not yet occurred, then the Outside Date shall automatically be extended to the date that is five business days following the then-scheduled end date of the Marketing Period (which for the avoidance of doubt shall not be later than August 4, 2016); provided further, that the right to terminate the Merger Agreement shall (A) not be available to any party if the breach by such party of its representations and warranties set forth in the Merger Agreement or the failure of such party to perform any of its obligations under the Merger Agreement has been a principal cause of or resulted in the events specified in this paragraph and (B) be subject to the proviso set forth in paragraph (d)(iii) below; or

(ii) if Restraint shall be in effect and shall have become final and nonappealable; provided that the party seeking to terminate the Merger Agreement pursuant to this paragraph shall have used the required efforts to prevent the entry of and to remove such Restraint in accordance with its obligations under this Agreement.

(c) By Parent:

(i) if The Fresh Market shall have breached any of its representations or warranties or failed to perform any of its covenants or agreements set forth in the Merger Agreement, which breach or failure to perform (1) would give rise to the failure of the Representations Condition, the Covenants Condition and the MAE Condition and (2) is incapable of being cured or, if capable of being cured by the Outside Date, The Fresh Market (A) shall not have commenced good faith efforts to cure such breach or failure to perform within 20 calendar days following receipt by The Fresh Market of written notice of such breach or failure to perform from Parent stating Parent’s intention to terminate the Merger Agreement pursuant to this paragraph and the basis for such termination or (B) is not thereafter continuing to take good faith efforts to cure such breach or failure to perform; provided that Parent shall not have the right to terminate the Merger Agreement pursuant to this paragraph if Parent or the Offeror is then in material breach of any of its representations, warranties, covenants or agreements hereunder; or

(ii) if an Adverse Recommendation Change shall have occurred (whether or not in compliance with the terms of the Merger Agreement).

(d) By The Fresh Market:

(i) if (1) the Offeror shall have failed to commence the Offer in accordance with the terms of the Merger Agreement or (2) Parent or the Offeror shall have breached any of its representations or warranties or failed to perform any of its covenants or agreements set forth in the Merger Agreement, which breach or failure to perform (A) would give rise to a Parent Material Adverse Effect and (B) is incapable of being cured or, if capable of being cured by the Outside Date, Parent and the Offeror (x) shall not have commenced good faith efforts to cure such breach or failure to perform within 20 calendar days following receipt by Parent or the Offeror of written notice of such breach or failure to perform from The Fresh Market stating its intention to terminate the Merger Agreement pursuant to this paragraph and the basis for such termination or (y) are not thereafter continuing to take good faith efforts to cure such breach or failure to perform; provided that The Fresh Market shall not have the right to terminate the Merger Agreement pursuant to this paragraph if The Fresh Market is then in material breach of any of its representations, warranties, covenants or agreements hereunder;

(ii) in connection with entering into a Company Acquisition Agreement in accordance with the terms of the Merger Agreement; provided that prior to or concurrently with such termination The Fresh Market pays the Company Termination Fee (as described below) and Parent Expenses (as defined in the Merger Agreement); or

(iii) if (1) the Marketing Period (as defined in the Merger Agreement) has ended, (2) the conditions set forth in Annex I of the Merger Agreement have been satisfied or waived at the Expiration Time (other than those conditions that by their nature are to be satisfied at the Offer Acceptance Time, but subject to such conditions being able to be satisfied), and (3) the Offeror has failed to consummate (as defined in Section 251(h) of the DGCL) the Offer within four business days following the Expiration Time; provided that, notwithstanding anything in paragraph (b) above to the contrary, no party shall be permitted to terminate the Merger Agreement pursuant to paragraph (b)(i) above during any such four business-day period.

Effect of Termination. If the Merger Agreement is terminated in accordance with its terms, the Merger Agreement will become null and void without liability of any party, except that, among others, the provisions regarding payment of the termination fees described below, the expense reimbursement and indemnification contained in the financing cooperation provisions in the Merger Agreement, the provisions of the NDA and Limited Guarantee will remain in full force and effect and survive any termination of the Merger Agreement. In addition, termination will not relieve any party to the Merger Agreement from liability in connection with any fraud or willful breach with respect to any of such party’s representations, warranties, covenants or other agreements set forth in the Merger Agreement. “Willful Breach” is defined as a material breach, or a material failure to perform, in each case that is the consequence of an act or omission by a party with the actual knowledge that the taking of such act or failure to take such act would cause a breach of this Agreement. For the avoidance of doubt, Parent’s or the Offer’s failure to cause the Offer Acceptance Time to occur and to effect the closing of the Merger when required under the Merger Agreement shall be a Willful Breach of the Merger Agreement.

Fees and Expenses Following Termination.

The Merger Agreement provides that The Fresh Market has agreed to pay to Parent a termination fee of $34 million (“Company Termination Fee”) and Parent Expenses (as defined in the Merger Agreement), subject to certain exceptions and by wire transfer of immediately available funds, in the event that the Merger Agreement is terminated:

(a) by The Fresh Market or Parent pursuant to paragraph (b)(i) described under “Termination” above, provided that (1) at the time of termination (x) the Debt Commitment Letter and the Equity Commitment Letter shall not have been terminated, withdrawn or rescinded without being replaced in compliance with the terms of the Merger Agreement and (y) The Fresh Market shall not have been entitled to terminate the Merger Agreement pursuant to its terms, (2) a bona fide Takeover Proposal shall have been publicly made, proposed or communicated (or shall have otherwise become publicly known) after the date of this Agreement and not withdrawn prior to the time of termination and (3) within 12 months of the date the Merger Agreement is terminated, The Fresh Market enters into a definitive agreement with respect to a Takeover Proposal and, at any time thereafter, consummates such Takeover Proposal; provided that, for purposes of clauses (2) and (3), the references to “20%” in the definition of Takeover Proposal shall be deemed to be references to “50%”;

(b) by Parent pursuant to paragraph (c)(i) described under “Termination” above as a result of breach by The Fresh Market of the “No Solicitation” provision in the Merger Agreement; or

(c) by Parent pursuant to paragraph (c)(ii) described under “Termination” above; or

(d) by The Fresh Market pursuant to paragraph (d)(ii) described under “Termination” above.

The Merger Agreement provides that the Company Termination Fee shall be $17 million in the event that the Merger Agreement is terminated:

(a) by Parent pursuant to paragraph (c)(ii) described under “Termination” above, in a circumstance in which the Adverse Recommendation Change giving rise to the right of termination is based on a Takeover Proposal (or any amendment or modification to a predecessor Takeover Proposal) submitted prior to the expiration of the Go-Shop Period (a “Qualifying Takeover Proposal”) in respect of which The Fresh Market Board or any committee or subcommittee thereof first delivered an Adverse Recommendation Change/Superior Proposal Notice prior to the expiration of the Go-Shop Period (irrespective of whether any Additional Notice is delivered after the expiration of the Go-Shop Period as a result of an amendment or modification to such Qualifying Takeover Proposal); or

(b) by The Fresh Market or Parent pursuant to paragraph (d)(ii) described under “Termination” above, in connection with entering into a Company Acquisition Agreement with any person that submitted a Qualifying Takeover Proposal in respect of which The Fresh Market Board or any committee or subcommittee thereof first delivered an Adverse Recommendation Change/Superior Proposal Notice prior to the expiration of the Go-Shop Period (irrespective of whether any Additional Notice is delivered after the expiration of the Go-Shop Period as a result of an amendment or modification to such Qualifying Takeover Proposal).

In the event The Fresh Market terminates the Merger Agreement pursuant to paragraphs (d)(i) and (d)(iii) described under “Termination” above, or Parent terminates the Merger Agreement pursuant to paragraph (b)(i) described under “Termination” above, and at such time The Fresh Market could have terminated the Merger Agreement pursuant to paragraphs (d)(i) or (d)(iii) described under “Termination” above, then Parent shall pay to The Fresh Market a termination fee of $95 million by wire transfer of immediately available fund simultaneous with termination.

Amendment. Subject to compliance with applicable law, at any time prior to the Offer Acceptance Time, the Merger Agreement may be amended in any and all respects by written agreement of the parties thereto. The Merger Agreement may not be amended or supplemented after the Offer Acceptance Time. However, certain provisions of the Merger Agreement may not be amended, modified or altered in any manner adverse to the financing sources identified in the Debt Commitment Letter in any material respect without the prior written consent of such financing sources.

Waiver. The Merger Agreement provides that, at any time prior to the Offer Acceptance Time, Parent and The Fresh Market may (a) waive any inaccuracies in the representations and warranties of the other party contained therein or in any document delivered pursuant thereto, (b) extend the time for the performance of any of the obligations or acts of the other party or (c) waive compliance by the other party with any of the agreements contained herein applicable to such party or, except as otherwise provided herein, waive any of such party’s conditions. No failure or delay by The Fresh Market, Parent or the Offeror in exercising any right thereunder will operate as a waiver thereof. Any agreement by the parties to an extension or waiver shall be valid only if set forth in writing and signed on behalf of such party.

The Limited Guarantee. Simultaneously with the execution of the Merger Agreement, the Equity Commitment Letter and the Debt Commitment Letter, the Equity Investors provided The Fresh Market with a limited guarantee (the “Limited Guarantee”) pursuant to which each Equity Investor, jointly and not severally, guarantees the payment and performance of Parent’s obligations to The Fresh Market with respect to the payment of the Parent Termination Fee, certain indemnification obligations related to financing cooperation and damages resulting from fraud or willful breach of the Merger Agreement to the extent such damages survive termination of the Merger Agreement (the “Guaranteed Obligations”), in each case, subject to a maximum aggregate obligation of $97 million (the “Aggregate Commitment”) and the other terms and conditions of the Limited Guarantee.

The foregoing summary and description of the Limited Guarantee does not purport to be complete and is qualified in its entirety by reference to the full text of the Limited Guarantee, which is filed as Exhibit (d)(3) of the Schedule TO and which is incorporated herein by reference.

The Non-Disclosure Agreement. The Fresh Market and Management VIII entered into a confidentiality and non-disclosure agreement dated as of December 9, 2015 (the “Non-Disclosure Agreement”). As a condition to being furnished certain confidential information (“Evaluation Material”), Management VIII agreed that such Evaluation Material will be kept by it and its representatives confidential and will be used solely for the purpose of evaluating a possible transaction involving The Fresh Market. The Non-Disclosure Agreement contains customary standstill provisions with a term of one year that would automatically terminate before the expiration of such term in certain situations, including the entry by The Fresh Market into a definitive acquisition agreement with a third party pursuant to which such third party agrees to acquire at least a majority of the outstanding voting securities of The Fresh Market. The Non-Disclosure Agreement expires on the 18-month anniversary of the date of the Non-Disclosure Agreement.

The foregoing summary and description of the Non-Disclosure Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Non-Disclosure Agreement, which is filed as Exhibit (d)(4) of the Schedule TO and which is incorporated herein by reference.

The Rollover and Support Agreements. On March 12, 2016, the Rollover Stockholders entered into the Rollover Agreement with Parent, and a Support Agreement, dated as of March 12, 2016, with Parent and the Offeror (the “Support Agreement”). Pursuant to the Rollover Agreement, the Rollover Stockholders have agreed, among other things, to exchange their Rollover Shares for an indirect equity ownership in Parent (such exchange, the “Rollover”). Pursuant to the Support Agreement, the Rollover Stockholders have agreed, in order to effect the Rollover, not to tender the Rollover Shares in the Offer. As of March 11, 2016, the Rollover Shares represented approximately 9.8% of the Shares.

The foregoing summary and description of the Rollover Agreement and the Support Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of each of the Rollover Agreement and the Support Agreement, as applicable, which are filed as Exhibits (d)(5) and (d)(6) hereto respectively and which are incorporated herein by reference.

12.	Source and Amount of Funds

The Offeror estimates that it will need approximately $1.4 billion to purchase Shares in the Offer, to provide funding for the consideration to be paid in the Merger, to refinance certain existing indebtedness of The Fresh Market at the closing of the Merger and to pay certain fees and expenses related to the Transactions. Parent has received a commitment from certain lenders to provide the Offeror with senior secured credit facilities in an aggregate principal amount of $900 million, comprised of a senior secured bridge loan facility in an aggregate principal amount of up to $800 million (the “Senior Secured Bridge Facility”) and a senior secured superpriority revolving credit facility in an aggregate principal amount of up to $100 million (the “Senior Secured Facility”, and together with the Senior Secured Bridge Facility, the “Credit Facilities”). The Offeror will, at its option, either (i) issue senior secured notes (the “Senior Secured Notes”) in a Rule 144A or other private placement on or prior to the closing of the Offer yielding up to $800 million in aggregate gross cash proceeds, and/or (ii) if any or all of the Senior Secured Notes are not issued on or prior to the Closing Date and the proceeds thereof made available to the Offeror on the Closing Date, borrow up to such unissued amount in the form of senior secured bridge loans (the “Senior Secured Bridge Loans”) under the Senior Secured Bridge Facility. The Credit Facilities and the Senior Secured Notes are collectively referred to herein as the “Debt Financing.” Subject to certain conditions, the Credit Facilities will be made available to the Offeror to finance the Offer and the Merger, refinance certain of The Fresh Market’s existing indebtedness, pay related fees and expenses and to provide for funding of the surviving corporation. In addition, Parent has obtained a $656 million Equity Commitment Letter from the Equity Investors. Parent will contribute or otherwise advance to the Offeror the proceeds of the equity commitments, which, together with proceeds of the Credit Facilities and the Senior Secured Notes, if any, and The Fresh Market’s available cash following the Merger, will be sufficient to pay the Offer Price for all Shares tendered in the Offer, the Merger Consideration and all related fees and expenses. The equity and debt financing commitments are subject to certain conditions.

We do not think our financial condition is relevant to your decision whether to tender Shares and accept the Offer because: (i) we were organized solely in connection with the Offer and the Merger and, prior to the Offer Expiration Date, will not carry on any activities other than in connection with the Offer and the Merger; (ii) the consideration offered in the Offer consists solely of cash; (iii) the Offer is being made for all outstanding Shares of The Fresh Market; (iv) we have received equity financing and debt financing commitments in respect of funds sufficient to purchase all Shares tendered pursuant to the Offer; (v) there is no financing condition to the completion of the Offer; and (vi) if we consummate the Offer, we will acquire all remaining Shares in the Merger for cash at the same price per share as the Offer Price.

Debt Financing.

Parent has received a Debt Commitment Letter, dated March 11, 2016, and a related Additional Lender Agreement, dated as of March 16, 2016 (collectively, the “Debt Commitment Letter”), from prospective arrangers and lenders (the “Lender Parties”) to provide, subject to the satisfaction (or waiver by the Lender Parties) in all material respects of the conditions set forth therein, to the Offeror (which includes solely for purposes of this Section 12, the surviving corporation of the Merger), up to $900 million in aggregate principal amount of Credit Facilities, comprised of the Senior Secured Facility (the proceeds of which are not expected to be used to consummate the Offer or the Merger, but which may be used by the surviving corporation for general corporate purposes after completion of the Transactions) and the Senior Secured Bridge Facility, for the purpose of financing the Offer and the Merger, refinancing certain of The Fresh Market’s existing indebtedness, paying fees and expenses incurred in connection with the Offer and the Merger and the transactions contemplated thereby and for providing ongoing working capital and for other general corporate purposes of the Offeror and its subsidiaries.

In the event that (a) the Closing Date does not occur on or before the Outside Date, as such date may be extended in accordance with the terms of the Merger Agreement, but no later than August 4, 2016, (b) the Merger Agreement is validly terminated in accordance with its terms without the consummation of the Merger having occurred or (c) the closing of the Merger (i) in the case of the Senior Secured Facility, without entering into the Senior Secured Facility or (ii) in the case of the Senior Secured Bridge Facility, without the use of the Senior Secured Bridge Facility, then the Debt Commitment Letter and the commitment of the Lender Parties with respect to the Credit Facilities will automatically terminate, unless the Lender Parties, in their discretion, agree to an extension. The documentation governing the Debt Financing has not been finalized and, accordingly, the actual terms of the Debt Financing may differ from those described in this document. Each of Parent and the Offeror has agreed to use its reasonable best efforts to consummate the Debt Financing on the terms and conditions described in the Debt Commitment Letter. If any portion of the Debt Financing becomes unavailable on the terms and conditions contemplated in the Debt Commitment Letter, each of Parent and the Offeror shall use its reasonable best efforts to arrange and obtain, as promptly as practicable, alternative financing from alternative sources in an amount at least equal to the Debt Financing or such unavailable portion thereof on terms and conditions that are not less favorable to Parent and the Offeror (and their respective affiliates) than as contemplated by the Debt Commitment Letter.

Although the Debt Financing described in this document is not subject to a due diligence or “market out” condition, such financing may not be considered assured. As of the date hereof, no alternative financing arrangements or alternative financing plans have been made in the event the Debt Financing described herein is not available. There is no financing condition to the Offer.

Conditions Precedent to the Debt Commitments. The availability of the Senior Secured Facility and the Senior Secured Bridge Facility are subject to, among other things:

•	consummation of the Offer and the Merger in accordance with the Merger Agreement (without giving effect to any amendment, modification, waiver or consent by Parent that is materially adverse to the interests of the lenders under such facilities, other than with the approval of the lead arrangers thereof);

•	since the date of the Merger Agreement, the absence of a Material Adverse Effect;

•	delivery of certain historical and pro forma financial information about The Fresh Market;

•	cooperation from Parent and its affiliates in marketing the Credit Facilities and the Senior Secured Notes;

•	payment of fees and expenses required by the Debt Commitment Letter; and

•	execution and delivery of definitive documentation.

Credit Facilities. The Credit Facilities will be comprised of (a) the Senior Secured Bridge Facility with a term of seven years and (b) the Senior Secured Facility with a term of five years. The Senior Secured Facility will include sublimits for the issuance of letters of credit and swingline loans.

Barclays Bank PLC (“Barclays”), RBC Capital Markets, LLC, Jefferies Finance LLC, Macquarie Capital (USA) Inc. and UBS Securities LLC will act as joint bookrunners and joint lead arrangers for the Credit Facilities. Barclays will act as sole administrative agent and collateral agent for the Credit Facilities.

Senior Secured Facility.

Interest Rate. Loans under the Senior Secured Facility are expected to bear interest, at the Offeror’s option, at a rate equal to the adjusted LIBOR or an alternate base rate, in each case plus a spread. After the Offeror delivers financial statements for the first full fiscal quarter ending after the closing of the Merger, interest rate margins under the Senior Secured Facility will be subject to reductions based upon a net first lien leverage ratio as agreed upon between the Offeror and the arrangers.

Prepayments. The Offeror will be permitted to make voluntary prepayments with respect to the Senior Secured Facility at any time in minimum principal amounts to be agreed upon, without premium or penalty, subject to reimbursement of the lenders’ redeployment costs in the case of a prepayment of adjusted LIBOR borrowings other than on the last day of the relevant interest period.

Guarantors. All obligations of the Offeror under the Senior Secured Facility and, at the option of the Offeror, under hedging agreements and cash management arrangements will be guaranteed by Parent and each of the existing and future direct and indirect, material wholly-owned domestic subsidiaries of the Offeror (subject to customary exceptions).

Security. The obligations of the Offeror and the guarantors under the Senior Secured Facility and under any hedging agreements and cash management arrangements entered into with a Lender Party or any of its affiliates, will be secured, subject to permitted liens and other agreed upon exceptions, on a first priority basis by a perfected security interest in (a) all of the equity interests of the Offeror directly held by Parent and (b) subject to customary exceptions, substantially all of the material owned assets of the Offeror and each subsidiary guarantor, in each case, whether owned on the Closing Date or thereafter acquired.

Other Terms. The Senior Secured Facility will contain customary representations and warranties and customary affirmative and negative covenants, including, among other things, restrictions on indebtedness, investments, sales of assets, mergers and acquisitions, transactions with affiliates, liens and dividends and other distributions. The Senior Secured Facility will also include customary events of defaults including a change of control to be defined.

Issuance of Senior Secured Notes and/or Bridge Facility. The Offeror plans to issue up to $800 million aggregate principal amount of Senior Secured Notes. The Senior Secured Notes will not be registered under the Securities Act and may not be offered in the United States absent registration or an applicable exemption from registration requirements and nothing herein is or shall be deemed to be an offer or sale of Senior Secured Notes, which may only be made pursuant to appropriate offering documentation. If the offering of Senior Secured Notes by the Offeror is not completed on or prior to the closing of the Merger, the Lender Parties have committed to provide up to $800 million aggregate principal amount of loans under the Senior Secured Bridge Facility to the Offeror. If the Senior Secured Bridge Facility is funded, the Offeror is expected to attempt to issue debt securities to refinance the Senior Secured Bridge Facility, in whole or in part, following the closing date of the Merger, subject to the restrictions on offering and sale described above.

Interest Rate. Commencing on the Closing Date, bridge loans under the Senior Secured Bridge Facility are expected to bear interest at a rate equal to the adjusted LIBOR plus a spread that will increase over time. On the first year anniversary of the Closing Date, any bridge loans under the Senior Secured Bridge Facility will, to the extent not previously repaid in full, convert automatically into senior secured term loans. After such conversion to senior secured term loans, the applicable Lender Party may choose to exchange such senior secured term loans for senior secured exchange notes. The bridge loans and any senior secured term loans will be subject to a maximum rate of interest. Any senior secured term loans or senior secured exchange notes will mature on the seventh anniversary of the Closing Date.

Guarantors. All obligations under the Senior Secured Bridge Facility will be unconditionally guaranteed by each subsidiary guarantor of the Senior Secured Facility on a first-priority senior secured basis, subject to the “superpriority” nature of the Senior Secured Facility and other superpriority debt. The guarantees thereof will rank pari passu in right of payment with all obligations under the Senior Secured Facility and all other senior indebtedness of such subsidiary guarantors.

Change of Control. In the case of bridge loans under the Senior Secured Bridge Facility, the Offeror may be required to offer to prepay such bridge loans following the occurrence of a change of control (to be defined) at 100% of the outstanding principal amount thereof, plus accrued and unpaid interest to the date of repayment. In the case of the senior secured term loans and the senior secured exchange notes, the Offeror may be required to make an offer to prepay such senior secured term loans (or repurchase such senior secured exchange notes), at a price equal to 101% of the principal amount thereof, plus accrued and unpaid interest to the date of repayment (or repurchase).

Other Terms. The Senior Secured Bridge Facility will contain customary representations and warranties and customary affirmative and negative covenants. The Senior Secured Bridge Facility will also include customary events of defaults.

This summary does not purport to be complete and is qualified in its entirety by the full text of the Debt Commitment Letter and the Additional Initial Lender Agreement, copies of which have been filed as Exhibits (b)(1) and (b)(2), respectively, to the Schedule TO and which are incorporated herein by reference.

Equity Financing.

Parent has received the Equity Commitment Letter, dated March 11, 2016, from the Equity Investors pursuant to which the Equity Investors have committed, severally, and not jointly, subject to the conditions of the Equity Commitment Letter, equity financing (“Equity Financing” and together with the Debt Financing, the “Financing”) in an aggregate amount equal to $656 million, for the purpose of enabling (a) Parent to cause the Offeror to accept for payment and pay for any Shares tendered pursuant to the Offer at the Acceptance Time (the “Offer Amount”), (b) Parent to make the payments due under the Merger Agreement to The Fresh Market stockholders and holders of Company Stock Options, Company Restricted Shares, Company RSUs, Company DSUs, PSU Awards and New PSU Awards (the “Merger Amount”) and (c) fees, costs and expenses required to be paid by Parent or the Offeror and, after the Offer Closing and the Merger, the surviving corporation in connection with the Transaction (the “Expenses Amount”). With respect to the Expenses Amount, the conditions to the Equity Investors’ funding obligations under the Equity Commitment Letter are subject to any reasonable and customary out-of-pocket fees, costs and expenses required to be paid to an unaffiliated third party by Parent or the Offer pursuant to the financing provisions of the Merger Agreement in connection with obtaining the Financing becoming due and payable (unless such amounts have been paid, or are paid when they become due and payable, by any other person). With respect to the Offer Amount, the Merger Amount and the Expense Amount (except as may have been funded in accordance with the prior sentence), the conditions to the Equity Investors’ funding obligation under the Equity Commitment Letter include: (1) the execution and delivery of the Merger Agreement by The Fresh Market, (2) the satisfaction or waiver of the Offer Conditions, (3) the substantially contemporaneous acceptance for payment by the Offeror of all shares of Company Common Stock validly tendered and not validly withdrawn pursuant to the Offer, and (4) the satisfaction or waiver of all of the conditions to the Merger.

The Equity Investors’ funding obligations under the Equity Commitment Letter will terminate automatically and immediately upon the earliest to occur of: (a) a valid termination of the Merger Agreement in accordance with its terms subject to certain exceptions, (unless The Fresh Market has previously commenced an action for specific performance under the Equity Commitment Letter, in which case the Equity Commitment Letter will terminate upon the final, non-appealable resolution of such action by a court of competent jurisdiction and the satisfaction by such Equity Investor of any obligations finally determined or agreed to be owed by such Equity Investor, consistent with the terms of the Equity Commitment Letter), (b) the funding of the Aggregate Commitment, (c) The Fresh Market accepting payment in full by the Equity Investors of the Guaranteed Obligations under the Limited Guarantee on the terms and subject to the conditions thereof, and (d) the assertion by The Fresh Market or any of its subsidiaries of certain claims against any Equity Investor and certain other related parties.

The Fresh Market is a third party beneficiary of the Equity Commitment Letter for the limited purpose of causing the Equity Financing to be funded, but only if (a) The Fresh Market is awarded specific performance pursuant to the Merger Agreement, (b) The Fresh Market is enforcing its right to consent to certain matters set forth in the Equity Commitment Letter or (c) The Fresh Market is enforcing the Equity Investors’ obligations to fund the Expenses Amount in accordance with the Equity Commitment Letter.

This summary does not purport to be complete and is qualified in its entirety by reference to the full text of the Equity Commitment Letter, a copy of which has been filed as Exhibit (d)(3) to the Schedule TO and which is incorporated herein by reference.

13.	Conditions of the Offer

Capitalized terms used in this Section 13 –“Conditions of the Offer,” but not defined herein have the respective meanings given to them in the Merger Agreement.

Notwithstanding any other provision of the Offer, the Offeror will not be required to accept for payment or (subject to any applicable rules and regulations of the SEC, including Rule 14e-l(c) under the Exchange Act) pay for, and may delay the acceptance for payment of, or (subject to any rules and regulations) the payment for, any tendered Shares, and, subject to the provisions of the Merger Agreement, may terminate the Offer and not accept for payment any tendered Shares if:

(a) the Minimum Condition has not been satisfied;

(b) the consummation of the Merger has been enjoined or otherwise prohibited under applicable law as a result of a judgment enacted, promulgated, issued, entered, amended or enforced by any governmental authority (the “Restraints Condition”);

(c) the waiting period (and any extension of the waiting period) applicable to the Offer, the Merger and the other Transactions under the HSR Act, as amended, has not expired or been terminated (the “Antitrust Condition”);

(d) The Fresh Market’s representations and warranties contained in the Merger Agreement (subject to materiality and Material Adverse Effect qualifiers) shall not be true and correct as of the Expiration Time (the “Representations Condition”);

(e) The Fresh Market has not complied with or performed in all material respects its obligations due prior to the Expiration Time under the Merger Agreement and such failure to comply or perform has not been cured by the Expiration Time. Parent shall not have received a certificate signed on behalf of The Fresh Market by an executive officer of The Fresh Market to such effect (the “Covenants Condition”);

(f) Since the date of the Merger Agreement, there has been any effect, change, event or occurrence that, individually or in the aggregate, has had or would reasonably be expected to have a Material Adverse Effect. Parent shall not have received a certificate signed on behalf of The Fresh Market to such effect (the “MAE Condition”);

(g) The Merger Agreement has been terminated in accordance with its terms (the “No Termination Condition”); or

(h) The Marketing Period has not been completed (the “Marketing Period Condition”).

The foregoing conditions are for the sole benefit of Parent and the Offeror and, subject to the terms and conditions of the Merger Agreement and applicable law, may be waived by Parent and the Offeror, in whole or in part, at any time and from time to time (other than the Minimum Condition) prior to the Expiration Time. The failure by Parent or the Offeror at any time to exercise any of the foregoing rights will not be deemed a waiver of any such right and each such right will be deemed an ongoing right that may be asserted at any time and from time to time.

14.	Dividends and Distributions

The Fresh Market has not declared or paid cash dividends on its common stock since its initial public offering in 2010.

The Merger Agreement provides that from the date of the Merger Agreement to the Effective Time, The Fresh Market will not, and will not permit any of its subsidiaries to, without the prior consent of Parent, declare, authorize, make or pay any dividends or other distribution (whether in cash, stock, property or otherwise) with respect to any of its capital stock (other than dividends or distributions by a direct or indirect wholly owned subsidiary of The Fresh Market to The Fresh Market or any wholly owned subsidiary of The Fresh Market in the ordinary course of business). See Section 11—“Purpose of the Offer and Plans for The Fresh Market; Transaction Documents—The Merger Agreement—Covenants.”

15.	Certain Legal Matters; Regulatory Approvals

General. Except as otherwise set forth in this Offer to Purchase, based on Parent’s and the Offeror’s review of publicly available filings by The Fresh Market with the SEC and other information regarding The Fresh Market, Parent and the Offeror are not aware of any licenses or other regulatory permits which appear to be material to the business of The Fresh Market and which might be adversely affected by the acquisition of Shares by the Offeror or Parent pursuant to the Offer or of any approval or other action by any governmental, administrative or regulatory agency or authority which would be required for the acquisition or ownership of Shares by the Offeror, or Parent pursuant to the Offer. In addition, except as set forth below, Parent and the Offeror are not aware of any filings, approvals or other actions by or with any governmental authority or administrative or regulatory agency that would be required for Parent’s and the Offeror’s acquisition or ownership of the Shares. Should any such approval or other action be required, Parent and the Offeror currently expect that such approval or action, except as described below under “State Takeover Laws,” would be sought or taken. There can be no assurance that any such approval or action, if needed, would be obtained or, if obtained, that it will be obtained without substantial conditions. In such an event, we may not be required to purchase any Shares in the Offer. See Section 11—“Purpose of the Offer and Plans for The Fresh Market; Transaction Documents—The Merger Agreement—Termination”, Section 11—“Purpose of the Offer and Plans for The Fresh Market; Transaction Documents—The Merger Agreement—Further Action; Efforts” and Section 13—“Conditions of the Offer.”

U.S. Antitrust Compliance. Under the HSR Act, and the related rules and regulations that have been issued by the FTC, certain transactions having a value above specified thresholds may not be consummated until specified information and documentary material (“Premerger Notification and Report Forms”) have been furnished to the FTC and the DOJ and certain waiting period requirements have been satisfied.

It is a condition to the Offeror’s obligation to accept for payment and pay for Shares tendered pursuant to the Offer that the waiting period (and any extension of the waiting period) applicable to the Offer under the HSR Act shall have expired or been terminated. Under the HSR Act, the purchase of Shares in the Offer may not be completed until the expiration of a 15 calendar day waiting period following the filing by the ultimate parent entity of Parent, of a Premerger Notification and Report Form concerning the Offer with the FTC and the Antitrust Division, unless the waiting period is earlier terminated by the FTC. If within the 15 calendar day waiting period either the FTC or the DOJ were to issue a request for additional documentary material or information (a “Second Request”), the waiting period with respect to the Transactions would be extended until ten calendar days following the date of substantial compliance by Parent with that request, unless the FTC or the DOJ terminated the additional waiting period before its expiration. After the expiration of the ten calendar day waiting period, the waiting period could be extended only by court order or with consent of Parent. If either the 15-day or 10-day waiting period expires on a Saturday, Sunday or federal holiday, then such waiting period will be extended until 11:59 p.m. of the next day that is not a Saturday, Sunday or federal holiday. Only one extension of the waiting period pursuant to a Second Request is authorized by the HSR Act. After that time, the waiting period may be extended only by court order or with our consent. The FTC or the Antitrust Division may terminate the additional 10-day waiting period before its expiration. In practice, complying with a Second Request can take a significant period of time. If the HSR Act waiting period expired or was terminated, completion of the Merger would not require an additional filing under the HSR Act if the Offeror owns more than 50% of the outstanding Shares at the time of the Merger or if the Merger occurs within one year after the HSR Act waiting period applicable to the Transactions expired or was terminated.

The FTC and the DOJ frequently scrutinize the legality under the antitrust laws of transactions such as the Offeror’s proposed acquisition of The Fresh Market. At any time before or after the Offeror’s acceptance for payment of Shares pursuant to the Offer, if the DOJ or the FTC believes that the Offer would violate the U.S. federal antitrust laws by substantially lessening competition in any line of commerce affecting U.S. consumers, the FTC and the DOJ have the authority to challenge the Transactions by seeking a federal court order enjoining the Transactions or, if Shares have already been acquired, requiring disposition of those Shares, or the divestiture of substantial assets of the Offeror, The Fresh Market, or any of their respective subsidiaries or affiliates, or seek other conduct relief. At any time before or after consummation of the Transactions, notwithstanding the early termination of the applicable waiting period under the HSR Act, U.S. state attorneys general and private persons may also bring legal action under the antitrust laws seeking similar relief or seeking conditions to the completion of the Offer. There can be no assurance that a challenge to the Offer on antitrust grounds will not be made or, if a challenge is made, what the result will be. If any such action is threatened or commenced by the FTC, the DOJ or any state or any other person, the Offeror may not be obligated to consummate the Offer or the Merger. See Section 13—“Conditions of the Offer.”

The ultimate parent entity of Parent filed a Premerger Notification and Report Form on March 21, 2016. The Fresh Market filed a Premerger Notification and Report Form on March 21, 2016. On March 25, 2016, the parties were informed that the FTC granted early termination of the waiting period under the HSR Act with respect to the Transactions. Accordingly, the Antitrust Condition has been satisfied.

State Takeover Laws. The Fresh Market is incorporated under the laws of Delaware.

A number of states have adopted laws and regulations applicable to attempts to acquire securities of corporations that are incorporated, or have substantial assets, stockholders, principal executive offices or principal places of business, or whose business operations otherwise have substantial economic effects, in such states. In 1982, in Edgar v. MITE Corp., the Supreme Court of the United States invalidated on constitutional grounds the Illinois Business Takeover Statute which, as a matter of state securities law, made takeovers of corporations meeting certain requirements more difficult. However, in 1987, in CTS Corp. v. Dynamics Corp. of America, the Supreme Court held that the State of Indiana could, as a matter of corporate law, constitutionally disqualify a potential acquiror from voting shares of a target corporation without the prior approval of the remaining stockholders where, among other things, the corporation is incorporated, and has a substantial number of stockholders, in the state. Subsequently, in TLX Acquisition Corp. v. Telex Corp., a U.S. federal district court in Oklahoma ruled that the Oklahoma statutes were unconstitutional as applied to corporations incorporated outside Oklahoma in that they would subject such corporations to inconsistent regulations. Similarly, in Tyson Foods, Inc. v. McReynolds, a U.S. federal district court in Tennessee ruled that four Tennessee takeover statutes were unconstitutional as applied to corporations incorporated outside Tennessee. This decision was affirmed by the United States Court of Appeals for the Sixth Circuit. In December 1988, a U.S. federal district court in Florida held in Grand Metropolitan PLC v. Butterworth that the provisions of the Florida Affiliated Transactions Act and the Florida Control Share Acquisition Act were unconstitutional as applied to corporations incorporated outside of Florida. The state law before the Supreme Court was by its terms applicable only to corporations that had a substantial number of stockholders in the state and were incorporated there.

The Fresh Market, directly or through subsidiaries, conducts business in a number of states throughout the United States, some of which have enacted takeover laws. We do not know whether any of these laws will, by their terms, apply to the Offer or the Merger and have not attempted to comply with any such laws. Should any person seek to apply any state takeover law, we will take such action as then appears desirable, which may include challenging the validity or applicability of any such statute in appropriate court proceedings. In the event any person asserts that the takeover laws of any state are applicable to the Offer or the Merger, and an appropriate court does not determine that it is inapplicable or invalid as applied to the Offer or the Merger, we may be required to file certain information with, or receive approvals from, the relevant state authorities. In addition, if enjoined, we may be unable to accept for payment any Shares tendered pursuant to the Offer, or be delayed in continuing or consummating the Offer and the Merger. In such case, we may not be obligated to accept for payment any Shares tendered in the Offer. See Section 13—“Conditions of the Offer.”

16.	Appraisal rights.

No appraisal rights are available to the holders of Shares in connection with the Offer. However, if the Merger takes place pursuant to Section 251(h) of the DGCL stockholders who have not tendered their Shares pursuant to the Offer and who comply with the applicable legal requirements will have appraisal rights under Section 262 of the DGCL. If you choose to exercise your appraisal rights in connection with the Merger and you comply with the applicable legal requirements under the DGCL, you will be entitled to payment for your Shares based on a judicial determination of the fair value of your Shares, together with interest, as determined by the Delaware Court of Chancery. This value may be the same, more or less than the price that the Offeror is offering to pay you in the Offer and the Merger. Moreover, the Offeror may argue in an appraisal proceeding that, for purposes of such a proceeding, the fair value of such Shares is less than the price paid in the Offer and the Merger.

Under Section 262 of the DGCL, where a merger is approved under Section 251(h) of the DGCL, either a constituent corporation before the effective date of the merger, or the surviving corporation within ten days thereafter, shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of

Section 262. The Schedule 14D-9 constitutes the formal notice of appraisal rights under Section 262 of the DGCL. Any holder of Shares who wishes to exercise such appraisal rights or who wishes to preserve his, her or its right to do so, should review the discussion of appraisal rights in the Schedule 14D-9 as well as Section 262 of the DGCL, attached as Annex B to the Schedule 14D-9, carefully because failure to timely and properly comply with the procedures specified may result in the loss of appraisal rights under the DGCL.

Any stockholder wishing to exercise appraisal rights is urged to consult legal counsel before attempting to exercise such rights.

As described more fully in the Schedule 14D-9, if a stockholder elects to exercise appraisal rights under Section 262 of the DGCL with respect to Shares held immediately prior to the Effective Time, such stockholder must do all of the following:

•	within the later of the consummation of the Offer, which shall occur on the date on which acceptance and payment for Shares occurs, and twenty days after the date of mailing of the notice of appraisal rights in the Schedule 14D-9 (which date of mailing is March 25, 2016), deliver to The Fresh Market at the address indicated below, a demand in writing for appraisal of such Shares, which demand must reasonably inform The Fresh Market of the identity of the stockholder and that the stockholder is demanding appraisal;

•	not tender such Shares in the Offer; and

•	continuously hold of record such Shares from the date on which the written demand for appraisal is made through the Effective Time.

The foregoing summary of the rights of The Fresh Market’s stockholders to seek appraisal rights under Delaware law is qualified in its entirety by reference to Section 262 of the DGCL. The preservation and proper exercise of appraisal rights requires strict adherence to the applicable provisions of the DGCL. Failure to fully and precisely follow the steps required by Section 262 of the DGCL for the perfection of appraisal rights may result in the loss of those rights. A copy of Section 262 of the DGCL is included as Annex B to the Schedule 14D-9.

Appraisal rights cannot be exercised at this time. The information provided above is for informational purposes only with respect to your alternatives if the Merger is completed. If you tender your shares in the Offer, you will not be entitled to exercise appraisal rights with respect to your shares but, instead, upon the terms and subject to the conditions to the Offer, you will receive the Offer Price for your Shares.

17.	Fees and Expenses

The Offeror has retained the Depositary and Paying Agent and the Information Agent in connection with the Offer. Each of the Depositary and the Paying Agent and the Information Agent will receive customary compensation, reimbursement for out-of-pocket expenses, and indemnification against certain liabilities in connection with the Offer, including liabilities under the federal securities laws. As part of the services included in such retention, the Information Agent may contact holders of Shares by personal interview, mail, electronic mail, telephone, telex, telegraph and other methods of electronic communication and may request brokers, dealers, commercial banks, trust companies and other nominees to forward the Offer materials to beneficial holders of Shares.

Except as set forth above, neither Parent nor the Offeror will pay any fees or commissions to any broker, dealer, commercial bank, trust company or other nominee for soliciting tenders of Shares pursuant to the Offer. Brokers, dealers, commercial banks, trust companies or other nominees will upon request be reimbursed by the Offeror, upon request, for customary mailing and handling expenses incurred by them in forwarding the offering material to their clients.

18.	Miscellaneous

The Offer is not being made to (nor will tenders be accepted from or on behalf of) holders of Shares in any jurisdiction in which the making of the Offer or the acceptance thereof would not be in compliance with the laws of such jurisdiction. However, the Offeror may, in its discretion, take such action as it may deem necessary to make the Offer in any such jurisdiction and extend the Offer to holders of Shares in such jurisdiction.

The Offeror and Parent have filed with the SEC the Schedule TO (including exhibits) in accordance with the Exchange Act, furnishing certain additional information with respect to the Offer and may file amendments thereto. The Schedule TO and any amendments thereto, including exhibits, may be examined and copies may be obtained from the SEC in the manner set forth in Section 8—“Certain Information Concerning The Fresh Market—Available Information.”

No person has been authorized to give any information or make any representation on behalf of Parent or the Offeror not contained in this Offer to Purchase or in the Letter of Transmittal and, if given or made, that information or representation must not be relied upon as having been authorized. Neither delivery of this Offer to Purchase nor any purchase pursuant to the Offer will, under any circumstances, create any implication that there has been no change in the affairs of Parent, the Offeror, Fresh Market or any of their respective subsidiaries since the date as of which information is furnished or the date of this Offer to Purchase.

Pomegranate Merger Sub, Inc.

March 25, 2016

Schedule A

Directors and Executive Officers of

The Offeror, Parent, Management VIII and Controlling Entities

1.	The Offeror

The Offeror, a Delaware Corporation, was formed on March 10, 2016, solely for the purpose of completing the proposed Offer and Merger and has conducted no business activities other than those related to the structuring and negotiation of the Offer and the Merger and arranging financing therefor. The Offeror is a direct wholly owned subsidiary of Parent and has not engaged in any business except as contemplated by the Merger Agreement. The principal office address of the Offeror is 9 West 57th Street, 43rd Floor, New York, New York 10019. The telephone number at the principal office is 212-515-3200.

Directors and Executive Officers of the Offeror

The name, position, business address, citizenship, present principal occupation or employment and material occupations, positions, offices or employment for the past five years of each of the directors and executive officers of Offeror are set forth below.

Name and Position	Business Address and Citizenship	Present Principal Occupation or Employment and Employment History
Leon Black, President	c/o Apollo Global Management, LLC 9 West 57th Street, 43rd Floor, New York, New York 10019 United States citizen	Mr. Black is the Chairman of the Board of Directors, Chief Executive Officer and a Director of Apollo Global Management, LLC and a Managing Partner of Apollo Management, L.P. In 1990 Mr. Black founded Apollo Management, L.P. and Lion Advisors, L.P. to manage investment capital on behalf of a group of institutional investors, focusing on corporate restructuring, leveraged buyouts, and taking minority positions in growth-oriented companies. From 1977 to 1990, Mr. Black worked at Drexel Burnham Lambert Incorporated, where he served as Managing Director, head of the Mergers & Acquisitions Group and co-head of the Corporate Finance Department. Mr. Black serves on the board of directors of the general partner of AP Alternative Assets and previously served on the board of directors of Sirius XM Radio Inc. Mr. Black is Co-Chairman of The Museum of Modern Art and a trustee of The Mount Sinai Medical Center, and The Asia Society. He is also a member of The Council on Foreign Relations and The Partnership for New York City. He is also a member of the Board of Directors of Faster Cures and the Port Authority Task Force. Mr. Black graduated summa cum laude from Dartmouth College in 1973 with a major in Philosophy and History and received an MBA from Harvard Business School in 1975.

Name and Position	Business Address and Citizenship	Present Principal Occupation or Employment and Employment History
John J. Suydam, Vice President and Secretary	c/o Apollo Global Management, LLC 9 West 57th Street, 43rd Floor, New York, New York 10019 United States citizen	Mr. Suydam joined Apollo in 2006 and serves as Apollo’s Chief Legal Officer. From 2002 to 2006, Mr. Suydam was a partner at O’Melveny & Myers LLP where he served as head of Mergers and Acquisitions and co-head of the Corporate Department. Prior to that time, Mr. Suydam served as Chairman of the law firm O’Sullivan, LLP which specialized in representing private equity investors. Mr. Suydam serves on the boards of The Legal Action Center, Environmental Solutions Worldwide, Inc. and New York University School of Law, and is a member of the Department of Medicine Advisory Board of the Mount Sinai Medical Center. Mr. Suydam received his J.D. from New York University and graduated magna cum laude with a B.A. in History from the State University of New York at Albany.

Andrew S. Jhawar, Vice President and Director	c/o Apollo Global Management, LLC 9 West 57th Street, 43rd Floor, New York, New York 10019 United States citizen	Mr. Jhawar is a Senior Partner of Apollo Management, L.P., having joined in February 2000, where he oversees Apollo’s efforts in the Grocery, Specialty Retail, Food & Beverage and Consumer Products sectors. Prior to joining Apollo, Mr. Jhawar was an investment banker with Donaldson, Lufkin & Jenrette Securities Corporation and, prior to that, Jefferies & Company, where he focused primarily on the structuring, execution and negotiation of high yield debt and equity financing transactions. Mr. Jhawar graduated with an M.B.A. from Harvard Business School and with a B.S. in Economics from the Wharton School of the University of Pennsylvania. In addition, Mr. Jhawar currently sits on and has previously sat on a number of private and public company boards including Hostess Brands, LLC from 2013, Smart & Final, Inc. from 2007 to 2012, Sprouts Farmers Market, Inc. (NASDAQ: SFM) from 2011 to 2016, including as Chairman of the Board from 2013 to 2015, General Nutrition Centers, Inc. (NYSE: GNC) from 2003 to 2007 and Rent-A-Center, Inc. (NASDAQGS: RCII) from 2001 to 2005.

Daniel Flesh, Vice President and Director	c/o Apollo Global Management, LLC 9 West 57th Street, 43rd Floor, New York, New York 10019 United States citizen	Mr. Flesh is a Partner of Apollo, having joined in 2006. Prior to that time, Mr. Flesh was a member of the Investment Banking Division of Bear, Stearns & Co. Inc. Mr. Flesh serves on the board of directors of Hostess Brands, LLC from 2013, CEC Entertainment, Inc. from 2014, and Jacuzzi Brands Corp. from 2013. Mr. Flesh graduated cum laude from the University of Pennsylvania’s Wharton School of Business with a BS in Economics.

Laurie Medley Vice President and Assistant Secretary	c/o Apollo Global Management, LLC 9 West 57th Street, 43rd Floor, New York, New York 10019 United States citizen	Ms. Medley is the General Counsel of Private Equity of Apollo having joined in 2006. Prior to that time, Ms. Medley was associated with the law firms of O’Sullivan, LLP from 2001 to 2002, O’Melveny & Myers LLP from 2002 to 2006 and Akin Gump Strauss Hauer & Feld LLP during 2006. Ms. Medley serves on the board of directors of Taos Ski Valley. Ms. Medley graduated cum laude from the University of Mississippi with a BA in Education and summa cum laude with a JD from Vermont Law School.

2.	Parent

Parent, a Delaware corporation, was formed on March 10, 2016, solely for the purpose of completing the proposed Offer and Merger and has conducted no business activities other than those related to the structuring and negotiation of the Offer and the Merger and arranging financing therefor. Parent has not engaged in any business except as contemplated by the Merger Agreement. The principal office address of Parent is 9 West 57th Street, 43rd Floor, New York, New York 10019. The telephone number at the principal office is 212-515-3200.

3.	Management VIII

Management VIII is a Delaware limited partnership that serves as the manager of Apollo Investment Fund VIII, L.P. and other Apollo investment funds. The general partner of Management VIII is AIF VIII Management, LLC (“AIF VIII LLC”). Apollo Management, L.P. (“Apollo LP”) is the sole member and manager of AIF VIII LLC. Apollo Management GP, LLC (“Management GP”) is the general partner of Apollo LP. Apollo Management Holdings, L.P. (“Management Holdings”) is the sole member and manager of Management GP. Apollo Management Holdings GP, LLC (“Management Holdings GP,” and together with Management VIII, AIF VIII LLC, Apollo LP, Management GP and Management Holdings, the “Apollo Management Entities”) is the general partner of Management Holdings. Leon Black, Joshua Harris and Marc Rowan are the managers, as well as principal executive officers of Management Holdings GP. The principal office address of each of the Apollo Management Entities is 9 West 57th Street, 43rd Floor, New York, New York 10019. The telephone number at the principal office is 212-515-3200.

The principal business of Management VIII is managing Parent, the Equity Investors and other Apollo investment funds. The principal business of AIF VIII LLC is serving as the general partner of Management VIII. The principal business of Apollo LP is serving as the sole member and manager of AIF VIII LP and other Apollo Management Entities. The principal business of Management GP is serving as the general partner of Apollo LP. The principal business of Management Holdings is serving as the sole member and manager of Management GP and other Apollo Management Entities. The principal business of Management Holdings GP is serving as the general partner of Management Holdings LP.

Managers and Principal Executive Officers of Management Holdings GP

The name, position, business address, citizenship, present principal occupation or employment and material occupations, positions, offices or employment for the past five years of the managers and principal executive officers of Management Holdings GP are set forth below.

Name and Position	Business Address and Citizenship	Present Principal Occupation or Employment and Employment History
Leon Black	See respective information under “Directors and Executive Officers of the Offeror” in Section 1 of this Schedule A.	See respective information under “Directors and Executive Officers of the Offeror” in Section 1 of this Schedule A.

Name and Position	Business Address and Citizenship	Present Principal Occupation or Employment and Employment History

Joshua Harris	c/o Apollo Global Management, LLC 9 West 57th Street, 43rd Floor, New York, New York 10019 United States citizen	Mr. Harris is a Senior Managing Director and Director of Apollo Global Management, LLC and Managing Partner of Apollo Management, L.P. which he co-founded in 1990. Prior to 1990, Mr. Harris was a member of the Mergers and Acquisitions Group of Drexel Burnham Lambert Incorporated. Mr. Harris currently serves on the boards of directors of Apollo Global Management, LLC and Berry Plastics Group Inc. Mr. Harris has previously served on the boards of directors of EP Energy, LyondellBasell Industries B.V., CEVA Group plc, Momentive Performance Materials Holdings LLC, the holding company for Constellium, Verso Paper, Metals USA, Nalco Corporation, Allied Waste Industries, Pacer International, General Nutrition Centers, Furniture Brands International, Compass Minerals Group, Alliance Imaging, NRT Inc., Covalence Specialty Materials, United Agri Products, Quality Distribution, Whitmire Distribution, and Noranda Aluminum. Mr. Harris is a member of The Federal Reserve Bank of New York Investors Advisory Committee on Financial Markets. He is a member of the Council on Foreign Relations. Mr. Harris serves as Chairman of the Department of Medicine Advisory Board for The Mount Sinai Medical Center and is on the Board of Trustees of the Mount Sinai Medical Center. He is a member of The University of

Marc Rowan	c/o Apollo Global Management, LLC 9 West 57th Street, 43rd Floor, New York, New York 10019 United States citizen

Pennsylvania’s Wharton Undergraduate Executive Board and is on the Board of Trustees for The Allen-Stevenson School and Harvard Business School. Mr. Harris is on the Board of Trustees for the United States Olympic Committee. He is the Managing Partner of the Philadelphia 76ers and the Managing Member of the New Jersey Devils. Mr. Harris graduated summa cum laude and Beta Gamma Sigma from the University of Pennsylvania’s Wharton School of Business with a BS in Economics and received his MBA from the Harvard Business School, where he graduated as a Baker and Loeb Scholar.

Mr. Rowan is a Senior Managing Director and Director of Apollo Global Management, LLC and Managing Partner of Apollo Management, L.P., which he co-founded in 1990. Prior to that time, Mr. Rowan was a member of the Mergers & Acquisitions Group of Drexel Burnham Lambert Incorporated, with responsibilities in high yield financing, transaction idea generation and merger structure negotiation. Mr. Rowan currently serves on the boards of directors of the general partner of AP Alternative Assets, L.P., Apollo Global Management, LLC, Athene Holding Ltd., Caesars Entertainment Corp., Norwegian Cruise Lines and Beats Music. He has previously served on the boards of directors of AMC Entertainment, Inc., CableCom Gmbh., Countrywide PLC, Culligan Water Technologies, Inc., Furniture Brands International, Mobile Satellite Ventures, National Cinemedia, Inc., National Financial Partners, Inc., New World Communications, Inc., Quality Distribution, Inc., Samsonite Corporation, SkyTerra Communications, Inc., Unity Media SCA, Vail Resorts, Inc. and Wyndham International, Inc.

Name and Position	Business Address and Citizenship	Present Principal Occupation or Employment and Employment History

Mr. Rowan is a founding member and Chairman of Youth Renewal Fund and a member of the Board of Overseers of The Wharton School. He serves on the boards of directors of Jerusalem Online and the New York City Police Foundation. Mr. Rowan graduated Summa Cum Laude from the University of Pennsylvania’s Wharton School of Business with a BS and an MBA in Finance.

The Depositary and Paying Agent for the Offer is:

If delivering by mail:	If delivering by hand or courier:
American Stock Transfer & Trust Company, LLC Operations Center Attn: Reorganization Department P.O. Box 2042 New York, New York 10272-2042	American Stock Transfer & Trust Company, LLC Operations Center Attn: Reorganization Department 6201 15th Avenue Brooklyn, New York 11219

The Information Agent for the Offer is:

D.F. King & Co., Inc.

48 Wall Street, 22nd Floor

New York, NY 10005

Bankers and Brokers Call: (212) 493-3910

Others Call Toll Free: (800) 283-3192

Email: infoagent@dfking.com